   As filed with the Securities and Exchange Commission on December 12, 1997
                                                    Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ZILOG, INC.
             (Exact name of registrant as specified in its charter)

                   Delaware                                3674                        13-3092996
        (State or other jurisdiction of        (Primary Standard Industrial        (I.R.S. Employer
        incorporation or organization)          Classification Code Number)        Identification No.)

   210 East Hacienda Avenue, Campbell, California 95008-6600, (408) 370-8000 (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive officers)

                               Richard R. Pickard
                 Vice President, General Counsel and Secretary
                                  Zilog, Inc.
                            210 East Hacienda Avenue
                        Campbell, California 95008-6600
                                 (408) 370-8000
           (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

      Nathaniel M. Cartmell III                   Daniel S. Sternberg
         Katharine A. Martin              Cleary, Gottlieb, Steen & Hamilton
    Pillsbury Madison & Sutro LLP                  One Liberty Plaza
         2550 Hanover Street                   New York, New York 10006
     Palo Alto, California 94304                    (212) 225-2000
            (650) 233-4500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------------------

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                            Proposed maximum     Proposed maximum
            Title of each class of         Amount to be    offering price per   aggregate offering         Amount of
         securities to be registered      registered(1)         unit(2)              price(2)         registration fee(2)
---------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $0.01 per share     375,000             $20.00             $7,500,000           $2,272.73(3)
===========================================================================================================================

(1) This registration statement relates to shares of Common Stock of the registrant to be retained by holders of the registrant's Common Stock in the proposed merger of TPG Zeus Acquisition Corporation with and into the registrant, with the registrant continuing as the surviving corporation of the merger.

(2) Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based on the proposed offering price to existing holders of the registrant's Common Stock.

(3) A filing fee of $101,257.13 was previously paid by the registrant pursuant to section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing of the preliminary Proxy Statement/Prospectus on August 12, 1997. Pursuant to Rule 457(b) under the Securities Act of 1933, as amended, such fee is being credited against the registration fee, and accordingly, no filing fee is being paid in connection with this registration statement.
                              ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

                                  ZILOG, INC.
                            210 East Hacienda Avenue
                        Campbell, California 95008-6600
                                 (408) 370-8000

To the Stockholders of Zilog, Inc.:

         You are cordially invited to attend a Special Meeting of the stockholders of Zilog, Inc. ("Zilog") to vote on the proposed merger (the "Merger") of TPG Zeus Acquisition Corporation, a Delaware corporation ("Merger Sub"), organized on behalf of TPG Partners II, L.P. ("TPG"), with and into Zilog. The Special Meeting will begin at 10:00 a.m., local time, at the offices of Zilog, Inc., 210 East Hacienda Avenue, Campbell, California 95008-6600, on January 27, 1998.

         At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 20, 1997, by and between TPG and Zilog, as amended by Amendments Number One and Number Two to the Agreement and Plan of Merger, dated as of November 18, 1997 and December 10, 1997, respectively, by and among TPG, Merger Sub and Zilog, and as the same may be amended from time to time (the "Merger Agreement"), and the transactions contemplated thereby, including the Merger. The Merger Agreement provides, among other things, for the merger of Merger Sub with and into Zilog pursuant to which each issued and outstanding share of the common stock, par value $0.01 per share, of Zilog (the "Common Stock") (other than (i) shares of Common Stock held in Zilog's treasury or owned by Zilog, any subsidiary of Zilog, TPG, Merger Sub or any other subsidiary of TPG, which will be canceled, and (ii) shares of Common Stock which are held by a stockholder of Zilog who has properly exercised appraisal rights under Delaware law) will be converted, at the election of the holder thereof, into either (A) the right to receive $20.00 in cash or (B) the right to retain one share of Common Stock which, upon consummation of the Merger, will have those rights, powers, privileges and restrictions described in the enclosed Proxy Statement/Prospectus, subject to the limitation that exactly 375,000 shares of Common Stock shall be retained by existing stockholders of Zilog. In addition, the Merger Agreement requires that each stockholder electing to retain shares of Common Stock enter into a stockholders agreement with Zilog and TPG. Detailed information concerning the Merger is set forth in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully. A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus. A copy of the form of stockholders agreement to be entered into by Zilog, TPG, affiliates of TPG and stockholders retaining shares of Common Stock in the Merger is attached as Annex C to the accompanying Proxy Statement/Prospectus.

         Because 375,000 shares of Common Stock must be retained by existing stockholders of Zilog either through election or proration, the right to receive the $20.00 in cash for each share of Common Stock or to retain that share of Common Stock is subject to proration, as set forth in the Merger Agreement and described in the Proxy Statement/Prospectus. However, Warburg, Pincus Capital Company, L.P. ("Warburg Pincus") has committed to elect to retain up to 375,000 shares of Common Stock. Accordingly, stockholders not electing to retain Common Stock will be assured that they will receive $20.00 in cash for each share of Common Stock held and stockholders electing to retain Common Stock may be subject to proration of such shares, resulting in retention of only a portion of the shares of Common Stock elected to be so retained and receipt of $20.00 per share in cash for each other share of Common Stock.

         The approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock held by stockholders of record on December 10, 1997 (the "Record Date"). Warburg Pincus and its affiliates beneficially owned an aggregate of 5,477,504 shares of Common Stock as of the Record Date, constituting approximately 26.9% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Pursuant to a Stockholders Voting Agreement, dated as of July 20, 1997 and amended as of November 18, 1997 (the "Stockholders Voting Agreement"), by and among TPG, Warburg Pincus and Warburg, Pincus & Co. ("WP"), Warburg Pincus and WP have agreed, among other things, to vote their shares in favor of the Merger and for the adoption of the Merger Agreement. A copy of the Stockholders Voting Agreement is attached as Annex B to the accompanying Proxy Statement/Prospectus.

         Subject to the satisfaction of certain conditions, holders of Common Stock will be entitled to the appraisal rights provided under Delaware law in connection with the Merger as described in the accompanying Proxy
Statement/Prospectus.

         The Board of Directors of Zilog, after careful consideration, has approved the Merger Agreement and determined that the Merger is fair to and in the best interests of Zilog and its stockholders and unanimously recommends that you vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. In reaching its determination, the Board of Directors considered, among other things, the opinion of Lehman Brothers as to the fairness of the cash consideration to be received by the stockholders of Zilog in the Merger from a financial point of view. A copy of Lehman Brothers' opinion is attached as Annex D to the accompanying Proxy Statement/Prospectus. You are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limits of the reviews undertaken by Lehman Brothers.

         IT IS VERY IMPORTANT THAT YOUR SHARES OF COMMON STOCK BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

         EXCEPT FOR COMMON STOCK CERTIFICATES TO BE SURRENDERED WITH THE NON-CASH ELECTION FORM (SENT TO YOU UNDER SEPARATE COVER) PURSUANT TO AN ELECTION TO RETAIN COMMON STOCK IN THE MERGER, STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO BANKBOSTON, N.A., THE EXCHANGE AGENT, UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

         The Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus describing these important matters are attached. If you require assistance in completing your proxy or have questions about voting procedures or the Proxy Statement/Prospectus, please contact Richard R. Pickard, Zilog's Vice President, General Counsel and Secretary, at (408) 370-8000 or Corporate Investor Communications, Inc., Zilog's proxy solicitor, at (888) 881-0529.

December 12, 1997

                                          Sincerely,

                                          Edgar A. Sack
                                          Chairman of the Board

                                  ZILOG, INC.
                            210 East Hacienda Avenue
                        Campbell, California 95008-6600
                                 (408) 370-8000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 27, 1998

To the Stockholders of Zilog, Inc.:

         NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders (including any adjournments or postponements thereof, the "Special Meeting") of Zilog, Inc., a Delaware corporation ("Zilog"), will begin at 10:00 a.m., local time, at the offices of Zilog, Inc., 210 East Hacienda Avenue, Campbell, California 95008-6600, on January 27, 1998, for the following purpose, which is more fully described in the accompanying Proxy Statement/Prospectus:

         To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 20, 1997, by and between TPG Partners II, L.P. ("TPG") and Zilog, as amended by Amendments Number One and Number Two to the Agreement and Plan of Merger, dated as of November 18, 1997 and December 10, 1997, respectively, by and among TPG, TPG Zeus Acquisition Corporation, a Delaware corporation ("Merger Sub"), and Zilog, and as the same may be amended from time to time (the "Merger Agreement"), and the transactions contemplated thereby, including the proposed merger (the "Merger") of Merger Sub with and into Zilog. The Merger Agreement provides, among other things, for the Merger pursuant to which each issued and outstanding share of the common stock, par value $0.01 per share, of Zilog (the "Common Stock") will be converted, at the election of the holder thereof but subject to the limitations set forth in the Merger Agreement, into either (i) the right to receive $20.00 in cash or (ii) the right to retain one share of Common Stock which, upon consummation of the Merger, will have those rights, powers, privileges and restrictions described in the enclosed Proxy Statement/Prospectus, subject to the limitation that exactly 375,000 shares of Common Stock shall be retained by existing stockholders of Zilog. In addition, the Merger Agreement requires that each stockholder electing to retain shares of Common Stock enter into a stockholders agreement with TPG and Zilog. A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus and is incorporated herein by reference. A copy of the form of stockholders agreement to be entered into by Zilog, TPG, affiliates of TPG and stockholders retaining shares of Common Stock in the Merger is attached as Annex C to the accompanying Proxy Statement/Prospectus.

         Because 375,000 shares of Common Stock must be retained by existing stockholders of Zilog either through election or proration, the right to receive the $20.00 in cash for each share of Common Stock or to retain that share of Common Stock is subject to proration, as set forth in the Merger Agreement and described in the Proxy Statement/Prospectus. However, Warburg, Pincus Capital Company, L.P. ("Warburg Pincus") has committed to elect to retain up to 375,000 shares of Common Stock. Accordingly, stockholders not electing to retain Common Stock will be assured that they will receive $20.00 in cash for each share of Common Stock held and stockholders electing to retain Common Stock may be subject to proration of such shares, resulting in retention of only a portion of the shares of Common Stock elected to be so retained and receipt of $20.00 per share in cash for each other share of Common Stock.

         The approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock held by stockholders of record on December 10, 1997 (the "Record Date"). Warburg Pincus and its affiliates beneficially owned an aggregate of 5,477,504 shares of Common Stock as of the Record Date, constituting approximately 26.9% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Pursuant to a Stockholders Voting Agreement, dated as of July 20, 1997 and amended as of November 18, 1997 (the "Stockholders Voting Agreement"), by and among TPG, Warburg Pincus and Warburg, Pincus & Co. ("WP"), Warburg Pincus and WP have agreed, among other things, to vote their shares in favor of the Merger and for the adoption of the Merger Agreement. A copy of the Stockholders Voting Agreement is attached as Annex B to the accompanying Proxy Statement/Prospectus and is incorporated herein by reference.

         Information regarding the Merger and related matters is contained in the accompanying Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

         Only holders of record of shares of Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A complete list of stockholders of Zilog entitled to vote at the Special Meeting will be available for examination, for proper purposes, during ordinary business hours at Zilog's corporate offices, 210 East Hacienda Avenue, Campbell, California 95008-6600, during the ten days prior to the Special Meeting.

         In connection with the Merger, appraisal rights will be available to those stockholders of Zilog who meet and comply with the requirements of section 262 of the Delaware General Corporation Law (the "DGCL"), a copy of which is included as Annex E to the accompanying Proxy Statement/Prospectus. Reference is made to the section entitled "Stockholders' Appraisal Rights" in the accompanying Proxy Statement/ Prospectus for a discussion of the procedures to be followed in asserting appraisal rights under section 262 of the DGCL in connection with the Merger.

         PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

         YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES OF COMMON STOCK YOU OWN. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY (1) ATTENDING AND VOTING IN PERSON AT THE SPECIAL MEETING, (2) GIVING NOTICE OF REVOCATION OF THE PROXY AT THE SPECIAL MEETING OR (3) DELIVERING TO THE SECRETARY OF ZILOG (A) A WRITTEN NOTICE OF REVOCATION OR (B) A DULY EXECUTED PROXY RELATING TO THE SAME SHARES AND MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING, BEARING A DATE LATER THAN THE PROXY PREVIOUSLY EXECUTED. ATTENDANCE AT THE SPECIAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE A REVOCATION OF A PROXY. ALL WRITTEN NOTICES OF REVOCATION AND OTHER COMMUNICATIONS WITH RESPECT TO REVOCATION OF PROXIES SHOULD BE SENT TO ZILOG'S SECRETARY AT ZILOG'S CORPORATE OFFICES AT THE ADDRESS LISTED ABOVE, AND MUST BE RECEIVED BEFORE THE TAKING OF THE VOTE AT THE SPECIAL MEETING.

         STOCKHOLDERS ELECTING TO RETAIN COMMON STOCK SHOULD RETURN THE NON-CASH ELECTION FORM (SENT TO YOU UNDER SEPARATE COVER) TOGETHER WITH DULY ENDORSED COMMON STOCK CERTIFICATES AS INSTRUCTED IN THE PROXY STATEMENT/PROSPECTUS. SEE "THE MERGER--NON-CASH ELECTION" FOR INSTRUCTIONS FOR STOCKHOLDERS ELECTING TO RETAIN SHARES OF COMMON STOCK. OTHERWISE, COMMON STOCK CERTIFICATES SHOULD BE RETAINED UNTIL LETTERS OF TRANSMITTAL ARE RECEIVED AFTER THE EFFECTIVE TIME OF THE MERGER. SEE "THE MERGER--PROCEDURES FOR EXCHANGE OF CERTIFICATES."

         The Board of Directors of Zilog, after careful consideration, has approved the Merger Agreement and determined that the Merger is fair to and in the best interests of Zilog and its stockholders and unanimously recommends that you vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. In reaching its determination, the Board of Directors considered, among other things, the opinion of Lehman Brothers as to the fairness of the cash consideration to be received by the stockholders of Zilog in the Merger from a financial point of view. A copy of Lehman Brothers' opinion is attached as Annex D to the accompanying Proxy Statement/ Prospectus. You are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limits of the reviews undertaken by Lehman Brothers.

         If you have any questions or require additional material, please contact Richard R. Pickard, Zilog's Vice President, General Counsel and Secretary, at (408) 370-8000 or Corporate Investor Communications, Inc., Zilog's proxy solicitor, at (888) 881-0529.

Campbell, California                          Richard R. Pickard
December 12, 1997                             Secretary

                                  ZILOG, INC.

                           PROXY STATEMENT/PROSPECTUS
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 27, 1998

         This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to the stockholders of Zilog, Inc., a Delaware corporation ("Zilog"), in connection with the solicitation of proxies by the Board of Directors of Zilog (the "Board") for use at a Special Meeting of the stockholders (including any adjournments or postponements thereof, the "Special Meeting") of Zilog which will begin at 10:00 a.m., local time, at the offices of Zilog, Inc., 210 East Hacienda Avenue, Campbell, California 95008-6600, on January 27, 1998. This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of TPG Zeus Acquisition Corporation, a Delaware corporation ("Merger Sub"), organized on behalf of TPG Partners II, L.P. ("TPG"), with and into Zilog pursuant to the Agreement and Plan of Merger, dated as of July 20, 1997, by and between TPG and Zilog, as amended by Amendments Number One and Number Two to the Agreement and Plan of Merger, dated as of November 18, 1997 and December 10, 1997, respectively, by and among TPG, Merger Sub and Zilog, and as the same may be amended from time to time (the "Merger Agreement"), and the transactions contemplated thereby, including the Merger.

         Pursuant to the Merger, each share of the common stock, par value $0.01 per share, of Zilog (the "Common Stock") issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than (i) shares of Common Stock held in Zilog's treasury or owned by Zilog, any subsidiary of Zilog, TPG, Merger Sub or any other subsidiary of TPG (the "Excluded Shares"), which will be canceled, and (ii) Dissenting Shares (as defined herein)) will be converted, at the election of the holder thereof, subject to the terms and conditions described herein and in the Merger Agreement, into either (A) the right to receive $20.00 in cash or (B) the right to retain one share of Common Stock which, upon consummation of the Merger, will have those rights, powers, privileges and restrictions described herein, subject to the limitation that exactly 375,000 shares of Common Stock shall be retained by existing stockholders of Zilog.

         Because 375,000 shares of Common Stock must be retained by existing stockholders of Zilog either through election or proration, the right to receive the $20.00 in cash for each share of Common Stock or to retain that share of Common Stock is subject to proration, as set forth in the Merger Agreement and described in this Proxy Statement/Prospectus. However, Warburg, Pincus Capital Company, L.P. ("Warburg Pincus") has committed to elect to retain up to 375,000 shares of Common Stock. Accordingly, stockholders not electing to retain Common Stock will be assured that they will receive $20.00 in cash for each share of Common Stock held and stockholders electing to retain Common Stock may be subject to proration of such shares, resulting in retention of only a portion of the shares of Common Stock elected to be so retained and receipt of $20.00 per share in cash for each other share of Common Stock. For a more detailed description of the proration procedures, see "The Merger--Merger Consideration."

         A copy of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. This Proxy Statement/Prospectus describes the material portions of the Merger Agreement. The description of the Merger Agreement set forth herein is subject to, and is qualified in its entirety by reference to, the text of the Merger Agreement.

         The Merger Agreement requires that each stockholder electing to retain shares of Common Stock enter into a stockholders agreement with Zilog and TPG. A copy of the form of stockholders agreement to be entered into by Zilog, TPG, affiliates of TPG and stockholders retaining shares of Common Stock in the Merger as of the Effective Time (the "Stockholders Agreement") is attached as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. This Proxy Statement/Prospectus describes the material portions of the Stockholders Agreement. The description of the Stockholders Agreement set forth herein is subject to, and is qualified in its entirety by reference to, the text of the Stockholders Agreement.

         In addition, the Merger Agreement provides that options to purchase shares of Common Stock issued under Zilog's stock plans (the "Options") outstanding immediately prior to the Effective Time shall become fully vested and exercisable. At the Effective Time, each Option shall be canceled and converted into the right to receive an amount in cash equal to the excess, if any, of $20.00 over the per share exercise or purchase price of such Option, less applicable withholding taxes. In the event that the amount determined pursuant to the preceding sentence is equal to or less than zero with respect to an Option, such Option shall be canceled by Zilog at the Effective Time without the payment of any consideration.

         This Proxy Statement/Prospectus also constitutes a prospectus of Zilog with respect to the 375,000 shares (subject to the elimination of fractional shares) of Common Stock to be retained by stockholders of Zilog in the Merger.

         The approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Common Stock held by stockholders of record on December 10, 1997 (the "Record Date"). Warburg Pincus and its affiliates beneficially owned an aggregate of 5,477,504 shares of Common Stock as of the Record Date, constituting approximately 26.9% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Pursuant to a Stockholders Voting Agreement, dated as of July 20, 1997 and amended as of November 18, 1997 (the "Stockholders Voting Agreement"), by and among TPG, Warburg Pincus and Warburg, Pincus & Co. ("WP"), Warburg Pincus and its affiliates have agreed, among other things, to vote their shares in favor of the Merger and for the adoption of the Merger Agreement. A copy of the Stockholders Voting Agreement is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. This Proxy Statement/Prospectus describes the material portions of the Stockholders Voting Agreement. The description of the Stockholders Voting Agreement set forth herein is subject to, and is qualified in its entirety by reference to, the text of the Stockholders Voting Agreement.

         The Board of Directors of Zilog, after careful consideration, has approved the Merger Agreement and determined that the Merger is fair to and in the best interests of Zilog and its stockholders and unanimously recommends that you vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. In reaching its determination, the Board of Directors considered, among other things, the opinion of Lehman Brothers as to the fairness of the cash consideration to be received by the stockholders of Zilog in the Merger from a financial point of view. A copy of Lehman Brothers' opinion is attached as Annex D to the accompanying Proxy Statement/Prospectus. You are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limits of the reviews undertaken by Lehman Brothers.

         In connection with the Merger, appraisal rights will be available in respect of shares of Common Stock issued and outstanding immediately prior to the Effective Time which are held by a stockholder of Zilog who has not voted in favor of or consented to the Merger and who has complied with the requirements of section 262 ("Section 262") of the Delaware General Corporation Law (the "DGCL") (such shares of Common Stock being hereinafter referred to as "Dissenting Shares"), a copy of which section is included as Annex E to this Proxy Statement/ Prospectus. Reference is made to the section entitled "Stockholders' Appraisal Rights" in this Proxy Statement/Prospectus for a discussion of the procedures to be followed in asserting appraisal rights under
Section 262 in connection with the Merger.

         The Common Stock is listed for trading on The New York Stock Exchange, Inc. (the "NYSE") under the symbol "ZLG." On December 10, 1997, the closing price of Common Stock was $ 18-11/16 per share. On July 18, 1997, the last trading day before public announcement of the execution of the Merger Agreement, the closing price of Common Stock on the NYSE Composite Transactions Tape was $22-3/8 per share. On November 18, 1997, the last trading day before public announcement of the execution of the amendment to the Merger Agreement, the closing price of the Common Stock was $19-3/16 per share. For information regarding the events leading up to and the reasons for the execution of the amendment to the Merger Agreement, see "The Merger--Background of the Merger" and "--Recommendation of the Board of Directors; Reasons for the Merger." If the Merger is approved by the stockholders of Zilog, Zilog intends to seek to have the Common Stock delisted from the NYSE. See "Risk Factors-- Securities-Related Risk Factors--Delisting of Common Stock from the NYSE."

         This Proxy Statement/Prospectus, the accompanying Notice of Special Meeting, the proxy and the other enclosed documents are first being mailed to stockholders of Zilog on or about December 17, 1997.

         THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT/PROSPECTUS. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

         SEE "RISK FACTORS" BEGINNING ON PAGE 17 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF COMMON STOCK IN CONNECTION WITH AN ELECTION TO RETAIN COMMON STOCK.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Proxy Statement/Prospectus is December 12, 1997.

                               TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

FORWARD-LOOKING STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         The Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Securities-Related Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Company-Related Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Matters to be Considered . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Required Vote  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Voting and Revocation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Record Date; Stock Entitled to Vote; Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Stockholders' Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Recommendation of the Board of Directors; Reasons for the Merger . . . . . . . . . . . . . . . .   28
         Opinion of Zilog's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Non-Cash Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Non-Cash Election Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         Conversion of Merger Sub Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         Stockholders Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         Procedures for Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Effect on Options and Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Executive Officers and Directors of Merger Sub . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Delisting of Common Stock from the NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Termination of SEC Reporting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Resale of Retained Common Stock Following the Merger . . . . . . . . . . . . . . . . . . . . . .   42
         Merger Financings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Unaudited Pro Forma Consolidated Financial Information . . . . . . . . . . . . . . . . . . . . .   43

PRICE OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         Existing Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         Antitakeover Effects of Provisions of the Existing Certificate of Incorporation
                 and Delaware Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

         Capital Stock Following the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Stockholders Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

CERTAIN PROVISIONS OF THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         Certain Pre-Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         No Solicitation of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Delisting of Common Stock from the NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         Board of Directors and Officers of Zilog Following the Merger  . . . . . . . . . . . . . . . . .   53
         Stock and Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         Real Estate Transfer Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         Indemnification and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         Surviving Corporation Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         Reasonable Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         Conditions to the Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         Amendment; Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         Expenses and Certain Required Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

CERTAIN PROVISIONS OF THE STOCKHOLDERS VOTING AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . .   58
         Voting Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         Grant of Irrevocable Proxy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         Transfer Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         Non-Cash Election Under Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         Stockholders Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         Transfer Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         Permitted Transfers by TPG . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         Permitted Transfers by Retaining Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . .   59
         Right of First Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         Tag-Along Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         Drag-Along Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         Piggy Back Registration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         Disposition of Warburg Pincus Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  . . . . . . . . . . . . . . . . . . . . .   62

REGULATORY APPROVALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         Antitrust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64

TPG . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64

STOCKHOLDERS' APPRAISAL RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67

OTHER INFORMATION AND STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67

ANNEX A  AGREEMENT AND PLAN OF MERGER, AS AMENDED
ANNEX B  STOCKHOLDERS VOTING AGREEMENT, AS AMENDED
ANNEX C  FORM OF STOCKHOLDERS AGREEMENT
ANNEX D  OPINION OF LEHMAN BROTHERS
ANNEX E  SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
ANNEX F FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN ANY INFORMATION OR REPRESENTATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE MERGER AND THE SOLICITATION MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES, IN ANY JURISDICTION IN WHICH A SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

         NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER WILL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF ZILOG SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

         Zilog is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Zilog with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1034, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the web site (http://www.sec.gov) maintained by the Commission; or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. As described herein, the Common Stock will be deregistered under the Exchange Act following the Merger if the number of record holders permits such deregistration. If that deregistration occurs, Zilog does not plan to provide any reports or information to its public stockholders other than pursuant to the right to inspect the books and records of Zilog as required by Delaware law.

         This Proxy Statement/Prospectus constitutes a prospectus of Zilog filed as part of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus omits certain information contained in the Registration Statement and related exhibits with respect to Zilog and the retention of Common Stock. Any statement herein concerning the provisions of any document are summaries of such provisions, and in each instance such statement is qualified in its entirety by reference to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Zilog incorporates herein by reference (i) Zilog's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) Zilog's Quarterly Reports on Form 10-Q for the periods ended March 30, 1997, June 29, 1997 and September 28, 1997; (iii) the portions of Zilog's Proxy Statement for the Annual Meeting of Stockholders held on May 21, 1997 that have been incorporated by reference into Zilog's Annual Report on Form 10-K for the year ended December 31, 1996; and (iv) Zilog's Current Reports on Form 8-K dated May 22, 1997, July 22, 1997, November 19, 1997 and December 10, 1997.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ZILOG WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY AFTER RECEIPT OF SUCH REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (EXCLUDING EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE). WITH RESPECT TO DOCUMENTS OF ZILOG INCORPORATED HEREIN BY REFERENCE, REQUESTS SHOULD BE DIRECTED TO ZILOG, INC., INVESTOR RELATIONS, 210 EAST HACIENDA AVENUE, CAMPBELL, CALIFORNIA 95008-6600 (TELEPHONE (408) 370-8000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY SUCH REQUEST SHOULD BE MADE BY JANUARY 17, 1998.

         All reports and definitive proxy or information statements filed by Zilog pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus will be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         Zilog and Superintegration(TM) are trademarks of Zilog, Inc. Trademarks of other corporations and organizations are also referenced in this Proxy Statement/Prospectus.

                           FORWARD-LOOKING STATEMENTS

    This Proxy Statement/Prospectus includes "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act. All statements, other than statements of historical facts, included in this Proxy Statement/Prospectus that address activities, events or developments that Zilog expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of Zilog's and its subsidiaries' business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Zilog in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform to Zilog's expectations and predictions is subject to a number of risks and uncertainties, including the significant considerations and risks discussed in this Proxy Statement/Prospectus; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Zilog and its subsidiaries; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the control of Zilog and its subsidiaries. See "Risk Factors." Consequently, all of the forward-looking statements made in this Proxy Statement/Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by Zilog will be realized or, even if substantially realized, that they will have the expected consequences to or effects on Zilog and its subsidiaries or their business or operations.

                                    SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, in the attached Annexes hereto and in the documents incorporated herein by reference. Stockholders of Zilog are urged to read carefully this Proxy Statement/Prospectus and the attached Annexes in their entirety.

         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF AN ELECTION TO RETAIN COMMON STOCK IN THE MERGER, SEE "RISK FACTORS."

THE SPECIAL MEETING

         TIME AND PLACE; RECORD DATE. The Special Meeting of the stockholders of Zilog will begin at 10:00 a.m., local time, at the offices of Zilog, Inc., 210 East Hacienda Avenue, Campbell, California 95008-6600, on January 27, 1998. Stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. The date of the mailing of this Proxy Statement/Prospectus to stockholders of Zilog will be on or about December 17, 1997. At the close of business on the Record Date, there were 20,333,792 shares of Common Stock outstanding and entitled to vote at the Special Meeting. Each share of Common Stock is entitled to one vote.

         MATTERS TO BE CONSIDERED. The purpose of the Special Meeting is to vote upon a proposal to approve and adopt the Merger Agreement and the Merger, pursuant to which Merger Sub will merge with and into Zilog and Zilog will continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), the separate existence of Merger Sub will terminate and the stockholders of Zilog will receive the consideration described below under "The Merger--Merger Consideration." See "The Special Meeting--Matters to be Considered."

         REQUIRED VOTE. The approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting, provided a quorum is present. If such approval is received, the Effective Time of the Merger is expected to occur as soon as practicable following the Special Meeting.
Warburg Pincus and its affiliates beneficially owned an aggregate of 5,477,504 shares of Common Stock as of the Record Date, constituting approximately 26.9% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Pursuant to the Stockholders Voting Agreement, Warburg Pincus and its affiliates have agreed, among other things, to vote their shares in favor of the Merger and for the adoption of the Merger Agreement. See "The Special Meeting--Required Vote" and "Certain Provisions of the Stockholders Voting Agreement."

         VOTING OF PROXIES. All shares of Common Stock represented by a properly executed proxy received in time for the Special Meeting will be voted in the manner specified in the proxy. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted in accordance with the recommendations of the Board. See "The Special Meeting--Voting and Revocation of Proxies."

         ADJOURNMENTS; REVOCABILITY OF PROXIES. If the Special Meeting is adjourned, for whatever reason, the approval of the Merger Agreement shall be considered and voted upon by stockholders of Zilog at the subsequent, reconvened meeting, if any.

         You may revoke your proxy at any time prior to its exercise (i) by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy),
(ii) by giving notice of revocation of your proxy at the Special Meeting or
(iii) by delivering (A) a written notice of revocation of your proxy or (B) a duly executed proxy relating to the matters to be considered at the Special Meeting, bearing a date later than the proxy previously executed. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Zilog, Inc., 210 East Hacienda Avenue, Campbell, California 95008-6600, Attention: Secretary, and must be received before the taking of the votes at the Special Meeting. Unless revoked in one of the manners set forth above, proxies will be voted at the Special Meeting as described above.

         SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by Zilog. Zilog may solicit proxies and Zilog's directors, officers and employees may also solicit proxies by telephone, telegram or personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will be made to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Common Stock. Such persons will be paid reasonable out-of-pocket expenses. Corporate Investor Communications, Inc. ("CIC") will assist in the solicitation of proxies by Zilog for an estimated fee of $5,000.00, plus reasonable out-of-pocket expenses. See "The Special Meeting--Solicitation of Proxies." If you have any questions or require additional material, please call Richard R. Pickard, Zilog's Vice President, General Counsel and Secretary, at (408) 370-8000 or CIC at (888) 881-0529.

         HOLDERS OF COMMON STOCK SHOULD NOT SEND COMMON STOCK CERTIFICATES WITH THEIR PROXIES. HOWEVER, SEE "THE MERGER--NON-CASH ELECTION PROCEDURE" FOR INSTRUCTIONS FOR STOCKHOLDERS ELECTING TO RETAIN SHARES OF COMMON STOCK.

         For additional information relating to the Special Meeting, see "The Special Meeting."

THE MERGER

         PARTIES TO THE MERGER.

         Zilog, Inc. Zilog is a worldwide designer, developer, manufacturer and marketer of semiconductor products for use in the high-growth consumer electronics, data communications and computer peripherals end-markets with a leading position in several market applications. Zilog produces integrated circuits ("ICs"), which are groups of very small, interconnected electronic elements. Zilog's ICs are primarily application specific standard products ("ASSPs"), which are designed for a particular market application and can be used by multiple customers. Zilog's focus is on high value-added, solutions-oriented products. Through Zilog's proprietary Superintegration(TM) design technology, Zilog works with its customers to develop customized ASSPs by selecting from its extensive library of designs and then making modifications in order to meet the customer's cost, time-to-market and product differentiation requirements. Zilog believes that the Superintegration(TM) process, combined with its long-standing relationships with other technology leaders, will continue to enable it to develop significant new products and differentiate Zilog from its competitors. Zilog's principal executive offices are located at 210 East Hacienda Avenue, Campbell, California 95008-6600, and Zilog's telephone number is (408) 370-8000. See "The Company."

         TPG. TPG is a Delaware limited partnership organized in March 1997 to pursue public and private investment opportunities through a variety of methods, including leveraged buyouts, joint ventures, restructurings, bankruptcies and strategic public securities investments. TPG together with two affiliated partnerships currently have aggregate committed equity capital of over $3.2 billion. Merger Sub is a Delaware corporation formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has conducted its operations as contemplated thereby. TPG and Merger Sub maintain their principal offices at 201 Main Street, Suite 2420, Fort Worth, Texas 76102. Their telephone number at that location is (817) 871-4000. See "TPG."

         EFFECT OF THE MERGER. At the Effective Time, Merger Sub will be merged with and into Zilog, and Zilog will continue as the Surviving Corporation in the Merger. Subject to certain provisions as described herein with respect to Excluded Shares, and with respect to fractional shares and Dissenting Shares, and subject to the effects of proration as described herein,
(i) each issued and outstanding share of Common Stock (other than Electing Shares, as defined below) will be converted into the right to receive in cash from Zilog following the Merger an amount equal to $20.00 (the "Cash Election Price") and (ii) each issued and outstanding share of Common Stock with respect to which an election to retain Common Stock (a "Non-Cash Election") has been made and not revoked or lost in accordance with the Merger Agreement (an "Electing Share") will be converted into the right to retain one fully paid and nonassessable share of Common Stock (a "Non-Cash Election Share"). Each stockholder of Zilog may receive the Cash Election Price with respect to some of the stockholder's shares of Common Stock and Non-Cash Election Shares with respect to other shares of Common Stock; provided, that the aggregate number of shares of Common Stock to be retained at the Effective Time shall be 375,000 (the "Non-Cash Election Number").

         Holders of Non-Cash Election Shares ("Retaining Stockholders") will be subject to several risks, including the risk that the value of the Common Stock may decrease below $20.00 in the future, risks associated with owning a minority position in a highly leveraged company and risks associated with the anticipated loss of liquidity of the Common Stock. It is expected that the Common Stock will be delisted from trading on the NYSE and deregistered under the Exchange Act, resulting in a significant decrease in the information available to stockholders and in a material adverse effect on the trading market for the Common Stock. See "Risk Factors" for additional factors holders of Common Stock should carefully consider in connection with an evaluation of their potential election to retain Common Stock in the Merger. Stockholders who elect to receive $20.00 in cash for their Common Stock will lose the opportunity to participate in future increases, if any, in the value of the Common Stock, including in connection with any future public offering of Zilog capital stock or a sale of all or a portion of Zilog. See "Risk Factors."

         Assuming the Merger were to have been consummated as of the Record Date, 19,958,792 of the then issued and outstanding shares of Common Stock would have been converted into cash, as described above, and the remaining 375,000 of the then issued and outstanding shares would have been retained by existing stockholders of Zilog, subject to the elimination of fractional shares. Warburg Pincus has committed to elect to retain 375,000 shares of Common Stock less the aggregate number of Electing Shares, if any, held by stockholders of Zilog other than Warburg Pincus. Thus, all stockholders of Zilog who do not elect to retain Common Stock will be assured that they will receive $20.00 in cash for each share held by such stockholders, and all stockholders of Zilog who elect to retain Common Stock may experience proration of such shares, resulting in the retention of only a portion of the shares of Common Stock they elect to retain and the receipt of $20.00 per share in cash for each of their other shares of Common Stock. The 375,000 shares of Common Stock to be retained by existing stockholders of Zilog will constitute approximately 6.0% of the equity capital and 10% of the voting power of Zilog following the Merger. See "The Merger--Merger Consideration" for examples illustrating the potential effects of proration. See also "Description of Capital Stock--Capital Stock Following the Merger."

         RECOMMENDATION OF THE BOARD OF DIRECTORS. The Board, at a meeting duly called and held, has (i) determined that the Merger is fair to and in the best interests of Zilog and its stockholders and (ii) unanimously recommends that stockholders of Zilog approve and adopt the Merger Agreement and the transactions contemplated thereby including the Merger. The recommendation of the Board with respect to the Merger was based on a number of factors. See "The Merger--Background of the Merger" and "--Recommendation of the Board of Directors; Reasons for the Merger."

         OPINION OF ZILOG'S FINANCIAL ADVISOR. On November 18, 1997, Lehman Brothers delivered its opinion, which was subsequently confirmed in writing (the "Lehman Brothers Opinion"), to the Board to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed cash consideration to be received by the holders of Common Stock in the Merger was fair to such stockholders from a financial point of view. A copy of the Lehman Brothers Opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Lehman Brothers, is attached as Annex D to this Proxy Statement/Prospectus. Stockholders are urged to read the Lehman Brothers Opinion in its entirety. See "The Merger--Opinion of Zilog's Financial Advisor."

         NON-CASH ELECTION. Record holders of shares of Common Stock will be entitled to make a Non-Cash Election, on or prior to the Election Date (as defined below), to retain Non-Cash Election Shares. If the number of Electing Shares exceeds the Non-Cash Election Number, then (i) the number of Electing Shares covered by a holder's Non-Cash Election to be converted into the right to retain Non-Cash Election Shares will be determined by multiplying the total number of Electing Shares covered by such Non-Cash Election by a proration factor determined by dividing the Non-Cash Election Number by the total number of Electing Shares and (ii) such number of Electing

Shares will be so converted. All Electing Shares, other than those shares converted into the right to retain Non-Cash Election Shares as described in the immediately preceding sentence, will be converted into cash (on a consistent basis among stockholders who made the election to retain Non-Cash Election Shares, pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares.

         If a stockholder elects to make a Non-Cash Election and receives cash as a result of the proration procedures described above, such stockholder may receive dividend treatment (rather than capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See "Risk Factors--Securities-Related Risk Factors--Certain Proration Risks" and "--Securities-Related Risk Factors--Federal Income Tax Consequences." See also "The Merger--Federal Income Tax Consequences."

         Because Warburg Pincus has committed to elect to retain up to 375,000 shares of Common Stock, all stockholders who do not elect to retain Common Stock will be assured that they will receive $20.00 per share in cash for each of their shares of Common Stock. If, however, for any reason the number of Electing Shares is less than the Non-Cash Election Number, then (i) all Electing Shares will be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement, (ii) additional shares of Common Stock, other than Electing Shares, Excluded Shares and Dissenting Shares, will be converted into the right to retain Non-Cash Election Shares, which number of additional shares shall be determined by multiplying the total number of shares, other than Electing Shares, Excluded Shares and Dissenting Shares, by a proration factor determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares by (y) the total number of shares of Common Stock, other than Electing Shares, Excluded Shares and Dissenting Shares, and (iii) such additional shares of Common Stock shall be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement (on a consistent basis among stockholders who held shares of Common Stock as to which they did not make a Non-Cash Election, pro rata to the number of shares as to which they did not make such election). See "The Merger--Non-Cash Election."

         In addition, the Merger Agreement requires that each Retaining Stockholder enter into a Stockholders Agreement with Zilog and TPG, a copy of the form of which is attached as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. Upon entering into the Stockholders Agreement, each Retaining Stockholder will become entitled to all of the rights and subject to all of the obligations and otherwise bound by all of the provisions thereof, in each case applicable to each such holder. See "Certain Provisions of the Stockholders Agreement."

         Upon consummation of the Merger, the Non-Cash Election Shares will have those rights, powers, privileges and restrictions as described in this Proxy Statement/Prospectus. See "Description of Capital Stock--Capital Stock Following the Merger."

         NON-CASH ELECTION PROCEDURE. Stockholders of Zilog electing to retain Non-Cash Election Shares must properly complete and sign the Non-Cash Election Form, which is being sent to you under separate cover. The Non-Cash Election Form, together with all certificates representing shares of Common Stock duly endorsed in blank or otherwise in form acceptable for transfer on the books of Zilog (or by appropriate guarantee of delivery, as set forth in such Non-Cash Election Form), must be received by BankBoston, N.A. (the "Exchange Agent") at one of the addresses listed on the Non-Cash Election Form by 5:00 p.m., Eastern time, on the second trading day next preceding the date of the Special Meeting, January 23, 1998 (the "Election Date"), and must not be withdrawn. See "The Merger--Non-Cash Election Procedure."

         FRACTIONAL SHARES. Fractional shares of Common Stock will not be issued in the Merger. Stockholders otherwise entitled to retain a fractional share of Common Stock following the Merger will be paid cash in lieu of such fractional share determined and paid as described in "The Merger--Fractional Shares."

         CONDITIONS TO THE MERGER. The obligations of the parties to the Merger Agreement to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite Zilog stockholder approval, the termination or expiration of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger. The obligations of TPG and Merger Sub to consummate the Merger are subject to various conditions, including, without limitation, their obtaining the Merger Financings (as defined herein) for the Merger on the terms set forth in the Commitment Letters (as defined herein) or on other terms reasonably satisfactory to TPG. See "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger" and "Regulatory Approvals."

         REGULATORY APPROVALS. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On August 15, 1997, Zilog, TPG and Merger Sub filed Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division. On September 2, 1997, the FTC and the Antitrust Division granted early termination of the waiting period under the HSR Act with respect to the Merger effective immediately. See "Regulatory Approvals."

         FEDERAL INCOME TAX CONSEQUENCES. For a summary of the material U.S. federal income tax consequences of the Merger, see "The Merger--Federal Income Tax Consequences."

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT HOLDERS OF COMMON STOCK CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

         TREATMENT OF OPTIONS. At the Effective Time, each Option, whether or not otherwise exercisable, shall become fully vested and exercisable. At the Effective Time, each Option shall be canceled by Zilog and each holder of any such canceled Option having an exercise or purchase price of less than the Cash Election Price will receive, in consideration of such cancellation, a payment from Zilog after the Merger (less applicable withholding taxes) equal to the product of (i) the total number of shares of Common Stock subject or related to such Option and (ii) the excess of the Cash Election Price over the exercise or purchase price per share of Common Stock subject or related to such Option, payable in cash within five days of the Effective Time. Each Option having an exercise or purchase price equal to or greater than the Cash Election Price will be canceled by Zilog at the Effective Time without the payment of any consideration. Following the Effective Time, no current holder of an Option granted under any of Zilog's stock plans nor any participant under other plans, programs or arrangements shall have any right thereunder to acquire equity securities of Zilog or the Surviving Corporation. See "The Merger--Effect on Options and Employee Benefit Matters."

         INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain directors and officers of Zilog have interests, described below, that may present them with potential conflicts of interest in connection with the Merger. The Board is aware of the conflicts and considered them in addition to the other matters described under "The Merger--Background of the Merger" and "--Recommendation of the Board of Directors; Reasons for the Merger" when it approved the Merger Agreement and recommended that stockholders vote in favor of the Merger.

         Pursuant to employment agreements with Zilog, upon consummation of the Merger, the terms of employment of certain executive officers of Zilog will be automatically extended for 24 months from the earlier of the Effective Time or the expiration date of each respective employment agreement. Such executive officers will also be entitled to certain payments upon termination of their employment after the Effective Time under specified conditions. See "The Merger--Interests of Certain Persons in the Merger."

         The Merger Agreement provides that Zilog's bonus plans (as in effect on or before March 1, 1997) will be maintained after the Merger through the end of the 1997 fiscal year. The maximum amount that may be payable under the Employee Performance Incentive Plan is $4,000,000, with the payouts to occur in the first quarter of 1998. The maximum amount that may be payable under the Executive Bonus Plan is $1,900,000 for the 1997 plan year, with the payouts to occur in the first quarters of 1999 and 2000. Residual payments for the 1996 and 1995 plan years will not exceed $1,081,000 payable in the first quarter of 1998 and $589,400 payable in the first quarter of 1999.

         Shares of Common Stock held by officers and directors of Zilog will be converted into the right to receive the same consideration as shares of Common Stock held by other stockholders. Options held by officers and directors of Zilog will be treated in the same manner as any stock options held by other Option holders. See "The Merger--Effect on Options and Employee Benefit Matters."

         Pursuant to the Merger Agreement, the Surviving Corporation will indemnify all present directors and officers of Zilog and its subsidiaries and will, subject to certain limitations, maintain for six years directors' and officers' insurance and an indemnification policy containing terms and conditions which are not less advantageous than any such policy which may be in effect prior to the Effective Time. See "Certain Provisions of the Merger Agreement--Indemnification and Insurance."

         TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated by mutual written consent or by either TPG or Zilog if: (i) the Merger is not consummated by February 28, 1998; (ii) the Merger is prohibited or permanently enjoined by a governmental entity; or (iii) the requisite approval of Zilog's stockholders is not obtained at a meeting of stockholders of Zilog which is duly convened or any adjournment thereof. Subject to certain conditions, TPG or Merger Sub may terminate the Merger Agreement if: (i) any of Zilog's representations and warranties are not true and correct and cannot be cured within a specified period; (ii) Zilog fails to perform a material obligation under the Merger Agreement and such failure cannot be cured within a specified period; or (iii) the Board (A) withdraws or modifies in a manner adverse to TPG or Merger Sub its approval or recommendation of the Merger or Merger Agreement or (B) approves or recommends any Takeover Proposal (as defined herein) or acquisition agreement other than the Merger, or resolves to take any of the actions set forth in clauses (A) or (B) above. Subject to certain conditions, Zilog may terminate the Merger Agreement if: (i) the Board concludes in good faith, based on advice from outside counsel, that terminating the Merger Agreement would be consistent with its fiduciary responsibilities to Zilog's stockholders under applicable law, provided that TPG shall have received written notice that the Board received a Takeover Proposal which may constitute a Superior Proposal and Zilog pays the termination fee described below; (ii) any of TPG's or Merger Sub's representations and warranties is not true and correct and cannot be cured within a specified period; or (iii) TPG or Merger Sub fails to perform a material obligation under the Merger Agreement, and such failure cannot be cured within a specified period. See "Certain Provisions of the Merger Agreement--Termination."

         In the event of termination of the Merger Agreement under certain circumstances generally involving the existence of a competing third party offer, Zilog would be required to pay TPG $15 million. TPG would similarly be required to pay Zilog $5 million if the Merger Agreement were terminated under other specified circumstances involving the failure of TPG to obtain the Merger Financings. See "Certain Provisions of the Merger Agreement--Expenses and Certain Required Payments."

         STOCKHOLDERS VOTING AGREEMENT. Under the Stockholders Voting Agreement between TPG, on the one hand, and Warburg Pincus and WP (collectively, the "Warburg Stockholders"), on the other hand, (i) the Warburg Stockholders have severally agreed to the following: (A) to vote their shares of Common Stock in favor of the Merger and the Merger Agreement, (B) if requested by TPG, to irrevocably grant to TPG their proxies and attorneys-in-fact (with full power of substitution) to vote their shares of Common Stock, (C) to refrain from transferring their shares of Common Stock, and (D) to refrain from directly or indirectly soliciting, initiating or encouraging third party proposals to acquire Zilog; and (ii) that Warburg Pincus will make a Non-Cash Election with respect to 375,000 shares of Common Stock less the aggregate number of Electing Shares, if any, held by stockholders of Zilog other than Warburg Pincus in connection with the Merger and will enter into the Stockholders Agreement with each other Retaining Stockholder, Zilog, TPG and affiliates of TPG. See "Certain Provisions of the Stockholders Voting Agreement."

         STOCKHOLDERS AGREEMENT. The Merger Agreement requires that each Retaining Stockholder enter into the Stockholders Agreement with Zilog, TPG and affiliates of TPG, a copy of the form of which is attached as Annex C to this

Proxy Statement/Prospectus and is incorporated herein by reference. TO THE EXTENT THAT A STOCKHOLDER RETAINS NON-CASH ELECTION SHARES FOLLOWING CONSUMMATION OF THE MERGER, BY COMPLETING THE NON-CASH ELECTION FORM AND RETURNING SUCH NON-CASH ELECTION FORM TO THE EXCHANGE AGENT TOGETHER WITH STOCK CERTIFICATES REPRESENTING SHARES OF COMMON STOCK, THE STOCKHOLDER WILL BE DEEMED TO HAVE SIGNED AND BECOME A PARTY TO THE STOCKHOLDERS AGREEMENT AS OF THE EFFECTIVE TIME. Accordingly, holders of Non-Cash Election Shares after the Merger will receive the benefits and be subject to the obligations set forth in the Stockholders Agreement. See "Certain Provisions of the Stockholders Agreement."

         CONVERSION OF COMMON STOCK. In the Merger, all of the outstanding capital stock of Merger Sub, which will be held by TPG and certain of its affiliates, will be converted into 3,375,000 shares of Common Stock, 1,250,000 shares of class A non-voting common stock, par value $0.01 per share ("Class A Non-Voting Common Stock"), and 250,000 shares of a new series of non-voting 13.5% pay-in-kind preferred stock, stated value $100.00 per share ("New Preferred Stock"), of the Surviving Corporation, which will constitute approximately 94.0% of the total equity capital and 90.0% of the voting power of Zilog following the Merger. See "Description of Capital Stock--Capital Stock Following the Merger."

         STOCKHOLDERS' APPRAISAL RIGHTS. Each stockholder of Common Stock has a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for his or her shares in cash by complying with the provisions of Delaware law, including Section 262. A stockholder who wishes to exercise such rights must deliver to Zilog, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is effected and must not vote in favor of the Merger. The full text of Section 262 is attached as Annex E to this Proxy Statement/Prospectus. See "Stockholders' Appraisal Rights" for a further discussion of such rights and the legal consequences of voting shares of Common Stock in favor of the Merger.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of Zilog and related notes thereto incorporated herein by reference. These consolidated financial statements have been audited by Ernst & Young LLP, independent auditors, whose report thereon is also incorporated herein by reference. The selected consolidated financial data as of December 31, 1992, 1993 and 1994 and for each of the two years in the period ended December 31, 1993 are derived from audited consolidated financial statements of Zilog not incorporated herein by reference. The selected consolidated financial data for the nine months ended September 29, 1996 and September 28, 1997, and as of September 28, 1997, have been derived from, and should be read in conjunction with, the unaudited consolidated financial statements of Zilog and related notes thereto incorporated herein by reference. The results for the nine months ended September 28, 1997 are not necessarily indicative of results to be expected for a full fiscal year. See "Available Information," "Incorporation of Certain Documents by Reference," and "Forward-Looking Statements."

                                                         Year Ended December 31,                          Nine Months Ended
                                        -----------------------------------------------------------    ----------------------
                                                                                                       Sept 29,      Sept 28,
                                           1992        1993        1994         1995        1996         1996          1997
                                        ---------    ---------   ---------   ---------    ---------    ---------    ---------
                                                     (in thousands, except per share data)                   (unaudited)
Consolidated Statements of
  Operations Data:
Net sales ...........................     145,666      202,727     223,316     265,122      298,425      230,261      202,218
Costs and expenses:
  Cost of sales .....................      76,492      105,727     111,288     135,066      175,319      131,653      130,061
  Research and development ..........      16,257       20,833      23,048      24,546       30,548       22,359       22,305
  Selling, general and administrative      29,798       37,619      37,790      41,943       47,934       36,352       35,754
                                        ---------    ---------   ---------   ---------    ---------    ---------    ---------
                                          122,547      164,179     172,126     201,555      253,801      190,364      188,120
                                        ---------    ---------   ---------   ---------    ---------    ---------    ---------
Operating income ....................      23,119       38,548      51,190      63,567       44,624       39,897       14,098
Other income (expense):
  Interest income, net ..............       2,123        2,463       2,496       2,676        2,443        1,830        1,757
  Other, net, including license and
    royalty income and expense ......        (107)         813         860        (360)        (911)      (1,251)         (93)
                                        ---------    ---------   ---------   ---------    ---------    ---------    ---------
Income before income taxes ..........      25,135       41,824      54,546      65,883       46,156       40,476       15,762
Provision for income taxes ..........       9,340       15,057      19,637      23,418       16,155       14,167        4,260
                                        ---------    ---------   ---------   ---------    ---------    ---------    ---------
Net income ..........................   $  15,795    $  26,767   $  34,909   $  42,465    $  30,001    $  26,309    $  11,502
                                        =========    =========   =========   =========    =========    =========    =========
Net income per share ................   $    0.94    $    1.43   $    1.80   $    2.09    $    1.47    $    1.29    $    0.55
                                        =========    =========   =========   =========    =========    =========    =========
Number of shares used in computing
  per share amounts .................      16,893       18,779      19,380      20,285       20,454       20,434       20,739
                                        =========    =========   =========   =========    =========    =========    =========

                                                                 As of December 31,                                  As of
                                       ---------------------------------------------------------                    Sept 28,
                                          1992         1993         1994        1995        1996                      1997
                                       ---------     ---------    ---------   ---------   ---------                ---------
CONSOLIDATED BALANCE SHEET DATA:
Working capital .....................     52,869       88,131       85,173     102,761      88,567                  122,341
Total assets ........................    148,404      212,470      286,691     353,430     401,066                  410,717
Stockholders' equity ................    108,136      165,580      212,595     278,864     325,280                  338,656

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)

    The selected unaudited pro forma consolidated financial information of Zilog, as adjusted to give effect to the Merger, have been derived from, and should be read in conjunction with, the unaudited pro forma consolidated financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. The selected unaudited pro forma consolidated financial information is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor is such financial information necessarily indicative of Zilog's future operating results or financial position. The unaudited pro forma consolidated balance sheet data reflects the Merger as if it had occurred on September 28, 1997. The unaudited pro forma consolidated statements of operations data for the year ended December 31, 1996 and the nine-month period ended September 28, 1997 reflects the Merger as if it had occurred on January 1, 1996 and January 1, 1997, respectively. The pro forma adjustments were applied to the historical financial statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of Zilog's assets and liabilities have not been affected by the Merger. See "Available Information," "Incorporation of Certain Documents by Reference" and "Selected Historical Consolidated Financial Data."

                                                  Year Ended December 31, 1996               Nine Months Ended September 28, 1997
                                         ----------------------------------------------  ------------------------------------------
                                           Historical    Adjustments      Pro Forma      Historical     Adjustments      Pro Forma
                                         -------------  --------------  --------------  ------------   --------------  -------------
                                                                  (in thousands, except per share amounts)
PRO FORMA CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:
Net sales..............................  $    298,425                   $     298,425   $   202,218                    $    202,218

Costs and expenses:
  Cost of sales  ......................       175,319                         175,319       130,061                         130,061
  Research and development ............        30,548                          30,548        22,305                          22,305
  Selling, general and administrative          47,934                          47,934        35,754                          35,754
                                         ------------                   -------------   -----------                    ------------
                                              253,801                         253,801       188,120                         188,120
                                         ------------                   -------------   -----------                    ------------

Operating income ......................        44,624                          44,624        14,098                          14,098

Other income (expense):
  Interest income  ....................         2,733   $      (2,168)            565         1,963    $      (1,443)           520
  Interest expense ....................          (290)        (25,333)        (25,623)         (206)         (19,000)       (19,206)
  Other, net ..........................          (911)                           (911)          (93)                            (93)
                                         ------------   -------------   -------------   -----------    -------------   ------------
Income (loss) before income taxes......        46,156         (27,501)         18,655        15,762          (20,443)        (4,681)

Provision (benefit) for income taxes...        16,155          (8,693)          7,462         4,260           (6,132)        (1,872)
                                         ------------   -------------   -------------   -----------    -------------   ------------
Net income (loss)......................  $     30,001   $     (18,808)  $      11,193   $    11,502    $     (14,311)  $     (2,809)
                                         ============   =============   =============   ===========    =============   ============

Preferred dividend requirement ........                                        (3,375)                                       (2,531)
                                                                        -------------                                  ------------
Income (loss) applicable to common
  stockholders ........................                                 $       7,818                                  $     (5,340)
                                                                        =============                                  ============

Net income (loss) per share............  $       1.47                   $        1.56   $      0.55                    $      (1.07)
                                         ============                   =============   ===========                    ============

Number of shares used in computing
  share amounts  ......................        20,454                           5,000        20,739                           5,000
                                         ============                   =============   ===========                    ============

                                                     As of December 31, 1996                      As of September 28, 1997
                                          ------------------------------------------  --------------------------------------------
                                            Historical                  Pro Forma      Historical     Adjustments      Pro Forma
                                          --------------              --------------  ------------   --------------  -------------
                                                                (in thousands, except per share amounts)
PRO FORMA CONSOLIDATED BALANCE SHEET
  DATA:
Working capital . . . . . . . . . . . .                                               $    122,341   $     (57,844)  $     64,497
Total assets  . . . . . . . . . . . . .                                                    410,717         (50,791)       359,926
Total stockholders' equity  . . . . . .                                                    338,656        (303,938)        34,718
Book value per share (1)  . . . . . . .   $       16.16               $   (0.78)             16.72                           1.94

___________

(1) Computed by dividing common stockholders' equity by the number of outstanding shares of Common Stock at the end of the period on a historical or pro forma basis.

                                  RISK FACTORS

         Holders of Common Stock should carefully consider the following factors in connection with their consideration of an election to retain Common Stock in the Merger.

         This Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. Zilog's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Proxy Statement/Prospectus. See "Forward-Looking Statements."

SECURITIES-RELATED RISK FACTORS

         SUBSTANTIAL LEVERAGE; STOCKHOLDERS' EQUITY; LIQUIDITY. In connection with consummating the transactions contemplated by the Merger Agreement, Zilog will become the borrower under the Merger Financings arranged by TPG to (i) fund payment of the cash consideration in the Merger, (ii) pay the fees and expenses incurred in connection with the Merger and the Merger Financings and
(iii) provide for anticipated working capital requirements. Although the definitive terms of the Merger Financings have not been finalized as of the date of this Proxy Statement/Prospectus, Zilog expects that such terms will include significant operating and financial restrictions, such as limits on Zilog's ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends.

         As of September 28, 1997, after giving pro forma effect to the Merger and the Merger Financings and the application of the net proceeds therefrom, Zilog would have had (i) $255.0 million of consolidated long-term indebtedness and (ii) because the distribution to stockholders and all Merger-related expenses will be charged to stockholders' equity, consolidated stockholders' equity of $34.7 million. Such level of consolidated indebtedness is substantially greater than Zilog's pre-Merger indebtedness. The high degree to which Zilog is leveraged may have important consequences for Zilog, including the following: (i) Zilog's ability to obtain additional financing for future acquisitions (if any), working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to Zilog;
(ii) a substantial portion of Zilog's cash flow available from operations after satisfying certain liabilities arising in the ordinary course of business will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds that would otherwise be available to Zilog; (iii) a decrease in net operating cash flows or an increase in expenses of Zilog could make it difficult for Zilog to meet its debt service requirements or force it to modify its operations; and (iv) high leverage may place Zilog at a competitive disadvantage, limit its flexibility in reacting to changes in its operating environment and may make it vulnerable to a downturn in its business or the economy generally. See "The Merger--Merger Financings."

         In addition, the substantial leverage will have a negative effect on Zilog's net income. Pro forma net income for the fiscal year ended December 31, 1996 would have been approximately $11.2 million, as compared to approximately $30.0 million for the same period on a historical basis, and pro forma interest expense for the same fiscal year would have been approximately $25.6 million, as compared to approximately $0.3 million for the same period on a historical basis.

         After the Merger is consummated, Zilog's principal sources of liquidity are expected to be cash flow from operations and borrowings under a revolving credit facility. It is anticipated that Zilog's principal uses of liquidity will be to provide working capital, to meet debt service requirements and other liabilities arising in the ordinary course and to finance Zilog's strategic plans. A revolving credit facility will be available for Zilog's working capital needs and a portion thereof will be available for the issuance of letters of credit. A term loan facility will be drawn in full upon consummation of the Merger. See "The Merger--Merger Financings."

         DELISTING OF COMMON STOCK FROM THE NYSE. As a result of the Merger, it is expected that the Common Stock no longer will meet the listing requirements of the NYSE, and the NYSE may unilaterally act to delist the Common Stock from the NYSE. Even if the NYSE does not act unilaterally to delist the Common Stock, it is not intended that, after the Effective Time, the Common Stock will be listed on the NYSE or any other national securities exchange. Zilog and TPG have agreed, pursuant to the Merger Agreement, to cooperate in taking, or causing to be taken, all actions necessary to delist the Common Stock from the NYSE. The delisting of the Common

Stock is likely to have a material adverse effect on the trading market for, and the value of, the Common Stock and there can be no assurance that any trading market will exist for the Common Stock after the Merger. See "The Merger--Delisting of Common Stock from the NYSE."

         TERMINATION OF SEC REPORTING. As a result of the Merger, it is expected that the shares of Common Stock will be held by fewer than 300 stockholders of record. In such a case, Zilog will deregister the Common Stock under the Exchange Act. If the Common Stock is so deregistered, Zilog will not be required to comply with the proxy or periodic reporting requirements of the Exchange Act and does not plan to provide any reports or information to its public stockholders other than pursuant to the right to inspect the books and records of Zilog as required by Delaware law. As a result, the information available to stockholders about the business and financial condition of Zilog would be reduced, which could have a material adverse effect on the value of the Common Stock.

         CONTROL BY TPG. Upon completion of the Merger, approximately 90% of the outstanding shares of voting capital stock (and approximately 94.0% of the total equity capital) of Zilog will be held by TPG and certain of its affiliates. Accordingly, TPG and its affiliates will control Zilog and have the power to elect all of its directors, to appoint new management and to approve any action requiring the approval of the holders of its capital stock, including adopting certain amendments to Zilog's certificate of incorporation and approving mergers or sales of all or substantially all of Zilog's assets. The directors so elected will have the authority to effect decisions affecting the capital structure of Zilog, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. There can be no assurance that the business strategies and policies of Zilog in effect prior to the Merger will continue after the Merger.

         In addition, the existence of a controlling stockholder of Zilog may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding equity securities of Zilog. A third party would be required to negotiate any such transaction with TPG and the interests of TPG may be different from the interests of other stockholders of Zilog.

         Although TPG and its affiliates will own approximately 90% of the outstanding voting capital stock of Zilog at the Effective Time, there is no current intention to engage in any post-Merger transaction which would eliminate the approximately 10% of the outstanding voting capital stock of Zilog that will be held by existing stockholders of Zilog. While it is, therefore, highly unlikely that such a transaction would occur in the foreseeable future, no assurance can be given that such a transaction will not occur.

         NO DIVIDENDS. No dividends on shares of Common Stock following the Merger are presently contemplated. In addition, it is anticipated that the terms of the debt instruments to be entered into in connection with the Merger Financings will prohibit or otherwise restrict any future payment of dividends.

         POTENTIAL DILUTION OF STOCKHOLDERS OF ZILOG. Following the Merger, Zilog intends to grant options to purchase (and could grant or sell) additional shares of Common Stock to members of Zilog's management and Zilog employees. Any such grant or sale, or exercise of any stock option, will dilute the holdings of stockholders of Zilog and also dilute the holdings of TPG and its affiliates. See "The Merger--Effect on Options and Employee Benefit Matters."

         CERTAIN PRORATION RISKS. As described herein (subject to the Non-Cash Election Number), a stockholder may make a Non-Cash Election and thereby elect to retain shares of Common Stock in the Merger subject to the proration procedures described herein under "The Merger--Non-Cash Election." If Retaining Stockholders elect to retain in the aggregate more than 375,000 Non-Cash Election Shares, such Retaining Stockholders will experience proration of such shares, resulting in their retaining only a portion of the shares of Common Stock they elect to retain and receiving $20.00 per share in cash for each of their other shares of Common Stock.

         FEDERAL INCOME TAX CONSEQUENCES. A stockholder of Zilog who elects to retain all or a portion of such stockholder's Common Stock may, under certain circumstances, be required to treat the receipt of a portion of any cash received in the Merger as the receipt of a dividend (rather than as the receipt of proceeds from the sale of the Common Stock, which would generally receive capital gain treatment). No such dividend treatment should be applicable to stockholders who do not elect to retain shares but instead receive cash for all of their shares in the

Merger. See "The Merger--Federal Income Tax Consequences" for a more detailed discussion of the tax consequences of the Merger.

COMPANY-RELATED RISK FACTORS

         FACTORS AFFECTING OPERATING RESULTS. Zilog's operating results are affected by a wide variety of factors which could adversely affect profitability. Historically, selling prices of Zilog's products have decreased over their respective product lives and selling prices may decline in the future which could adversely affect Zilog's operating results. In addition, Zilog's operating results are subject to a number of variables which could have a material adverse effect on Zilog, including but not limited to, Zilog's ability to introduce new products and technologies on a timely basis, changes in product mix or fluctuations in manufacturing yields which affect Zilog's gross margins, market acceptance of Zilog's and customers' products, the level of orders which are received and can be shipped in a quarter, customer order patterns and seasonality, increases in freight costs and whether Zilog's customers buy from a distributor or directly from Zilog. Zilog's future operating results will depend in part on economic conditions in the United States and the worldwide markets that it serves. Zilog's delivery times lengthened throughout 1995. In 1996, delivery times returned to more normal levels. Zilog believes that an important competitive factor will be its ability to continue to successfully increase production capacity to meet customer demand and shorten delivery times. A prolonged failure of Zilog to increase production capacity or obtain wafers from outside suppliers as needed could adversely affect Zilog's operating results. During the fourth quarter of 1994 and throughout 1995, Zilog experienced difficulty in obtaining the capacity of wafers it requested from its outside foundry suppliers. Should Zilog be unable to obtain additional foundry capacity, Zilog's ability to achieve continued revenue growth may be restricted. Shortage of product could also result in the loss of customers. During September 1996, Zilog began commercial production from its new facility in Nampa, Idaho. Production from this facility increased in accordance with plan in 1997. Presently Zilog has excess capacity. Certain of Zilog's products are incorporated into disk drives, printers, keyboards and modems. As a result, a slowdown in the demand for personal computers and related peripherals could adversely affect Zilog's operating results. A significant portion of Zilog sales are to the consumer electronics markets for use in products such as television sets, infrared remote controls and telephone answering machines. The consumer electronics markets are volatile and rapid changes in customer preferences for electronics products could adversely impact Zilog's results.

         DEPENDENCE ON NEW PRODUCTS AND TECHNOLOGIES. Zilog's operating results will depend to a significant extent on its ability to continue to introduce new products. The success of new product introductions is dependent on several factors, including proper new product selection, timely completion and introduction of new product designs, development of support tools and collateral literature that make complex new products easy for engineers to understand and use, and market acceptance of customers' end products. There can be no assurance that any new products will receive or maintain substantial market acceptance. Zilog's future success is also dependent upon its ability to develop and implement new design and process technologies. Semiconductor design and process methodologies are subject to rapid technological change, requiring large expenditures for research and development. Most new products are extremely complex in design and many use Zilog's new 0.65 micron CMOS process. Zilog is now developing a 0.35 micron CMOS process. The first test wafers in Zilog's 0.35 micron process are currently scheduled to be produced in late 1997 or early 1998. A failure to make a successful transition to the 0.35 micron CMOS process could adversely affect future operating results. Manufacture of large complex die involves a significant technological risk.
The failure to complete new product designs in time to meet market requirements and achieve volume production of new products at acceptable yields using the new manufacturing processes would likely have an adverse effect on Zilog's operating results.

         PRODUCTION YIELDS AND MANUFACTURING RISKS. The manufacture of semiconductor products is highly complex and production yields are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of personnel and equipment. As is typical in the semiconductor industry, Zilog has from time to time experienced lower than anticipated production yields. Zilog increased its production capacity in 1996 and 1997, and may need to further increase capacity to support anticipated sales volumes and maintain delivery times. Zilog has used and expects to continue to rely on one or more outside wafer foundries to supply a portion of its manufacturing needs. In the fourth quarter of 1994 and throughout 1995, Zilog experienced difficulty in obtaining the capacity of wafers it requested from its outside foundry suppliers. No assurance can be given that Zilog or its outside wafer foundries will not experience production yield problems in the future which could have an adverse effect on Zilog's results of operations. Zilog began commercial production at a new wafer fabrication facility in September 1996. Production at this facility increased in accordance with its production plan in 1997. The failure of Zilog to further increase production capacity, including through the successful and efficient expansion of production at its new facility or to obtain wafers from outside suppliers as needed, could adversely affect Zilog's operating results. Zilog also uses outside contract assemblers for packaging a portion of its production. Shortages in contract assembly capacity could adversely impact Zilog's financial results.

         NEW WAFER FABRICATION FACILITY--ADDITIONAL FIXED COSTS. Zilog completed the construction of a new wafer fabrication facility adjacent to its existing wafer production facilities in Nampa, Idaho in June 1996, and commercial production began in September 1996. The facility doubled Zilog's wafer production capacity and significantly increased Zilog's annual depreciation expense. Further capacity expansion is available in the new wafer fabrication facility. If Zilog's sales do not increase commensurate with the increase in capacity, Zilog's costs of sales as a percentage of sales would increase and Zilog's results of operations would be adversely affected. In addition, the failure of Zilog to achieve sufficient production yields in the new facility could adversely affect its results of operations.

         COMPETITION. The semiconductor industry is intensely competitive and is characterized by price erosion and rapid technological change. The industry consists of major domestic and international semiconductor companies, many of which have substantially greater financial and other resources than Zilog with which to pursue engineering, manufacturing, marketing and distribution of their products. Emerging companies are also increasing their participation in the semiconductor market. The ability of Zilog to compete successfully in the rapidly evolving area of high performance integrated circuit technology depends on factors both within and outside of its control, including but not limited to, success in designing and manufacturing new products that implement new technologies, protection of Company products by effective utilization of intellectual property laws, product quality, reliability, ease of use, price, diversity of product line, efficiency of production, the pace at which customers incorporate Zilog's integrated circuits into their products, success of competitor's products and general economic conditions.

         INTERNATIONAL OPERATIONS. Approximately 56% of Zilog's net sales in 1996 were to foreign customers and Zilog expects that export sales will continue to represent a significant portion of net sales, although there can be no assurance that export sales, as a percentage of net sales, will remain at current levels. In addition, Zilog purchases a substantial portion of its raw materials and equipment from foreign suppliers. While Zilog's export sales are primarily United States dollar denominated transactions, Zilog is subject to the risks of conducting business internationally, including unexpected changes in, or impositions of, legislative or regulatory requirements, fluctuations in the United States dollar against foreign currencies, which could increase the sales price in local currencies of Zilog's products in foreign markets or increase the cost of wafers purchased by Zilog, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes, and the burdens of complying with a variety of foreign laws. In addition, Zilog is subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, which could affect, among other things, customers' ordering patterns and inventory levels. Although Zilog has not to date experienced any material adverse effect on its operations as a result of such regulatory, geopolitical, economic and other factors, there can be no assurance that such factors will not adversely impact Zilog in the future or require Zilog to modify its current business practices. In addition, the laws of certain foreign countries may not protect Zilog's intellectual property rights to the same extent as do the laws of the United States.

         Zilog operates its two primary assembly and test facilities in Manila and Carmona, Republic of the Philippines, through its wholly owned subsidiaries Zilog Philippines Inc. and Zilog Electronics Philippines, Inc. Zilog has a significant capital investment at these facilities. Zilog's reliance on personnel and assets and its maintenance of inventories at these facilities entails certain political and economic risks, including political instability and expropriation, currency controls and exchange fluctuations, as well as changes in tax laws and tariff and freight rates. Political stability in the Philippines appears to have increased markedly during the past three years, but no assurances of continued stability can be given. Zilog has not experienced any significant interruptions in its business operations in the Philippines to date. Should a significant interruption in business occur, Zilog has inventory in the United States to enable Zilog to ship most products during a temporary interruption of service. If Zilog experiences more lengthy losses of production or an inability to export product from the Philippines, management believes that Zilog could shift some production to qualified contract assemblers in other locations in the Far East.
Additionally, Zilog currently has excess test capacity at its Nampa, Idaho manufacturing facility and its Campbell, California engineering facility which could be used in the event of a loss of production in the Philippines. Zilog believes that these contingency plans would allow continued supply of product for short term disruptions. Nonetheless, any such loss or disruption of production in the Philippines could adversely affect Zilog, particularly if operations or air transportation from the Philippines were disrupted for a substantial period of time.

         INTELLECTUAL PROPERTY CLAIMS. Zilog's ability to compete will be affected by its ability to protect its proprietary information. Zilog relies primarily on its trade secrets and technological know-how in the conduct of its business. There can be no assurance that the steps taken by Zilog to protect its intellectual property will be adequate to prevent misappropriation of its technology or that Zilog's competitors will not independently develop technologies that are substantially equivalent or superior to Zilog's technology. The semiconductor industry is characterized by frequent claims and related litigation regarding patent and other intellectual property rights. There can be no assurance that third parties will not assert additional claims or initiate litigation against Zilog, its foundries or its customers with respect to existing or future products. In addition, Zilog may initiate claims or litigation against third parties for infringement of Zilog's proprietary rights or to determine the scope and validity of the proprietary rights of Zilog or others. Litigation by or against Zilog could result in significant expense to Zilog and divert the efforts of Zilog's technical and management personnel, whether or not litigation is determined in favor of Zilog. In the event of an adverse result in any such litigation, Zilog could be required to pay substantial damages, cease the manufacture, use, sale, offer for sale and importation of infringing products, expend significant resources to develop or obtain non- infringing technology, discontinue the use of certain processes, or obtain licenses to the technology which is the subject of the litigation.
There can be no assurance that Zilog would be successful in such development or acquisition or that any such licenses, if available, would be available on commercially reasonable terms, and any such development or acquisition could require expenditures by Zilog of substantial time and other resources. Any such litigation or adverse result therefrom could have an adverse effect on Zilog.

         Zilog has been notified that it may be infringing certain patents and other intellectual property rights of others. Zilog is currently engaged in discussions with two parties regarding such alleged infringement and has been placed on notice of claims of infringement of intellectual property rights of two additional parties. In the event Zilog determines that such discussions or notices may lead to meritorious claims, Zilog may seek a license. Based on industry practice, Zilog believes that in most cases any necessary licenses or other rights could be obtained on commercially reasonable terms. However, no assurance can be given that licenses could be obtained on acceptable terms or that litigation will not occur. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of such claims could have an adverse effect on Zilog.

         THE SEMICONDUCTOR INDUSTRY. The semiconductor industry has been characterized by cyclicality. The industry has experienced significant economic downturns at various times in the last three decades, characterized by diminished product demand, accelerated erosion of average selling prices and production over-capacity. During 1995, the semiconductor industry in general, including Zilog, experienced a period of increased demand. During 1996, the industry experienced a slowdown from the growth levels of 1995. Zilog experienced this slowdown during the last two quarters of 1996. Additionally during the first three quarters of 1997, Zilog's revenue and profit have been lower than their respective levels for the same periods in 1996 and there is no assurance that revenue and profit will return to historic levels. Zilog will likely experience substantial period-to-period fluctuations in future operating results due to general industry conditions or events occurring in the general economy.

         ENVIRONMENTAL REGULATION. Zilog is subject to a variety of government regulations related to the discharge or disposal of hazardous materials used in its manufacturing process. Although Zilog believes that it is in compliance with all relevant regulations and has all permits necessary to conduct its business, the failure to comply with present or future regulations or the loss of any permit could result in fines being imposed on Zilog, limitation or suspension of production or cessation of operations. Compliance with any such future regulations could require Zilog to acquire additional equipment or to incur substantial other expenses. Any failure by Zilog to control the use of, or adequately restrict the discharge of, hazardous materials could subject it to future liabilities.

         DEPENDENCE ON KEY EMPLOYEES. Zilog depends upon its ability to hire and retain qualified technical, sales and management personnel. The competition for such personnel is intense, and there can be no assurance that Zilog will be successful in attracting and retaining such personnel.

         Prior to the announcement of the Merger, Zilog's current Chief Executive Officer ("CEO"), Dr. Edgar A. Sack, advised Zilog's Board of Directors of his intention to step down as CEO after the Effective Time, at a mutually acceptable time. At that time, Dr. Sack and the Board of Directors retained an executive search firm to conduct a search for a new CEO for Zilog. Dr. Sack, who is 67 and has been with Zilog since November 1984, is a 40-year veteran of the semiconductor industry. It is currently expected that a new CEO will be hired by the closing of the Merger and that the current senior management team will remain with Zilog going forward. However, there can be no assurance that Zilog will be successful in attracting and retaining a new CEO.

                                  THE COMPANY

         GENERAL. Zilog designs, develops, manufactures and markets ASSPs for the datacommunications, consumer product controller and intelligent peripheral controller markets. ASSPs are very large scale integrated circuits which are designed for a particular market application rather than a single customer. Zilog utilizes its proprietary Superintegration(TM) design technology to combine cores and cells from Zilog's extensive library of proprietary, customer familiar microprocessor, microcontroller, digital signal processor, memory and logic circuits to meet the design, cost and time to market requirements of its customers.

         Zilog has selected the datacommunications, consumer product controller and intelligent peripheral controller markets because of its knowledge, experience, customer relationships and proprietary core and cell designs in these areas. Zilog's ASSPs address large markets. Zilog works closely with industry leaders in its selected markets to design innovative products.
Through its customer relationships, Zilog is better able to establish and maintain technological leadership, attract additional customers in the same market and create industry standards. Zilog believes that it is well-positioned to take advantage of the trends in its target market areas, which include the networking of computers and peripherals, the increase in the complexity and sophistication of consumer electronic products and the migration of intelligence from the computer to its peripherals. Zilog currently offers over more than 700 product line items (independent of ROM codes), sold in a wide selection of package, speed grade and other options. Zilog's customers include Black & Decker Corp., DSC Communication Corp., General Instrument Corp., Hewlett-Packard Co., Hitachi Ltd., International Business Machines Corp., Lucent Technologies Inc. ("Lucent"), Microsoft Corp., Motorola Inc., Northern Telecom Ltd., NMB Technologies Inc., Samsung Asia PTE, Ltd., Seagate Technology Inc., Sony Corp., Texas Instruments Inc., VeriFone Inc. and Zenith Electronics Corp. In two of the past three years, no single customer represented more than 8.5% of Zilog's net sales. During the period ending December 31, 1996, Lucent represented 12.8% of sales or approximately $38 million.

         Zilog's strategy is to use its Superintegration(TM) library of proprietary core and cell designs, which are optimized for particular applications in Zilog's target markets, to introduce new products on a timely basis. These cores and cells are compatible with one another in Zilog's standard manufacturing process. Zilog is therefore able to efficiently combine proven cores and cells to rapidly deliver new products to its customers. Because Zilog's core and cell library includes industry standard products, original equipment manufacturers ("OEMs") who have designed their systems using one or more of Zilog's products can be migrated to Superintegration(TM) solutions without loss of software compatibility. If an end-use application requirement is not satisfied by an existing Zilog product, the Superintegration(TM) design system permits Zilog to compose new integrated circuits by interconnecting fully characterized high transistor count cores and cells or by creating new cells, thereby increasing performance and improving reliability over prior solutions. Zilog believes that the efficiency of its Superintegration(TM) design process, coupled with Zilog's strategy of learning the requirements of an application to create an industry standard product, will enable it to continue to develop significant new products. By establishing partnerships with technology leaders and important customers in the market, Zilog can often learn the technology of the application and differentiate its products from those of its competitors.

         Consistent with its strategy in its three target markets, Zilog introduced 40, 40 and 48 major new products in 1994, 1995 and 1996, respectively. In the first nine months of 1997, Zilog introduced 29 new products. In 1996,

Zilog introduced 3 products for the datacommunications market, 37 products for the consumer product controller market and 8 products for the intelligent peripheral controller market. In the first nine months of 1997, Zilog introduced 4 products for the datacommunications market, 18 products for the consumer product controller market and 7 products for the intelligent peripheral controller market.

                              THE SPECIAL MEETING

         MATTERS TO BE CONSIDERED. At the Special Meeting, the stockholders of Zilog will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. If the Merger is approved by the stockholders of Zilog, Merger Sub will merge with and into Zilog, which will continue as the Surviving Corporation, and 19,958,792 shares of Common Stock, as of the Record Date, currently held by the stockholders of Zilog (representing approximately 98.2% of the presently issued and outstanding shares of Common Stock) will be converted into the right to receive the Cash Election Price in cash. The remaining 375,000 presently issued and outstanding shares of Common Stock will be retained by existing stockholders of Zilog and, upon consummation of the Merger, will have those rights, powers, privileges and restrictions described in this Proxy Statement/Prospectus.
Shares which are to be retained represent approximately 1.9% of shares of Common Stock issued and outstanding prior to the Merger and will represent approximately 6.0% of the total equity and 10% of the voting capital stock of Zilog to be issued and outstanding immediately after the Merger. If the Merger is approved, the capital stock of Merger Sub, all of which is owned by TPG and certain of its affiliates, will be converted into 3,375,000 shares of Common Stock, 1,250,000 shares of Class A Non-Voting Common Stock and 250,000 shares of New Preferred Stock, which will represent approximately 94.0% of the total equity capital and 90% of the voting capital stock of Zilog to be issued and outstanding immediately after the Merger. See "The Merger--Conversion of Merger Sub Stock."

         Immediately after the Merger, there will be approximately 3,750,000 shares of Common Stock, 1,250,000 shares of Class A Non-Voting Common Stock and 250,000 shares of New Preferred Stock issued and outstanding. The Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus. See "The Merger" and "Certain Provisions of the Merger Agreement." THE BOARD HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

         REQUIRED VOTE. The affirmative vote of the holders of at least a majority of the shares of Common Stock entitled to vote thereon is required to adopt and approve the Merger Agreement and the actions contemplated thereby, including the Merger. Pursuant to the Stockholders Voting Agreement, Warburg Pincus and its affiliates, which beneficially owned, as of the Record Date, an aggregate of approximately 26.9% of the outstanding Common Stock, have agreed, to vote all shares of Common Stock held by them in favor of the Merger Agreement and the Merger. A copy of the Stockholders Voting Agreement is attached as Annex B to this Proxy Statement/Prospectus. See "Certain Provisions of the Stockholders Voting Agreement."

         VOTING AND REVOCATION OF PROXIES. Shares of Common Stock that are entitled to vote and are represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Common Stock represented by such proxy will be voted FOR the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such proxy are voted at the Special Meeting by (i) attending and voting in person at the Special Meeting, (ii) giving notice of revocation of the proxy at the Special Meeting, or (iii) delivering to the Secretary of Zilog (A) a written notice of revocation or (B) a duly executed proxy relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the proxy previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Zilog, Inc., 210 East Hacienda Avenue, Campbell, California 95008-6600, Attention: Secretary, and must be received before the taking of the votes at the Special Meeting.

         RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM. Only holders of Common Stock at the close of business on December 10, 1997 will be entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, Zilog had outstanding and entitled to vote 20,333,792 shares of Common Stock. The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of the votes entitled to be cast at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast in favor of the Merger. Because the vote on the Merger requires the approval of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock, abstentions will have the same effect as a negative vote on the Merger. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

         STOCKHOLDERS' APPRAISAL RIGHTS. Each stockholder of Common Stock has a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for his or her shares in cash by complying with the provisions of Delaware law, including Section 262. A stockholder who wishes to exercise such rights must deliver to Zilog, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is effected and must not vote in favor of the Merger. The full text of Section 262 is attached as Annex E to this Proxy Statement/Prospectus. See "Stockholders' Appraisal Rights" for a further discussion of such rights and the legal consequences of voting shares of Common Stock in favor of the Merger.

         SOLICITATION OF PROXIES. Zilog will bear the cost of the solicitation of proxies and the cost of printing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of Zilog may solicit proxies from stockholders of Zilog by telephone, telegram or by personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons, and Zilog will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. CIC will assist in the solicitation of proxies by Zilog for an estimated fee of $5,000 plus reasonable out-of-pocket expenses.

         If you have any questions or require additional material, please call Richard R. Pickard, Zilog's Vice President, General Counsel and Secretary, at
(408) 370-8000 or CIC, Zilog's proxy solicitor, at (888) 881-0529.

         ONLY HOLDERS OF COMMON STOCK WHO WISH TO MAKE A NON-CASH ELECTION ARE REQUIRED TO SEND STOCK CERTIFICATES WITH THEIR NON-CASH ELECTION FORM. HOLDERS OF COMMON STOCK WHO DO NOT MAKE A NON-CASH ELECTION WILL RECEIVE, BY MAIL, LETTERS OF TRANSMITTAL WITH WHICH SUCH STOCK CERTIFICATES SHOULD BE RETURNED AFTER THE EFFECTIVE TIME. HOLDERS WHO DO NOT MAKE A NON-CASH ELECTION SHOULD THEREFORE NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. SEE "THE MERGER--NON-CASH ELECTION," "--NON-CASH ELECTION PROCEDURE" AND "--PROCEDURES FOR EXCHANGE OF CERTIFICATE."

                                   THE MERGER

         BACKGROUND OF THE MERGER. In the beginning of 1997, management of Zilog and members of the Board of Directors focused on the challenges facing Zilog in the next several years. Among these challenges were Zilog's need both to renew growth in its business and to keep its new fabrication facility in Nampa, Idaho at or near full capacity in the face of a changing and consolidating industry and customer base.

         Zilog's management, in regular consultation with the Board of Directors, explored possible responses to these challenges throughout February 1997. In March 1997, Zilog retained Lehman Brothers to investigate various strategic alternatives including, among other possibilities, technology transfers, mergers, alliances and acquisitions.

         In early April 1997, Lehman Brothers and management identified a list of leading candidates, both foreign and domestic, that might be expected to have an interest in engaging in one or more of the above strategic alternatives with Zilog. In addition, Zilog's management compiled a confidential descriptive memorandum regarding Zilog, its current business and prospects. Thereafter, Lehman Brothers' representatives had a number of informal discussions and meetings with the identified parties to assess the feasibility of effecting the various strategic alternatives under consideration and the potential level of interest of such parties in pursuing one or more of these alternatives.

         On April 7, 1997, as a result of prior business discussions between the two companies over the course of the preceding year, but not in response to the process which Zilog had just begun with Lehman Brothers, Zilog received a written, nonbinding indication of interest from another company ("First Bidder") regarding a business combination between it and Zilog. The indication of interest proposed an acquisition of Zilog in a stock-for-stock transaction, which would be accounted for as a pooling of interests. First Bidder proposed to exchange shares of its common stock for shares of Common Stock at an exchange ratio determined by dividing Zilog's average closing price for the ten trading days ending two trading days prior to execution of a definitive agreement by First Bidder's average closing price during that same period and then multiplying the amount by 1.30, subject to a maximum number of shares equal to one-third of the combined company on a fully diluted basis. At the time, Zilog's Common Stock was trading at approximately $21.00 per share, and the exchange ratio implied a cash equivalent value of $27.30 per share. In light of the process which Zilog had just started with Lehman Brothers, Zilog advised First Bidder that it intended to continue with the process it had recently started and that First Bidder was welcome to execute a confidentiality agreement, obtain the same materials as the other potential strategic partners and participate in the process.

         As a result of the inquiries made by Lehman Brothers, a number of parties indicated an interest in exploring business combinations with Zilog. These parties, as well as First Bidder, entered into confidentiality agreements with Zilog and were given the opportunity to examine certain nonpublic information regarding Zilog, including financial projections through fiscal 1998 which were within the publicly available revenues and earnings estimates of the analysts that covered Zilog. Members of Zilog's management and representatives of Lehman Brothers held a number of informal discussions and meetings with a number of these parties. Zilog's Board of Directors met on several occasions in May to discuss the levels of interest expressed by these parties and to evaluate the different alternatives. By the end of May 1997, a number of companies had expressed interest in conducting further due diligence of Zilog. The Board of Directors authorized Lehman Brothers to send out a letter requesting initial proposals by the end of May. These letters were distributed on May 19, 1997.

         On June 5, 1997, a second interested party ("Second Bidder") submitted a written preliminary proposal to pursue a pooling of interests transaction with Zilog. Second Bidder indicated it would consider a valuation premium to Zilog's trading price in the range of 30% to 50%, implying a cash equivalent value of $28.44 per share to $32.81 per share based on Zilog's then Common Stock price of $21.88 per share. Also on June 5, 1997, TPG submitted a written, non-binding indication of interest to acquire all of the outstanding Common Stock of Zilog for cash at an anticipated price between $26.00 and $28.00 per share. First Bidder also reiterated its interest in Zilog by orally reaffirming its earlier indication of interest of April 7, 1997 with no modification of the terms.

         The Board of Directors was briefed on the terms of each initial proposal as well as the level of interest expressed by the other parties who had signed confidentiality agreements. On June 6, 1997, the Board of Directors authorized Zilog's management to permit interested parties to conduct further due diligence. Zilog assembled due diligence materials for review by the interested parties and scheduled management presentations with First Bidder, Second Bidder and TPG. Following these meetings Zilog also responded to a number of follow-up questions and additional requests for information from these parties. During this period, the Board was advised by management that, although it was too early to be certain, Zilog's order input as it entered the third quarter appeared to be softening to a greater degree than had previously been anticipated and that, if true, Zilog's financial performance for the third quarter and possibly for the year would be below Zilog's original expectations. The Board was further advised that the officers and employees of Zilog were taking several actions in an effort to bolster third quarter and year end results.

         During the last two weeks of June, discussions continued between Zilog's management and the management of First Bidder, Second Bidder and TPG (collectively, the "Bidders") and their respective financial advisors, covering, among other things, their respective operations, Zilog's financial projections, including the possibility of revised forecasts for the third quarter and year-end results, action plans to improve results and potential operating synergies. Representatives of the Bidders also visited Zilog's facilities in Nampa, Idaho and the Philippines as part of their due diligence. On June 18, 1997, the Board of Directors approved forms of merger agreements and directed Lehman Brothers to furnish the forms to the Bidders with the request that definitive offers, including proposed merger agreements, be submitted by July 7, 1997.

         On July 7, 1997, TPG formally submitted a written proposal to acquire all the outstanding shares of Common Stock for $24.00 per share in cash. The Board and Zilog's management analyzed this proposal with Lehman Brothers and Zilog's outside counsel. The proposal indicated that TPG wished to discuss the possibility of structuring the acquisition in a manner to permit it to be treated as a recapitalization for accounting purposes. On July 7, 1997, First Bidder also submitted a revised term sheet, which outlined two alternative proposals. The first was a stock-for-stock merger in a pooling of interests transaction with a modest increase in the exchange ratio, implying a cash equivalent value of $23.74 per share based on First Bidder's then current trading price, and the other was an all cash transaction at $22.82 per share of Common Stock. Second Bidder elected not to submit a proposal.

         At a telephonic meeting held on July 13, 1997, the Board of Directors reviewed at length with Lehman Brothers and Zilog's outside counsel the terms of the two proposals as well as historical and projected financial information of First Bidder. The Board was also advised about Zilog's financial performance for the year to date and the continued concern about order input falling short in the first two weeks of the third quarter. At the conclusion of the meeting, the Board of Directors authorized Zilog's management to attempt to resolve all open issues and negotiate definitive agreements with both First Bidder and TPG. First Bidder and TPG were instructed by Lehman Brothers to submit final offers prior to July 18, 1997.

         At a regularly scheduled Board meeting on July 16, 1997, the Board was briefed by Lehman Brothers and Zilog's outside counsel regarding the status of the negotiations. Further negotiations with TPG, which included Warburg Pincus, resulted in TPG's submission to Zilog of a revised proposal on July 17, 1997 (the "Offer"). The Offer allowed for stockholders of Zilog the ability to elect to receive $25.00 per share of Common Stock in cash or to retain a limited number of shares of Common Stock. One of the conditions to the Offer was that Warburg Pincus agree to elect to retain up to 400,000 shares of Common Stock. TPG furnished Zilog with copies of commitment letters from its lenders.

         Although Zilog and First Bidder continued to negotiate on July 17, 1997, prior to Zilog's Board meeting on July 18, 1997, First Bidder indicated to Lehman Brothers that it had decided not to make a final proposal.

         The Board then held a telephonic meeting on July 18, 1997, at which time it reviewed at length with Lehman Brothers and Zilog's outside counsel the terms and conditions of TPG's offer. The Board also received a presentation concerning Zilog's current operations and future prospects on a stand alone basis, i.e., on a basis assuming it did not enter into any of the proposed transactions. At the conclusion of the meeting, the Board authorized management to enter into an exclusivity agreement with TPG to finalize the Agreement and Plan of Merger, dated as of July 20, 1997, by and between TPG and Zilog (the "Original Merger Agreement") and related agreements. Under such agreement, Zilog would have been required to pay $5 million to TPG if it were to have negotiated a takeover proposal with any other party on or before July 23, 1997. Negotiations with TPG continued regarding the specific terms of the Original Merger Agreement and related agreements.

         Following execution of the exclusivity agreement with TPG, on July 19, 1997, First Bidder submitted a revised stock-for-stock proposal with an additional modest increase in the exchange ratio which implied a cash equivalent value of $24.41 per share based on First Bidder's then current trading price. First Bidder's proposal, which continued to include certain provisions which First Bidder had been informed were unacceptable, was subject to completion by Zilog of due diligence on First Bidder, satisfactory review of each other's disclosure schedules and final negotiation.

         On July 20, 1997, the Board of Directors held a special telephonic meeting at which it considered, with the advice and assistance of Lehman Brothers and outside legal counsel, the revised proposal of First Bidder as well as the final terms and conditions of the proposed Original Merger Agreement with TPG. At such meeting, Lehman Brothers provided an oral opinion (which was subsequently confirmed in writing) that, as of the date of the Original Merger Agreement, the $25.00 cash per share payable in the Merger was fair, from a financial point of view, to the stockholders of Zilog. In light of the inferior cash equivalent value of First Bidder's revised proposal, uncertainty surrounding the effect on First Bidder's common stock price of an announcement of such a transaction, uncertainty concerning the long term integration of the two companies' operations, and concern, based on negotiations to date and the contingent nature of the proposal, about the ability to successfully consummate a transaction with First Bidder, the Board of Directors concluded the TPG Offer was more attractive and chose not to pursue First Bidder's revised proposal. The Board then determined that the Original Merger Agreement and the transactions contemplated thereby, including the Merger, were fair to and in the best interests of Zilog's stockholders, approved the Original Merger Agreement and the transactions contemplated thereby, including the Merger, and authorized the execution and delivery of the Original Merger Agreement.

         On July 20, 1997, the Original Merger Agreement was executed.

         On August 21, 1997, the chief executive officer of First Bidder telephoned Zilog's chairman to note the recent improvement in the trading price of First Bidder's common stock and to indicate that Zilog should still consider "open" First Bidder's proposal of July 19, 1997. Pursuant to the terms of the Original Merger Agreement, Zilog generally was permitted to participate in discussions or negotiations regarding a third party business combination proposal only if, among other things, the Board of Directors determined it to be both bona fide and on terms more favorable to Zilog's stockholders than the Merger. Based on First Bidder's closing price on August 21, 1997, the exchange ratio set forth in such proposal would have implied a cash equivalent value of $25.44. The following day, First Bidder's closing price improved significantly, resulting in an implied cash equivalent value of $27.08. At a special telephone meeting on August 25, 1997, the Board of Directors was briefed about this development and again considered, with the advice and assistance of Lehman Brothers and outside legal counsel, First Bidder's proposal. After reviewing the then implied cash equivalent value of such a proposal, the significant volatility of First Bidder's stock price and other concerns and uncertainties including those considered by the Board at its July 20, 1997 meeting, the Board determined not to pursue First Bidder's oral expression of continued interest. On several further occasions in October 1997, representatives of First Bidder telephoned representatives of Zilog to express First Bidder's continued interest in pursuing a transaction with Zilog, although no new proposal was made.

         During the third quarter, Zilog's operating performance continued to weaken. On September 29, 1997, Zilog announced that its revenues for such quarter were expected to be $61 million and its earnings per share for such quarter were expected to be between $0.06 and $0.08 per share, significantly less than the results which Zilog had anticipated at the time the Original Merger Agreement was executed. By November 18, 1997, the date Zilog entered into the amendment to the Original Merger Agreement, it was projected that fourth quarter results were likely to fall short of those realized in the third quarter.

         On the evening of November 11, 1997, TPG informed Zilog representatives that, as a result of Zilog's recent and current financial results, it was not prepared to proceed with the proposed transaction at the price of $25.00 per share provided for in the Original Merger Agreement, but would consider proceeding at a price per share of $21.00. At a special telephonic meeting on November 14, 1997, Zilog's Board reviewed at length with Lehman Brothers and Zilog's outside counsel the nature of Zilog's decline in operating results, the relative rights and obligations of both TPG and Zilog under the Original Merger Agreement, and the various alternatives (and potential consequences) available to Zilog with respect to TPG's position. At the conclusion of the meeting, the Board, although deferring any decision with respect to TPG's position, authorized Zilog's advisors and management to explore with TPG certain other modifications to the Original Merger Agreement which the Board believed would be appropriate if it ultimately were to agree to a reduction in price. During the course of these discussions, Zilog informed TPG of the possibility that fourth quarter operating results in fact might be even less favorable to those for the third quarter. As a consequence of this development, TPG notified Zilog on November 17, 1997 that it was only willing to proceed at a price per share of $20.00, and that in return it would agree to amend the Original Merger Agreement to eliminate certain provisions which gave TPG the ability to terminate the Merger Agreement based on a material adverse change in Zilog's business. TPG also indicated that it was willing to expand Zilog's ability to negotiate with unsolicited third parties regarding competing takeover proposals and to extend the date by which the Merger must be consummated to February 28, 1998.

         The Board held a telephonic meeting on November 16, 1997, at which time it reviewed at length with Lehman Brothers and outside counsel Zilog's current operations and future prospects on a stand alone basis, the results of discussions with TPG regarding other modifications to the terms of the Original Merger Agreement, and the possibility that TPG might further revise the basis on which it would be prepared to proceed. Subsequent to TPG's $20.00 per share proposal, Zilog's Board on November 18, 1997 held a special telephonic meeting at which it considered, with the advice and assistance of Lehman Brothers and outside counsel, the final terms and conditions of the proposed amendments to the Original Merger Agreement with TPG. At such meeting, Lehman Brothers provided an oral opinion (which was subsequently confirmed in writing) that, as of the date of the Merger Agreement, the $20.00 cash per share payable in the Merger is fair, from a financial point of view, to the stockholders of Zilog. The Board then unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of Zilog's stockholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and authorized the execution and delivery of the Merger Agreement.

         On November 19, 1997, Zilog received a letter from First Bidder which reiterated First Bidder's bona fide interest in acquiring Zilog and its willingness to resume negotiations regarding a merger proposal. In response to such letter, representatives of Zilog contacted First Bidder by telephone on November 20, 1997 and advised First Bidder that upon submission of a detailed proposal, Zilog's Board would determine whether to enter into negotiations with First Bidder. On December 5, 1997, representatives of First Bidder advised representatives of Zilog that First Bidder had determined not to submit a proposal.

         RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER. The Board of Directors of Zilog, after careful consideration, has approved the Merger Agreement and determined that the Merger is fair to and in the best interests of Zilog and its stockholders and unanimously recommends that the holders of Common Stock vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. The decision of the Board of Directors to enter into the Merger Agreement was based upon balancing the risks and benefits of the Merger against the risks and benefits of the alternatives, strategic and otherwise, available to Zilog. See "--Background of the Merger."

         In reaching its determination, the Board of Directors consulted with Zilog's legal and financial advisors and considered a number of factors, including, among others things, the following principal factors which were material to the decision of the Board of Directors:

         1. The knowledge of the Board of Directors of the business, operations, properties, assets, financial condition, operating results and prospects of Zilog, including Zilog's recent and current financial performance and the implications thereof under the Original Merger Agreement and with respect to the potential market performance of the Common Stock on a stand alone basis. See "--Background of the Merger."

         2. The opinion of Lehman Brothers delivered at the Board of Directors meeting on November 18, 1997 to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the $20.00 cash per share to be received by the holders of Common Stock in the Merger was fair to such stockholders from a financial point of view, and the presentation of Lehman Brothers at the Board of Directors meetings on November 14, 1997, November 16, 1997 and November 18, 1997 in connection with its opinion. See "--Opinion of Zilog's Financial Advisor."

         3. The fact that the Board of Directors approved the transactions contemplated by the Original Merger Agreement, including the Merger, only after Zilog and Lehman Brothers had contacted a large number of potential bidders over a period of time in a lengthy "auction" process designed to elicit third party proposals to acquire Zilog and enhance stockholder value. See "--Background of the Merger."

         4. The fact that the "auction" process had been conducted in an evenhanded manner and that third parties interested in Zilog had been afforded sufficient time and information to submit an appropriate proposal. See "--Background of the Merger."

         5. The belief of the Board of Directors that, based upon the advice of the management of Zilog and Lehman Brothers and other factors, the Merger constituted the best transaction reasonably available to maximize stockholder value.

         6. The amendments to the Original Merger Agreement, including the fact that the Merger Agreement eliminated certain provisions of the Original Merger Agreement giving TPG the ability to terminate the Merger Agreement based on a material adverse change in Zilog's business. See "--Background of the Merger."

         7. The fact that First Bidder on a number of occasions subsequent to execution of the Original Merger Agreement had contacted Zilog about a possible business combination, and that the Merger Agreement expanded Zilog's ability to negotiate with unsolicited third parties regarding competing takeover proposals. See "--Background of the Merger" and "Certain Provisions of the Merger Agreement--No Solicitation of Transactions."

         8. The fact that the largest stockholder of Zilog, Warburg Pincus, was willing to agree to vote its shares in favor of the Merger and to enter into an amended stockholders voting agreement, which ensured that all other stockholders would be eligible to receive $20.00 each per share.

         9. The fact that the interests of Warburg Pincus are aligned with those of the other stockholders of Zilog in the event unsolicited offers from third parties are received, and particularly the provisions of the Stockholders Voting Agreement which specifically recognize the rights and obligations of the directors of Zilog who are representatives of Warburg Pincus to continue to fulfill their fiduciary duties to stockholders of Zilog and which do not deter such directors from recommending any such unsolicited offers.

         10. The fact that the Merger Agreement requires that the Merger be submitted to the stockholders of Zilog for approval, which allows for an informed vote of stockholders on the merits of the transaction and that the Merger Agreement provides that it may be terminated by Zilog if such approval is not received.

         11. The other terms and conditions of the Merger Agreement, including those relating to the termination fee of $15 million payable by Zilog to TPG upon the termination of the Merger Agreement as a result of, among other things, competing offers, the aggregate amount of which would not, in the judgment of the Board of Directors, preclude a third party from making an offer that was materially more favorable to stockholders of Zilog. See "Certain Provisions of the Merger Agreement--Expenses and Certain Required Payments."

         The Board of Directors recognized that while certain analyses in Lehman Brothers' presentation suggested that the value of the Merger Consideration compared favorably on a statistical basis with certain technology sector financial benchmarks, other analyses in Lehman Brothers' presentation suggested unfavorable comparisons in that regard. For instance, Lehman Brothers noted in connection with its Comparable Transaction Analysis that the forward earnings per share multiple and the latest twelve months revenue multiple which it had calculated for the Merger were lower than the median for thirteen other transactions in the semiconductor industry, although the reverse was true where the multiples being compared were based on the latest twelve months earnings per share. In addition, Lehman Brothers' Comparable Company Analysis indicated that when being compared to a selected group of companies engaged in businesses considered by Lehman Brothers to be comparable to that of Zilog, the various multiples calculated for Zilog based on a price of $20.00 were either below or above the relevant median depending on whether the multiple was based on market value and latest twelve month revenues, on the one hand, or price and earnings, on the other. Because the reasons for and circumstances surrounding the foregoing comparable transactions were specific to those transactions, and because of the inherent differences among the businesses, operations and prospects of Zilog and the comparable companies analyzed, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance thereof, and further believed that they should only be considered as a whole. In reaching its determination with respect to the Merger, the Board was aware of Lehman Brothers' views in this regard, and the Board, when considering the opinion and presentation of Lehman Brothers, including the various analyses and factors contained therein, did so in their entirety.

         The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors. In the course of its deliberations, the Board of Directors did not establish a range of values for Zilog; however, based on the factors outlined above and on the presentation and opinion of Lehman Brothers, the Board of Directors determined that the Merger Agreement and the Merger are fair to, and in the best interests of, Zilog and its stockholders.

         OPINION OF ZILOG'S FINANCIAL ADVISOR. Lehman Brothers has acted as financial advisor to Zilog in connection with the Merger. As part of its role as financial advisor to Zilog, Lehman Brothers was engaged to render its opinion as to the fairness, from a financial point of view, to Zilog's stockholders of the cash consideration to be offered to such stockholders in the Merger.

         On July 20, 1997, in connection with the evaluation of the Original Merger Agreement by Zilog's Board of Directors, Lehman Brothers rendered a written opinion that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such written opinion, the cash consideration of $25.00 per share to be offered to Zilog's stockholders in the transactions contemplated by the Original Merger Agreement was fair, from a financial point of view, to such stockholders. On November 18, 1997, in connection with the evaluation of the Merger Agreement by Zilog's Board of Directors and based on the financial performance and results of operations of Zilog since July 20, 1997 and the then-projected financial performance and results of operations, Lehman Brothers rendered a written opinion that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such written opinion as described below, the cash consideration of $20.00 per share to be offered to Zilog's stockholders in the Merger is fair, from a financial point of view, to such stockholders.

         The full text of the written opinion of Lehman Brothers dated November 18, 1997 is attached as Annex D to this Proxy Statement/Prospectus and is incorporated herein by reference. Stockholders may read such opinion for a discussion of assumptions made, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The summary of Lehman Brothers' opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

         No limitations were imposed by Zilog on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to Zilog's Board of Directors as to the form or amount of consideration to be received by Zilog's stockholders in the Merger, which was determined through arm's-length negotiations between Zilog and TPG. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Zilog, but made its determination as to fairness, from a financial point of view, to Zilog's stockholders of the cash consideration to be offered, on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion was for the use and benefit of Zilog's Board of Directors and was rendered to the Board of Directors in connection with its consideration of the Merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of Zilog as to how such stockholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address (i) Zilog's underlying business decision to proceed with or effect the Merger or
(ii) the fairness to Zilog's stockholders who elect to retain shares of Common Stock in the Merger or the value thereof following consummation of the Merger.

         In arriving at its opinion, Lehman Brothers reviewed and analyzed: (i) the Merger Agreement and the specific terms of the transactions contemplated by the Merger Agreement, including the Merger, (ii) publicly available information concerning Zilog that Lehman Brothers believed to be relevant to its analysis,
(iii) financial and operating information with respect to the business, operations and prospects of Zilog furnished by Zilog to Lehman Brothers, (iv) a trading history of the Common Stock from Zilog's initial public offering to November 14, 1997 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant,

(v) a comparison of the historical financial results and present financial condition of Zilog with those of other companies that Lehman Brothers deemed relevant, (vi) a comparison of the financial terms of the transactions contemplated by the Merger Agreement, including the Merger, with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant, (vii) the results of Lehman Brothers' efforts to solicit indications of interest and proposals from third parties with respect to a purchase of or investment in Zilog, (viii) the financial performance and results of operations of Zilog since the date of the Original Merger Agreement and the then-projected financial performance and results of operations of Zilog for the fourth quarter of 1997 and a comparison of third party research analysts' estimates of the revenues and earnings of Zilog with projections of management of Zilog as to the future financial performance of Zilog for the fourth quarter of 1997 and beyond, and (ix) the potential market performance of the Common Stock in the absence of a proposed acquisition of Zilog. In addition, Lehman Brothers had discussions with the management of Zilog concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

         In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of Zilog that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the revised financial projections of Zilog, upon advice of Zilog, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Zilog as to the future financial performance of Zilog, and Lehman Brothers relied on such projections in arriving at its opinion. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Zilog and did not make or obtain any evaluations or appraisals of the assets or liabilities of Zilog. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of the date of its opinion.

         The following is a summary of certain financial and comparative analyses performed by Lehman Brothers in connection with the rendering of its opinion to Zilog's Board of Directors on November 18, 1997. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Zilog. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

         Comparable Transaction Analysis. Using publicly available information, Lehman Brothers compared selected financial data for the Merger to similar data for selected transactions in the semiconductor industry (the "Comparable Transactions"). These transactions included Intel Corporation's acquisition of Chips & Technologies Inc., National Semiconductor Corporation's acquisition of Cyrix Corporation, Vishay Intertechnology Inc.'s acquisition of Lite-On Power Semiconductor, Rockwell Semiconductor's acquisition of ComStream Corporation Hi-Media Division, National Semiconductor's acquisition of Mediamatics Inc., Sterling LLC's acquisition of Fairchild Semiconductor, Rockwell International's acquisition of Brooktree Corporation, DII Group Inc.'s acquisition of Orbit Semiconductor Inc., Texas Instrument's acquisition of Silicon Systems Inc., Advanced Micro Devices Inc.'s acquisition of NexGen Inc., AMP Inc.'s acquisition of M/A-COM, Inc., Hyundai Electronics America's acquisition of NCR Microelectronics, and Silicon Graphics, Inc.'s acquisition of MIPS Computer Systems, Inc. Lehman Brothers reviewed the prices paid in the Comparable Transactions in terms of the Transaction Value Per Share (defined as the total consideration paid to the target per share) to earnings per share for the latest twelve-month period based on public data for the acquired entity (the "LTM EPS Multiple"). Lehman Brothers noted that the LTM EPS Multiple associated with the Merger was 28.6x versus 21.9x for the median of the Comparable Transactions. Lehman Brothers also reviewed the prices paid in the Comparable Transactions in terms of the multiple of the

Transaction Value Per Share to estimated earnings per share for the calendar year based on currently available Wall Street research analysts' reports for the acquired entity (the "Forward EPS Multiple"). Lehman Brothers noted that the Forward EPS Multiple associated with the Merger was 20.0x versus 23.1x for the median of the Comparable Transactions. Lehman Brothers also reviewed the prices paid in the Comparable Transactions in terms of the multiple of the Enterprise Value (defined as the total consideration paid including total debt less cash and cash equivalents transferred to the acquiror) to revenue for latest twelve-month period based on public data for the acquired entity (the "LTM Revenue Multiple"). Lehman Brothers noted that the LTM Revenue Multiple associated with the Merger was 1.16x versus 1.66x for the median of the Comparable Transactions.

         However, because the reasons for and the circumstances surrounding each of the Comparable Transactions were specific to such transactions, and because of the inherent differences among the businesses, operations and prospects of Zilog and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of these transactions and the Merger that would affect the transaction values of Zilog and such acquired companies.

         Stock Trading History. Lehman Brothers considered various historical data concerning the history of the trading prices and volumes for the Common Stock for the period from Zilog's initial public offering on February 27, 1991 to November 14, 1997 (the next to last trading date prior to the delivery of the opinion) and the relative stock price performances during this same period of Zilog and of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Zilog. Specifically, Lehman Brothers included in its review certain semiconductor companies, including Dallas Semiconductor Corporation, LSI Logic Corporation, Microchip Technology Incorporated, VLSI Technology, Inc. and Texas Instruments Incorporated (the "Functional Comparable Semiconductor Companies") and C-Cube Microsystems, Inc., Cypress Semiconductor Corporation, Cirrus Logic, Inc., ESS Technology, Inc., Integrated Devices Technology, Inc., International Rectifier Corporation, Microsemi Corporation, Oak Technology, Inc., S3 Incorporated, Siliconix Incorporated, Standard Microsystems Corporation, Trident Microsystems, Inc. and VLSI Technology, Inc. (the "Financial Comparable Semiconductor Companies", and, together with the Functional Comparable Semiconductor Companies, the "Comparable Semiconductor Companies"). During this period, the closing stock price of Zilog ranged from $6.92 to $53.25 per share. During the one-year period prior to the announcement of the Merger, the closing stock price of Zilog ranged from $17.25 to $29.25 per share. During the three-year period prior to the announcement of the Merger, the closing stock price of Zilog ranged from $15.38 to $53.25 per share. This analysis showed that, during these time periods, the Common Stock generally underperformed the Comparable Semiconductor Companies.

         Comparable Company Analysis. Using publicly available information, Lehman Brothers compared selected financial data of Zilog with similar data of the Comparable Semiconductor Companies. For each of Zilog and the Comparable Semiconductor Companies, Lehman Brothers calculated the multiple of the current stock price to (i) the latest twelve months earnings per share (the "LTM P/E Multiple"); (ii) the estimated 1997 earnings per share (the "1997 P/E Multiple"), based on currently available Wall Street research analysts' reports; (iii) the estimated 1998 earnings per share (the "1998 P/E Multiple"); and (iv) the latest quarter earnings per share annualized (the "Latest Quarter Annualized P/E Multiple"). Lehman Brothers noted that, as of November 14, 1997, (i) the LTM P/E Multiple associated with the Merger for Zilog (based on a price of $20.00) was 28.6x as compared to 26.1x for the median of the Functional Comparable Semiconductor Companies and 15.4x for the median of the Financial Comparable Semiconductor Companies; (ii) the 1997 P/E Multiple for Zilog (based on a price of $20.00) was 31.7x as compared to 23.0x for the median of the Functional Comparable Semiconductor Companies and 18.7x for the median of the Financial Comparable Semiconductor Companies; (iii) the 1998 P/E Multiple for Zilog (based on a price of $20.00) was 20.0x as compared to 18.3x for the median of the Functional Comparable Semiconductor Companies and 17.1x for the median of the Financial Comparable Semiconductor Companies; and (iv) the Latest Quarter Annualized P/E Multiple for Zilog (based on a price of $20.00) was 71.4x as compared to 19.7x for the median of the Functional Comparable Semiconductor Companies and 22.2x for the median of the Financial Comparable Semiconductor Companies. In addition, Lehman Brothers calculated the Firm Value (defined as the market value of the respective company's common equity plus total debt and preferred stock less cash and cash equivalents) as a multiple of the latest twelve months revenues (the "LTM Firm Value Revenue Multiple"). Lehman Brothers noted that, as of November 14, 1997, the LTM Firm Value Revenue Multiple for Zilog (based on a price of $20.00) was 1.16x as compared to 2.20x for the median of the Functional Comparable Semiconductor Companies and 1.52x for the median of the Financial Comparable Semiconductor Companies. In addition, based on the Comparable Semiconductor Companies and on the recent and currently projected financial performance and results of operations of Zilog, Lehman Brothers noted that the likely market price of the Common Stock in the absence of a proposed acquisition of Zilog was significantly below the market price of $19.188 per share on November 14, 1997.

         However, because of the inherent differences between the businesses, operations and prospects of Zilog and the business, operations and prospects of the companies included in the Comparable Semiconductor Companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the companies included in the Comparable Semiconductor Companies and Zilog that would affect the public trading values of each. In particular, Lehman Brothers judged the Financial Comparable Semiconductor Companies to be the more relevant set of comparable companies due to the more similar nature of the financial characteristics of these companies to those of Zilog.

         Engagement Of Lehman Brothers. Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Zilog's Board of Directors selected Lehman Brothers as its financial advisor because of its expertise, reputation and familiarity with Zilog and the semiconductor industry in general.

         Pursuant to an engagement letter between Zilog and Lehman Brothers, Zilog has paid Lehman Brothers (i) a retainer of $60,000; and (ii) a fee of $500,000 in connection with its financial advisory services regarding the Merger. In addition, the Company has agreed to pay Lehman Brothers a fee of 0.75% of the aggregate value of the consideration received by Zilog's stockholders upon consummation of the Merger, against which both the $60,000 retainer and $500,000 fee would be credited. Zilog also has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement and the rendering of the Lehman Brothers Opinion.

         Lehman Brothers has performed various investment banking services for Zilog in the past, including acting as an underwriter for common stock offerings in 1992 and 1993 and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers actively trades in the securities of Zilog for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

         MERGER CONSIDERATION. Subject to certain provisions as described herein with respect to the Excluded Shares, and with respect to fractional shares and Dissenting Shares, and subject to the effects of proration as described herein, (i) each issued and outstanding share of Common Stock (other than Electing Shares) will be converted into the right to receive in cash from Zilog following the Merger an amount equal to the Cash Election Price and (ii) each Electing Share will be converted into a Non-Cash Election Share; provided, that the aggregate number of shares of Common Stock to be converted into the right to retain Common Stock at the Effective Time shall be equal to the Non-Cash Election Number. With respect to certain risks related to the retention of Common Stock, see "Risk Factors."

         Assuming the Merger were to have been consummated as of the Record Date, 19,958,792 of the then issued and outstanding shares of Common Stock would have been converted into cash and that the remaining 375,000 of the then issued and outstanding shares would have been retained by existing stockholders, subject to the elimination of fractional shares. Pursuant to the Stockholders Voting Agreement, Warburg Pincus has agreed to elect to retain 375,000 shares of Common Stock less the aggregate number of Electing Shares, if any, held by stockholders of Zilog other than Warburg Pincus. Thus, all other stockholders who do not elect to retain Common Stock will be assured that they will receive $20.00 in cash for each share held by such stockholders, and all other stockholders who elect to retain Common Stock may experience proration of such shares, resulting in their retaining only a portion of the shares of Common Stock they elect to retain and receiving $20.00 per share in cash for each of their other shares of Common Stock. See "Risk Factors--Securities-Related Risk Factors--Certain Proration Risks."

         Stockholders of Zilog who elect to retain shares of Common Stock or to convert such shares into the right to receive the Cash Election Price may experience a range of actual outcomes based upon the actions taken by other stockholders. The following examples illustrate the potential effects of proration:

         A. Stockholder A Owns 100 Shares and Does Not Elect to Retain Any Shares. Because Warburg Pincus has committed to elect to retain up to 375,000 shares of Common Stock, all stockholders of Zilog who do not elect to retain shares of Common Stock will be assured that their shares will be converted into the Cash Election Price. Therefore, stockholder A will receive $2,000.00 for the 100 shares in the Merger.

         B. Stockholder B Owns 100 Shares and Elects to Retain All Its Shares. Pursuant to the Merger Agreement, stockholder B will be able to retain all of its shares if the aggregate number of Electing Shares held by stockholders of Zilog other than Warburg Pincus is less than or equal to 375,000 shares of Common Stock. If the aggregate number of Electing Shares held by stockholders of Zilog other than Warburg Pincus is greater than 375,000 shares of Common Stock, all stockholders, including stockholder B, who elect to retain Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Common Stock they elect to retain and receiving $20.00 per share in cash for each of their other shares of Common Stock. In this case, stockholder B will not be able to retain 100 shares, as elected. This is because the Non-Cash Election Number will have been exceeded, and the number of shares which have been elected to be retained must be reduced in order to meet the Non-Cash Election Number. For example, if stockholders of Zilog other than Warburg Pincus elect to retain 750,000 shares in the aggregate, then each such holder, including stockholder B, would be able to retain only 50% of its shares in order to reduce the number of retained shares to 375,000 (subject to the elimination of fractional shares) to meet the Non-Cash Election Number. In this case, stockholder B would be able to retain only 50 shares (or 50% of the 100 shares it elected to retain) and would receive $1,000.00 in cash (50 shares at $20.00 per share) for the remaining shares stockholder B elected to retain. In the case of maximum proration (i.e., all stockholders other than Warburg Pincus elect to retain all their shares), stockholder B would be able to retain only two shares (or 2% of its 100 shares) and would receive $1,960.00 in cash (98 shares at $20.00 per share).

         C. Stockholder C Owns 100 Shares and Elects to Retain 50 Shares and Convert 50 Shares to Cash. Pursuant to the Merger Agreement, stockholder C will be able to retain all 50 of the shares it is electing to retain if the aggregate number of Electing Shares held by stockholders of Zilog other than Warburg Pincus is less than or equal to 375,000 shares of Common Stock. If the aggregate number of Electing Shares held by stockholders of Zilog other than Warburg Pincus is greater than 375,000 shares of Common Stock, all stockholders, including stockholder C, who elect to retain Common Stock will experience proration of such shares, resulting in their retaining only a portion of the shares of Common Stock they elect to retain and receiving $20.00 per share in cash for each of their other shares of Common Stock. In this case, stockholder C will not be able to retain 50 shares, as elected. This is because the Non-Cash Election Number will have been exceeded, and the number of shares elected to be retained must be reduced in order to meet the Non-Cash Election Number. For example, if stockholders of Zilog other than Warburg Pincus were to elect to retain 750,000 shares in the aggregate, then each such stockholder, including stockholder C, would be able to retain only 50% of the shares it elected to retain in order to reduce the number of retained shares to 375,000 (subject to the elimination of fractional shares) to meet the Non-Cash Election Number. In this case, stockholder C would be able to retain only 25 shares (or 50% of the 50 shares it elected to retain) and would receive $500.00 in cash (25 shares at $20.00 per share) for the remaining shares stockholder C elected to retain, plus $1,000.00 in cash for the shares stockholder C elected to convert to cash. If the stockholders of Zilog elected to retain more than 750,000 shares in the aggregate, stockholder C would receive fewer shares than in the example above, but would receive a commensurately greater amount of cash.

         Fractional shares of Common Stock will not be issued in the Merger. Stockholders of Common Stock otherwise entitled to a fractional share of Common Stock following the Merger will be paid cash in lieu of such fractional share determined and paid as described under "--Fractional Shares."

         Any shares of Common Stock owned by Zilog, its subsidiaries, or by TPG, Merger Sub or any of TPG's other subsidiaries, will automatically be canceled at the Effective Time and will cease to exist.

         NON-CASH ELECTION. Record holders of shares of Common Stock as of the Record Date will be entitled to make an unconditional election (a "Non-Cash Election") on or prior to the Election Date to retain Non-Cash Election

Shares. If the number of Electing Shares exceeds the Non-Cash Election Number, then (i) the number of Electing Shares covered by a holder's Non-Cash Election to be converted into the right to retain Non-Cash Election Shares will be determined by multiplying the total number of Electing Shares covered by such Non-Cash Election by a proration factor (the "Non-Cash Proration Factor") determined by dividing the Non-Cash Election Number by the total number of Electing Shares and (ii) such number of Electing Shares will be converted into the right to retain Non- Cash Election Shares. All Electing Shares other than those shares converted into the right to retain Non-Cash Election Shares as described in the immediately preceding sentence will be converted into cash (on a consistent basis among stockholders who made the election to retain Non- Cash Election Shares, pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares.

         If a stockholder of Zilog makes a Non-Cash Election and receives cash as a result of the proration procedures described above, such stockholder of Zilog may receive dividend treatment (rather than capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See "Risk Factors--Securities-Related Risk Factors--Certain Proration Risks" and "The Merger--Federal Income Tax Consequences."

         Because Warburg Pincus has committed to elect to retain 375,000 shares of Common Stock less the aggregate number of Electing Shares, if any, held by stockholders of Zilog other than Warburg Pincus, all stockholders who do not elect to retain Common Stock will be assured that they will receive $20.00 per share in cash for each of their shares of Common Stock. If, however, for any reason the number of Electing Shares is less than the Non-Cash Election Number, then (i) all Electing Shares will be converted into the right to retain Non-Cash Election Shares; (ii) additional shares of Common Stock, other than Electing Shares, Excluded Shares and Dissenting Shares, will be converted into the right to retain Non-Cash Election Shares, which number of additional shares shall be determined by multiplying the total number of shares, other than Electing Shares, Excluded Shares and Dissenting Shares, by a proration factor (the "Cash Proration Factor") determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares by (y) the total number of shares of Common Stock, other than Electing Shares, Excluded Shares and Dissenting Shares; and (iii) such additional shares of Common Stock shall be converted into the right to retain Non-Cash Election Shares (on a consistent basis among stockholders who held shares of Common Stock as to which they did not make the Non-Cash Election, pro rata to the number of shares as to which they did not make such election).

         With respect to certain risks related to the retention of Common Stock, see "Risk Factors."

         NON-CASH ELECTION PROCEDURE. The Non-Cash Election Form is being mailed under separate cover to holders of record of Common Stock as of the Record Date. FOR A NON-CASH ELECTION FORM TO BE EFFECTIVE, HOLDERS OF COMMON STOCK MUST PROPERLY COMPLETE SUCH NON-CASH ELECTION FORM AND RETURN IT TOGETHER WITH ALL CERTIFICATES FOR SHARES OF COMMON STOCK HELD BY SUCH HOLDER, DULY ENDORSED IN BLANK OR OTHERWISE IN FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF ZILOG (OR BY APPROPRIATE GUARANTEE OF DELIVERY AS SET FORTH IN SUCH NON-CASH ELECTION FORM), TO THE EXCHANGE AGENT AT ONE OF THE ADDRESSES LISTED ON THE NON-CASH ELECTION FORM AND NOT REVOKE THEIR NON-CASH ELECTIONS, BY 5:00 P.M., EASTERN TIME, ON THE ELECTION DATE. The determinations of the Exchange Agent as to whether or not Non-Cash Elections have been properly made or revoked, and when such election or revocations were received, will be binding.

         TO THE EXTENT THAT A HOLDER RETAINS NON-CASH ELECTION SHARES FOLLOWING CONSUMMATION OF THE MERGER, BY COMPLETING THE NON-CASH ELECTION FORM AND RETURNING SUCH NON-CASH ELECTION FORM TOGETHER WITH STOCK CERTIFICATES REPRESENTING SHARES OF COMMON STOCK, SUCH HOLDER WILL BE DEEMED TO HAVE SIGNED AND BECOME A PARTY TO THE STOCKHOLDERS AGREEMENT AS OF THE EFFECTIVE TIME AND SHALL BE ENTITLED TO ALL OF THE RIGHTS AND SUBJECT TO ALL OF THE OBLIGATIONS AND OTHERWISE SHALL BE BOUND BY ALL OF THE PROVISIONS THEREOF, IN EACH CASE APPLICABLE TO SUCH HOLDER.

         CONVERSION OF MERGER SUB STOCK. As a result of the Merger, all of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into 3,375,000 shares of Common Stock,

1,250,000 shares of Class A Non-Voting Common Stock and 250,000 shares of New Preferred Stock in the aggregate, which together will represent approximately 94.0% of the total equity capital and 90% of the voting equity capital of Zilog to be outstanding immediately after the Effective Time.

         STOCKHOLDERS AGREEMENT. The Merger Agreement requires that each Retaining Stockholder enter into the Stockholders Agreement with Zilog, TPG and affiliates of TPG, a copy of the form which is attached as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. TO THE EXTENT THAT A STOCKHOLDER RETAINS NON-CASH ELECTION SHARES FOLLOWING CONSUMMATION OF THE MERGER, BY COMPLETING THE NON-CASH ELECTION FORM AND RETURNING SUCH NON-CASH ELECTION FORM TOGETHER WITH STOCK CERTIFICATES REPRESENTING SHARES OF COMMON STOCK, THE STOCKHOLDER WILL BE DEEMED TO HAVE SIGNED AND BECOME A PARTY TO THE STOCKHOLDERS AGREEMENT AS OF THE EFFECTIVE TIME. Accordingly, holders of Non-Cash Election Shares after the Merger will receive the benefits and be subject to the obligations set forth in the Stockholders Agreement. See "Certain Provisions of the Stockholders Agreement."

         EFFECTIVE TIME OF THE MERGER. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Certificate of Merger (the "Effective Time"). The filing of the Certificate of Merger will occur as soon as practicable on or after the satisfaction or waiver of the conditions to the Merger specified in the Merger Agreement unless another date is agreed to in writing by Zilog and TPG. Subject to certain limitations, the Merger Agreement may be terminated by either Zilog or TPG if, among other reasons, the Merger has not been consummated on or before February 28, 1998. See "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger" and "--Termination."

         PROCEDURES FOR EXCHANGE OF CERTIFICATES. As soon as practicable after the Effective Time, the Exchange Agent will send a letter of transmittal to each holder of Common Stock (other than holders of Common Stock making a Non-Cash Election who have properly submitted Non-Cash Election Forms and share certificates to the Exchange Agent). The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of Common Stock in exchange for cash and, under certain circumstances, certificates representing shares of Common Stock to be retained in the Merger or the amount of cash in lieu of any fractional interest in a share of Common Stock for which the shares represented by the certificates so surrendered are exchangeable pursuant to the Merger Agreement.

         EXCEPT FOR COMMON STOCK CERTIFICATES SURRENDERED WITH A NON-CASH ELECTION FORM AS DESCRIBED ABOVE UNDER "--NON-CASH ELECTION PROCEDURE," STOCKHOLDERS OF ZILOG SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL.

         As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates at such time which prior thereto represented shares of Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, if any, into which the number of shares of Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Merger Agreement and a certificate or certificates representing the number of full shares of Common Stock, if any, to be retained by the holder thereof pursuant to the Merger Agreement. The Exchange Agent will accept such certificates when duly executed and completed in accordance with the instructions thereto, together with such other documents as may reasonably be required by the Exchange Agent. After the Effective Time, there will be no further transfer on the records of Zilog or its transfer agent of certificates representing shares of Common Stock which have been converted, in whole or in part, pursuant to the Merger Agreement into the right to receive cash, and if such certificates are presented to Zilog for transfer, they will be canceled against delivery of cash and, if appropriate, certificates for retained Common Stock. Until surrendered as contemplated by the Merger Agreement, each certificate for shares of Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger or in lieu of any fractional shares of retained Common Stock.

         No dividends or other distributions with respect to retained Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate for shares of Common Stock with respect to the shares of retained Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to the Merger Agreement until the surrender of such certificate in accordance with the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Common Stock issued in connection therewith, without interest, (i) at the time of such surrender or as promptly thereafter as practicable, the amount of any cash payable in lieu of a fractional share of retained Common Stock to which such holder is entitled pursuant to the Merger Agreement and the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such whole shares of retained Common Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Common Stock.

         FRACTIONAL SHARES. No certificates or scrip representing fractional shares of retained Common Stock will be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Zilog after the Merger. Each holder of shares of Common Stock who would otherwise have been entitled to receive a fraction of a share of retained Common Stock (after taking into account all shares of Common Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Election Price.

         FEDERAL INCOME TAX CONSEQUENCES. In the opinion of Pillsbury Madison & Sutro LLP, under currently applicable law, the following are the material United States federal income tax considerations generally applicable to the Merger. The tax treatment described herein may vary depending upon each stockholder's particular circumstances and tax position. Certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States, stockholders who do not hold their shares as capital assets and stockholders who have acquired their existing stock upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. No ruling from the Internal Revenue Service ("IRS") will be sought with respect to the federal income tax consequences discussed herein and, accordingly, there can be no assurance that the IRS will agree with the conclusions stated herein. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS. See "Risk Factors--Securities-Related Risk Factors--Federal Income Tax Consequences."

         Characterization of the Merger for U.S. Federal Income Tax Purposes. For U.S. federal income tax purposes, Merger Sub will be disregarded as a transitory entity, and the Merger of Merger Sub with and into Zilog will be treated as a sale of a portion of a tendering stockholder's Common Stock to TPG and as a redemption of a portion of such stockholder's Common Stock by Zilog. It is unclear how the allocation of proceeds between the sale and redemption should be determined. Zilog intends to take the position that the percentage of a stockholder's Common Stock disposed of by the stockholder pursuant to the Merger which will be treated as sold to TPG will be equal to (i) the amount contributed to Merger Sub by TPG in exchange for Merger Sub stock divided by
(ii) the aggregate amount of cash paid to stockholders pursuant to the Merger. The remainder of such stockholder's Common Stock disposed of in the Merger will be treated as redeemed by Zilog. The IRS could, however, adopt a different approach in determining the portion, if any, of a stockholder's Common Stock which is treated as redeemed by Zilog. See "--Federal Income Tax Consequences--Stockholders Receiving Cash" below for a discussion of the consequences of cash being deemed paid in redemption of Common Stock.

         Stockholders Receiving Cash. As described more fully below, the U.S. federal income tax consequences of the Merger with respect to a particular stockholder will depend upon, among other things, (i) the extent to which a stockholder is deemed to have sold his or her Common Stock to TPG or is deemed to have had his or her Common Stock redeemed by Zilog and (ii) whether the redemption of a holder's Common Stock by Zilog will qualify as a sale or exchange under section 302 of the Code. First, to the extent that a stockholder is considered to have sold Common Stock to TPG such stockholder will recognize either capital gain or loss (assuming the Common Stock is held by such stockholder as a capital asset) equal to the difference between the amount realized on his or her deemed sale of Common Stock to TPG (i.e., the cash proceeds properly allocated to such sale) and the stockholder's adjusted tax basis in such Common Stock. Such gain or loss generally will be long-term capital gain or loss if the Common Stock is held as a capital asset by the stockholder for more than one year. Second, a stockholder also will recognize either capital gain or loss equal to the difference between the cash proceeds allocable to the redemption of such stockholder's Common Stock by Zilog and the stockholder's adjusted tax basis in such Common Stock, to the extent such redemption is treated as a sale or exchange under section 302 of the Code with respect to such stockholder. Such gain or loss generally will be long-term capital gain or loss if the Common Stock is held as a capital asset by the stockholder for more than one year. Under the Taxpayer Relief Act of 1997, long-term capital gain recognized by an individual from disposition of his or her Common Stock will be subject to a maximum U.S. federal income tax rate of 20% if the Common Stock is held for more than 18 months; such gain will be subject to a maximum U.S. federal income tax rate of 28% if the Common Stock is held for more than one year but less than 18 months. Capital gain recognized by a corporate taxpayer remains subject to U.S. federal income tax at the ordinary income rates applicable to corporations.

         Under section 302 of the Code, a redemption of Common Stock pursuant to the Merger will, as a general rule, be treated as a sale or exchange if such redemption (a) is "substantially disproportionate" with respect to the stockholder, (b) results in a "complete redemption" of the stockholder's interest in Zilog or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. In determining whether any of these section 302 tests is satisfied, stockholders must take into account not only the Common Stock that they actually own, but also any Common Stock they are deemed to own under the constructive ownership rules set forth in section 318 of the Code. Pursuant to these constructive ownership rules, a stockholder is deemed to own constructively any Common Stock that is owned by certain related individuals or entities and any Common Stock that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

         The redemption of a stockholder's Common Stock will be "substantially disproportionate" with respect to such stockholder if, among other things, the percentage of Common Stock actually and constructively owned by such stockholder immediately following the Merger is less than 80% of the percentage of Common Stock actually and constructively owned by such stockholder immediately prior to the Merger. Stockholders should consult their own tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances.

         The redemption of a stockholder's Common Stock will result in a "complete redemption" of a stockholder's interest in Zilog if either (i) all the Common Stock actually and constructively owned by the stockholder is redeemed or sold pursuant to the Merger or (ii) all the Common Stock actually owned by the stockholder is redeemed or sold pursuant to the Merger and the stockholder is eligible to waive, and does effectively waive in accordance with section 302(c) of the Code, attribution of all Common Stock which otherwise would be considered to be constructively owned by such stockholder.

         Even if the redemption of a stockholder's Common Stock fails to satisfy the "substantially disproportionate" test or the "complete redemption" test described above, the redemption of a stockholder's Common Stock may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's redemption of Common Stock pursuant to the Merger results in a "meaningful reduction" in such stockholder's proportionate Common Stock interest in Zilog. Whether the receipt of cash by a stockholder will be considered "not essentially equivalent to a dividend" will depend upon such stockholder's facts and circumstances. In certain circumstances, even a small reduction in a stockholder's proportionate equity interest may satisfy this test. For example, the IRS has indicated in a published ruling that a 3.3% reduction in the proportionate equity interest of a small (substantially less than 1%) stockholder in a publicly held corporation who exercises no control over corporate affairs constitutes such a "meaningful reduction." Stockholders should consult with their own tax advisors as to the application of this test in their particular situations.

         A stockholder may not be able to satisfy one of the above three tests because of contemporaneous acquisitions of Common Stock by such stockholder or a related party whose Common Stock would be attributed to such stockholder under section 318 of the Code. Stockholders should consult their own tax advisors regarding the tax consequences of such acquisitions in their particular circumstances.

         If a stockholder cannot satisfy any of the three tests described above and to the extent Zilog has sufficient current or accumulated earnings and profits, such stockholder will be treated as having received a dividend which will be includable in gross income (and treated as ordinary income) in an amount equal to the cash received (without regard to gain or loss, if any).

         In the case of a corporate stockholder, if the cash paid is treated as a dividend, such dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate stockholder does not satisfy certain holding period requirements with respect to the Common Stock or if the Common Stock is treated as "debt financed portfolio stock" within the meaning of section 246A(c) of the Code. Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under section 1059(a) of the Code, in which case a corporate stockholder's adjusted tax basis in the Common Stock retained by such stockholder would be reduced, but not below zero, by the amount of the nontaxed portion of such dividend. By virtue of section 1011 of the Taxpayer Relief Act of 1997, any amount of the nontaxed portion of the dividend in excess of the corporate stockholder's adjusted tax basis in the Common Stock retained by such stockholder is immediately subject to tax in the taxable year of the ex dividend date for the dividend. Corporate stockholders are urged to consult their own tax advisors as to the effect of section 1059 of the Code on the adjusted tax basis of their Common Stock.

         Stockholders Retaining a Portion of Their Common Stock and Receiving Cash. To the extent that a stockholder elects to retain a portion of his or her Common Stock and exchange a portion of his or her Common Stock for cash, the tax treatment of the stockholder's receipt of such cash will be the same as set forth above under "--Federal Income Consequences--Stockholders Receiving Cash."

         The Merger will have no tax consequences to a stockholder (and, thus, a stockholder will not recognize any gain or loss as a result of the Merger), to the extent such stockholder retains Common Stock. However, as described more fully above under "--Stockholders Receiving Cash," a stockholder's retention of Common Stock may, under certain circumstances, cause the cash received by such stockholder pursuant to the Merger to be treated as a dividend for U.S. federal income tax purposes.

         Foreign Stockholders. The following is a general discussion of certain U.S. federal income tax consequences of the Merger to foreign stockholders. For this purpose, a foreign stockholder is any person who is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual, a foreign partnership or a foreign estate or trust.

                 Withholding. In the case of any foreign stockholder, the Exchange Agent will withhold 30% of the amount paid to redeem the Common Stock of such stockholder in order to satisfy certain U.S. withholding requirements, unless such foreign stockholder proves in a manner satisfactory to Zilog and the Exchange Agent that either (i) the redemption of his or her Common Stock pursuant to the Merger will qualify as a sale or exchange under section 302 of the Code, rather than as a dividend for U.S. federal income tax purposes, in which case no withholding will be required, (ii) the foreign stockholder is eligible for a reduced tax treaty rate with respect to dividend income, in which case the Exchange Agent will withhold at the reduced treaty rate, or (iii) no U.S. withholding is otherwise required. Foreign stockholders should consult their own tax advisors regarding the application of these withholding rules.

                 Information Reporting and Backup Withholding. Zilog must report annually to the IRS and to each stockholder the amount of dividends paid to such stockholder and the backup withholding tax, if any, withheld with respect to such dividends. Copies of these information returns also may be made available to the tax authorities in the country in which a foreign stockholder resides under the provisions of an applicable income tax treaty. Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid to a foreign stockholder at an address outside the United States (unless the payor has knowledge that the payee is a U.S. person).

                 Payment of the proceeds of a sale of Common Stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a foreign stockholder and the payor does not have actual knowledge that such owner is a U.S. person, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of his or her gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (i) such broker has documentary evidence in its records that the beneficial owner is a foreign holder and certain other conditions are met or (ii) the beneficial owner otherwise establishes an exemption.

                 Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability provided the required information is furnished to the IRS. The backup withholding and information reporting rules are currently under review by the Treasury Department and their application to the Common Stock could be changed by future regulations.

         ALTHOUGH THE FOREGOING ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO THE MERGER, THE DISCUSSION DOES NOT ADDRESS EVERY FEDERAL INCOME TAX CONCERN WHICH MAY BE APPLICABLE TO A PARTICULAR STOCKHOLDER. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO SUCH STOCKHOLDER, IN THE LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OR RETENTION OF COMMON STOCK PURSUANT TO THE MERGER.

         ACCOUNTING TREATMENT. The Merger is intended to be accounted for as a recapitalization for financial reporting purposes. Pursuant to the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time will be converted, at the election of the holder thereof into either the right to receive $20.00 in cash or the right to retain one share of Common Stock provided that exactly 375,000 shares of Common Stock shall be retained by existing stockholders of Zilog. As a result, 10% of the voting shares of Common Stock of the Surviving Corporation will be owned by existing stockholders. Because TPG and its affiliates will acquire less than substantially all of the Common Stock, "push-down" accounting is not required. Accordingly, the Merger will be accounted for as a recapitalization for financial reporting purposes. The historical basis of Zilog's assets and liabilities should not be impacted by the transaction.

         EFFECT ON OPTIONS AND EMPLOYEE BENEFIT MATTERS. At the Effective Time, each Option, whether or not otherwise exercisable, shall become fully vested and exercisable. At the Effective Time, each Option shall be canceled by Zilog and each holder of any such canceled Option having an exercise or purchase price of less than the Cash Election Price will receive, in consideration of such cancellation, a payment from Zilog after the Merger (less any applicable withholding taxes) equal to the product of (x) the total number of shares of Common Stock subject or related to such Option and (y) the excess of the Cash Election Price over the exercise or purchase price per share of Common Stock subject or related to such Option, payable in cash within five days of the Effective Time. Each Option having an exercise or purchase price equal to or greater than the Cash Election Price will be canceled by Zilog at the Effective Time without the payment of any consideration.

         Following the Effective Time, no current holder of an Option granted under any of Zilog's stock plans nor any participant under other plans, programs or arrangements of Zilog shall have any right thereunder to acquire equity securities of Zilog or the Surviving Corporation. It is anticipated that Zilog will adopt a stock option plan following the Merger that will permit the grant of stock options covering approximately 20% of the Surviving Corporation's equity on a fully diluted basis over an approximately four-year period. Under the proposed stock option plan, the Surviving Corporation shortly after the closing of the Merger would grant stock options covering approximately one-third of the underlying plan shares, representing approximately 6.7% of the equity of the Surviving Corporation on a fully diluted basis. These initial stock options would be granted primarily to the group of approximately 500 non-executive employees of the Surviving Corporation. However, only one-quarter of these stock options, covering approximately 1.7% of the Surviving Corporation's equity on a fully diluted basis, would be awarded to the nine current members of senior management. There can be no assurances that the proposed stock option plan will be successfully implemented by the Surviving Corporation or that such plan will not be materially different from that described herein. See "--Interests of Certain Persons in the Merger."

         The Merger Agreement provides that, subject to certain exceptions, until December 31, 1997, Zilog shall maintain or cause to be maintained wages, compensation levels, employee pension and welfare plans for the benefit of employees and former employees of Zilog which, in the aggregate, are not less favorable than those wages, compensation levels and other benefits currently provided under the benefit plans of Zilog.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain directors and officers of Zilog have interests, described below, that may present them with potential conflicts of interest in connection with the Merger. The Board of Directors is aware of the conflicts and considered them in addition to the other matters described under "--Background of the Merger" and "--Recommendation of the Board of Directors; Reasons for the Merger" when it approved the Merger Agreement and recommended that stockholders vote in favor of the Merger.

         Pursuant to the employment agreement between Zilog and Edgar A. Sack, upon consummation of the Merger, the term of Dr. Sack's employment will be automatically extended for 24 months from the earlier of the Effective Time or the expiration date of his employment agreement. If Dr. Sack terminates employment with Zilog after the Effective Time, either voluntarily or involuntarily: (i) Dr. Sack will be entitled to receive the following payments in a cash lump sum: (A) the then current base salary for the period remaining under his employment agreement, (B) payouts under Zilog's Employee Performance Incentive Plan for awards granted prior to the effective date of termination of employment, and (C) payouts under Zilog's Executive Bonus Plan for awards granted prior to the effective date of termination of employment; (ii) all of Dr. Sack's outstanding unvested stock options will fully vest effective with the last date of his active employment; and (iii) Dr. Sack will be entitled to continue his participation in group insurance plans maintained by Zilog. Prior to the announcement of the Merger, Dr. Sack advised Zilog's Board of Directors of his intention to step down as CEO after the Effective Time, at a mutually acceptable time.

         Pursuant to the employment agreements between Zilog and each of Michael J. Bradshaw, Richard L. Moore, Robert E. Collins, Richard R. Pickard, Sally M. Baumwell, J. James Magill, Alan Secor and Thomas C. Carson, upon consummation of the Merger, the term of each such executive officer's employment will be automatically extended for 24 months from the earlier of the Effective Time or the expiration date of each respective employment agreement. If any of such executive officers terminates employment with Zilog after the Effective Time, either voluntarily for Good Reason (as defined in each respective employment agreement) or involuntarily for reasons other than for Cause or Detrimental Activity (as defined in each respective employment agreement): (i) the executive officer will be entitled to receive the following payments in a cash lump sum: (A) the then current base salary for the period remaining under the employment agreement, (B) payouts under Zilog's Employee Performance Incentive Plan for awards granted prior to the effective date of termination of employment, and (C) payouts under Zilog's Executive Bonus Plan for awards granted prior to the effective date of termination of employment; (ii) the executive officer's outstanding unvested stock options will continue to vest for the period of time remaining under the employment agreement; and (iii) the executive officer will be entitled to continue participation in group insurance plans maintained by Zilog.

         The Merger Agreement provides that Zilog's bonus plans (as in effect on or before March 1, 1997) will be maintained after the Merger through the end of the 1997 fiscal year. The maximum aggregate amount that may be payable under Zilog's Employee Performance Incentive Plan is $4 million, with payments to occur in the first quarter of 1998. The maximum aggregate amount that may be payable under Zilog's Executive Bonus Plan is $1,900,000, for the 1997 plan year, with the payouts to occur in the first quarters of 1999 and 2000. Residual payments for the 1996 and 1995 plan years will not exceed $1,081,000 payable in the first quarter of 1998 and $549,400 payable in the first quarter of 1999.

         Shares of Common Stock held by officers and directors of Zilog will be converted into the right to receive the same consideration as shares of Common Stock held by other stockholders and may be subject to proration. See "--Merger Consideration." Options held by officers and directors of Zilog will be treated in the same manner as any Options held by other Option holders. See "--Effect on Options and Employee Benefit Matters."

         The following table reflects the estimated value of the payments to which each executive officer and certain other employees of Zilog will be entitled, upon consummation of the Merger, pursuant to Option arrangements:

                 Officer/Employee Name           Net Option Payments
           ---------------------------------     -------------------
           Edgar A. Sack . . . . . . . . . .          $ 2,183,701
           Michael J. Bradshaw . . . . . . .               51,800
           Richard L. Moore  . . . . . . . .                    0
           Robert E. Collins . . . . . . . .                    0
           Richard R. Pickard  . . . . . . .               17,500
           Sally M. Baumwell . . . . . . . .              116,674
           J. James Magill . . . . . . . . .               89,300
           Alan Secor  . . . . . . . . . . .              149,519
           Thomas C. Carson  . . . . . . . .              175,000

         Pursuant to the Merger Agreement, Zilog has agreed to indemnify each present and former director and officer of Zilog to the fullest extent Zilog would have been permitted by law on the date the Merger Agreement was executed and will, subject to certain limitations, maintain for a period of six years after the Effective Time directors' and officers' liability insurance with coverage in amount and scope at least as favorable as Zilog's liability insurance in effect on the date the Merger Agreement was executed. See "Certain Provisions of the Merger Agreement -- Indemnification and Insurance."

         EXECUTIVE OFFICERS AND DIRECTORS OF MERGER SUB. As Merger Sub is an acquisition vehicle established solely to consummate the Merger, it does not have any executive officers other than those individuals who have been appointed officers in order to effect the consummation of the Merger. These individuals will not be officers of Zilog after the Merger and have no interests in the Merger other than as executives or employees of TPG and its affiliates. Similarly, the directors of Merger Sub, who will continue as directors of Zilog after the Merger, will not receive any compensation for serving as such and will have no interests in the Merger other than as executives or employees of TPG.

         DELISTING OF COMMON STOCK FROM THE NYSE. As a result of the Merger, it is likely that the Common Stock will no longer meet the listing requirements of the NYSE, and the NYSE may unilaterally act to delist the Common Stock from the NYSE. Even if the NYSE does not act unilaterally to delist the Common Stock, it is not intended that, after the Effective Time, the Common Stock will be listed on the NYSE or any other national securities exchange. Zilog and TPG have each agreed, pursuant to the Merger Agreement, to cooperate in taking, or causing to be taken, all actions necessary to delist the Common Stock from the NYSE. The delisting of the Common Stock is likely to have a material adverse effect on the trading market for, and the value of, the Common Stock and there can be no assurance that any trading market will exist for the Common Stock after the Merger. See "Risk Factors--Securities-Related Risk Factors--Delisting of Common Stock from the NYSE."

         TERMINATION OF SEC REPORTING. As a result of the Merger, it is expected that the shares of Common Stock will be held by fewer than 300 stockholders of record. In such a case, Zilog will deregister the Common Stock under the Exchange Act. If the Common Stock is so deregistered, Zilog will not be required to comply with the proxy or the periodic reporting requirements of the Exchange Act and does not plan to provide any reports or information to its public stockholders other than pursuant to the right to inspect the books and records of Zilog as required by Delaware law. As a result, the information available to stockholders on the business and financial condition of Zilog would be reduced, which could have a material adverse effect on the value of the Common Stock. See "Risk Factors--Securities-Related Risk Factors--Termination of SEC Reporting."

         RESALE OF RETAINED COMMON STOCK FOLLOWING THE MERGER. Subject to the terms and conditions of the Stockholders Agreement, the Common Stock to be retained in connection with the Merger will be freely transferable, except that shares retained by any stockholder who immediately prior to the Merger may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of Zilog for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This Proxy Statement/

Prospectus does not cover sales of Common Stock retained by any person who may be deemed to be an affiliate of Zilog.

         MERGER FINANCINGS. Zilog expects to incur approximately $255 million of funded long-term debt and TPG expects to make an equity contribution to Merger Sub of approximately $117.5 million, which amounts will be used to (i) fund payment of the cash consideration in the Merger; (ii) repay certain indebtedness of Zilog; and (iii) pay the fees and expenses incurred in connection with the Merger. It is currently anticipated that the transactions contemplated by the Merger Agreement will be funded by approximately $105 million of bank borrowings by Zilog (the "Term Loan Facility") pursuant to senior secured credit facilities with a group of financial institutions led by affiliates of Goldman, Sachs Credit Partners L.P. and BankBoston, N.A. and approximately $150 million either (A) in senior subordinated notes (the "Debt Securities") which are anticipated to be sold in an underwritten offering or private placement or (B) in the event the Debt Securities have not been sold at or prior to the Effective Time, through subordinated debt financing provided by affiliates of Goldman, Sachs & Co. and BancBoston Securities, Inc. (collectively, the "Merger Financings"). Zilog also expects to enter into a $50 million senior secured revolving credit facility with a group of financial institutions led by Goldman, Sachs Credit Partners L.P. and BankBoston, N.A. to provide for Zilog's working capital requirements following the Merger. On November 18, 1997, TPG and Merger Sub received commitments from Goldman, Sachs & Co. and Goldman, Sachs Credit Partners L.P. with respect to the Merger Financings (the "Commitment Letters"). The commitments are subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to the commitment. See "Risk Factors--Securities- Related Risk Factors--Substantial Leverage; Stockholders' Deficit; Liquidity."

         UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION. The following unaudited pro forma consolidated financial information of Zilog (the "Pro Forma Financial Information") has been prepared to give effect to the Merger. The pro forma adjustments presented are based upon available information and certain assumptions that Zilog's management believes are reasonable under the circumstances.

         The unaudited pro forma consolidated balance sheet of Zilog as of September 28, 1997 (the "Pro Forma Balance Sheet") gives effect to the Merger assuming the realization and application of net proceeds, as described in the "Notes to Unaudited Pro Forma Consolidated Balance Sheet," had occurred on September 28, 1997. The unaudited pro forma consolidated statements of operations of Zilog for the year ended December 31, 1996 and the nine-month period ended September 28, 1997 (the "Pro Forma Statements of Operations") give effect to the recapitalization as if it had occurred on January 1, 1996 and January 1, 1997, respectively.

         The Pro Forma Financial Information should be read in conjunction with Zilog's annual consolidated financial statements and notes thereto contained in Zilog's Annual Report to Shareholders and Zilog's Annual Report on Form 10-K for the year ended December 31, 1996. The Pro Forma Financial Information and related notes are provided for informational purposes only and do not purport to be indicative of the results that would have actually been obtained had the Merger been completed on the dates indicated or that may be expected to occur in the future. See "Available Information," "Incorporation of Certain Documents by Reference," and "Forward-Looking Statements."

         The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the Merger as a recapitalization. Because TPG will acquire less than substantially all of the Common Stock, "push down" accounting is not required. Accordingly, the Merger will be accounted for as a recapitalization for financial reporting purposes and the historical basis of Zilog's assets and liabilities should not be impacted by the transaction.

                                  ZILOG, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 28, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               Historical    Adjustments          Pro Forma
                                                              ------------   -----------         -----------
ASSETS
Current assets:
  Cash and cash equivalents   . . . . . . . . . . . . . . .   $    22,507                        $    22,507
  Short-term investments  . . . . . . . . . . . . . . . . .        70,948    $   (59,697)(1)          11,251
  Accounts receivable   . . . . . . . . . . . . . . . . . .        35,476                             35,476
  Inventories   . . . . . . . . . . . . . . . . . . . . . .        32,115                             32,115

  Prepaid expenses, deferred income taxes
    and other current assets  . . . . . . . . . . . . . . .        17,306                             17,306
                                                              ------------   -----------         -----------
      Total current assets  . . . . . . . . . . . . . . . .       178,352        (59,697)            118,655

Property, plant and equipment, at cost  . . . . . . . . . .       405,764                            405,764
Less:  accumulated depreciation and amortization  . . . . .      (175,499)                          (175,499)
                                                              -----------    -----------         -----------
  Net property, plant and equipment   . . . . . . . . . . .       230,265                            230,265

Other assets  . . . . . . . . . . . . . . . . . . . . . . .         2,100          8,906 (2)          11,006
                                                              -----------    -----------         -----------

                                                              $   410,717    $   (50,791)        $   359,926
                                                              ===========    ===========         ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable  . . . . . . . . . . . . . . . . . . . .   $    22,625                        $    22,625
  Accrued compensation and employee benefits  . . . . . . .        17,946                             17,946
  Other accrued liabilities   . . . . . . . . . . . . . . .         4,745                              4,745
  Income taxes payable  . . . . . . . . . . . . . . . . . .        10,695    $    (1,853)(3)           8,842
                                                              -----------    -----------         -----------
      Total current liabilities . . . . . . . . . . . . . .        56,011         (1,853)             54,158


Deferred income taxes . . . . . . . . . . . . . . . . . . .        16,050                             16,050
Long-term debt  . . . . . . . . . . . . . . . . . . . . . .            --        255,000 (4)         255,000
                                                              -----------    -----------         -----------
                                                                   16,050        255,000             271,050
Stockholders' equity:
  Common Stock and paid in capital; Historical:  Preferred
    Stock, $0.01 par value; 190,000 shares authorized;
    no shares issued and outstanding at September 28,
    1997; Common Stock, $0.01 par value; 75,000,000 shares
    authorized; 20,253,189 shares issued and outstanding
    at September 28, 1997. Pro forma:  Preferred Stock,
    $100 stated value; 5,000,000 shares authorized;
    250,000 issued and outstanding at September 28, 1997;
    Common Stock, $0.01 par value; 35,000,000 shares
    authorized; 3,750,000 issued and outstanding at
    September 28, 1997; and Class A Non-Voting Common
    Stock, $0.01 par value; 15,000,000 shares authorized;
    1,250,000 shares issued and outstanding at
    September 28, 1997  . . . . . . . . . . . . . . . . . .       163,694        117,500 (5)          25,050
                                                                                (256,144)(6)
  Retained earnings   . . . . . . . . . . . . . . . . . . .       174,877       (141,420)(6)
                                                                                 (21,094)(2)
                                                                                  (2,780)(3)
                                                                                      72 (7)           9,655
  Net unrealized gain on securities   . . . . . . . . . . .            85            (72)(7)              13
                                                              -----------    -----------         -----------
      Total stockholders' equity  . . . . . . . . . . . . .       338,656       (303,938)             34,718
                                                              -----------    -----------         -----------
                                                              $   410,717    $   (50,791)        $   359,926
                                                              ===========    ===========         ===========


 (See accompanying notes to the unaudited pro forma consolidated balance sheet)

                                  ZILOG, INC.
            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 28, 1997
                                 (IN THOUSANDS)

         Based upon the consolidated balance sheet of Zilog as of September 28, 1997, approximate sources and uses of funds for the Merger are as follows:

         Source of Funds:
                   TPG investment   . . . . . . . . . . . . . .       $117,500
                   New indebtedness   . . . . . . . . . . . . .        255,000
                   Cash of Zilog  . . . . . . . . . . . . . . .         59,697
                                                                      --------
                        Total   . . . . . . . . . . . . . . . .       $432,197
                                                                      ========
         Use of Funds:
                   Purchase outstanding shares  . . . . . . . .       $397,564
                   Payment for outstanding stock options  . . .          4,633
                   Estimated fees and expenses  . . . . . . . .         30,000(a)
                                                                      --------
                        Total   . . . . . . . . . . . . . . . .       $432,197
                                                                      ========

----------
(a) The estimated fees and expenses include $8,906 of debt issuance costs which will be capitalized and amortized over the terms of the related debt, and $21,094 of nonfinancing related transaction expenses which will be netted against stockholders' equity.

         After the Merger, 55,000,000 shares of all classes of stock will be authorized. There shall be 5,000,000 shares of authorized preferred stock, $100 stated value, 250,000 shares issued and outstanding as shares of New Preferred Stock. There shall be two classes of authorized Common Stock with a par value of $0.01. Common Stock shall have 35,000,000 authorized, 3,750,000 issued and outstanding shares. Class A Non-Voting Common Stock shall have 15,000,000 authorized shares and 1,250,000 issued and outstanding shares.

         The unaudited pro forma consolidated balance sheet on the previous page gives effect to the following pro forma adjustments:

(1) Zilog will utilize approximately $432.2 million of cash to complete the Merger. The source of those funds consists of the following: $117.5 million from the TPG investment, $255 million from the issuance of debt and $59.7 million of Zilog's existing short-term investments.

(2) Zilog estimates that it will incur approximately $30 million of expenses to complete the Merger. Approximately $8.9 million of the $30 million will relate to debt issuance costs and will be capitalized as other assets. Approximately $21.1 million of the $30 million will charged to retained earnings.

(3) Represents the payment to cancel outstanding stock options. At September 28, 1997, options for 2,834,253 shares were outstanding with exercise prices less than $20 per share. This one time charge of approximately $4.6 million is reflected in the Pro Forma Balance Sheet, net of taxes of approximately $1.9 million, but not in the Pro Forma Statement of Operations due to its unusual nonrecurring nature.

(4)  Represents the debt used to finance the Merger.

(5) TPG will invest approximately $117.5 million in Zilog and will receive 250,000 shares of New Preferred Stock, 3,375,000 shares of Common Stock and 1,250,000 shares of Class A Non-Voting Common Stock.

(6) Zilog will repurchase and retire its pre-Merger outstanding Common Stock, less 375,000 shares, for $20.00 per share. This transaction will utilize approximately $397.6 million of cash. As the carrying value of the Common Stock to be retired (after the $117.5 million TPG investment) is approximately $281.2 million, after considering the par value of post-Merger New Preferred and Common Stock of approximately $25 million, approximately $141.4 million will be charged to retained earnings upon retirement.

(7) To record the realized gain of $72,000 with respect to the short-term investments to be utilized in the Merger.

                                  ZILOG, INC.
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    Year Ended December 31, 1996             Nine Months Ended September 28, 1997
                                             -------------------------------------------  ------------------------------------------
                                             Historical    Adjustments        Pro Forma   Historical    Adjustments        Pro Forma
                                             -----------  -------------      -----------  -----------  --------------     ----------
Net sales................................    $  298,425                      $  298,425   $  202,218                      $ 202,218

Costs and expenses:
  Cost of sales..........................       175,319                         175,319      130,061                        130,061
  Research and development ..............        30,548                          30,548       22,305                         22,305
  Selling, general and administrative ...        47,934                          47,934       35,754                         35,754
                                             ----------                      ----------   ----------                      ---------
                                                253,801                         253,801      188,120                        188,120
                                             ----------                      ----------   ----------                      ---------

Operating income ........................        44,624                          44,624       14,098                         14,098

Other income (expense):
  Interest income........................         2,733   $     (2,168)(1)          565        1,963   $      (1,443)(1)        520
  Interest expense ......................          (290)       (25,333)(2)      (25,623)        (206)        (19,000)(2)    (19,206)
  Other, net ............................          (911)                           (911)         (93)                           (93)
                                             ----------   ------------       ----------   ----------   --------------     ---------
Income (loss) before income taxes........        46,156        (27,501)          18,655       15,762         (20,443)        (4,681)

Provision (benefit) for income taxes ....        16,155         (8,693)           7,462        4,260          (6,132)        (1,872)
                                             ----------   ------------       ----------   ----------   -------------      ---------
Net income (loss)........................    $   30,001   $    (18,808)          11,193   $   11,502   $     (14,311)        (2,809)
                                             ==========   ============       ----------   ==========   =============      ---------

Preferred dividend requirement ..........                                        (3,375)                                     (2,531)
                                                                             ----------                                   ---------
Income (loss) applicable to common
  stockholders ..........................                                    $    7,818                                   $  (5,340)
                                                                             ==========                                   =========

Net income (loss) per share..............    $     1.47                      $     1.56   $     0.55                      $   (1.07)
                                             ==========                      ==========   ==========                      =========

Number of shares used in computing share
  amounts................................        20,454                           5,000       20,739                          5,000
----------                                   ==========                      ==========   ==========                      =========

(1) Represents reduction of interest income due to the reduction of short-term investments as a result of the Merger.

(2) Represents interest expense and amortization of debt issuance costs as a result of the Merger, using an assumed average interest rate of 9.5%.

                              PRICE OF COMMON STOCK

        Since May 17, 1995, the Common Stock has been listed and traded on the NYSE under the symbol "ZLG." Previously, the Common Stock was listed and traded on the Nasdaq National Market ("Nasdaq") under the symbol "ZLOG." The following table shows the high and low closing prices for the Common Stock for the fiscal periods indicated, as reported by the Nasdaq and the NYSE Composite Transactions Tape, as applicable:

                                                           High            Low
Year Ended December 31, 1995:
        First Quarter ............................      $   37-3/4     $  28-1/4
        Second Quarter ...........................          49-5/8        34-5/8
        Third Quarter ............................          53-1/4        38-7/8
        Fourth Quarter ...........................          41-1/2        29-3/4
Year Ended December 31, 1996:
        First Quarter ............................          38-7/8        30-1/8
        Second Quarter ...........................          39-3/4        24
        Third Quarter ............................          26-3/4        15-1/2
        Fourth Quarter ...........................          29-1/4        18-1/4
Year Ended December 31, 1997:
        First Quarter ............................          27-5/8        21-1/2
        Second Quarter ...........................          23-1/2        17-1/4
        Third Quarter ............................          24-13/16      18-3/4
        Fourth Quarter (through December 11, 1997)          24-9/16       18-1/16

         As of December 10, 1997, there were approximately 1,193 stockholders of record of Common Stock.

        On July 18, 1997 the last trading day before public announcement of the execution of the Original Merger Agreement, the last sale price of Common Stock as reported on the NYSE Composite Transactions Tape was $22-3/8 per share. On November 18, 1997, the last trading day before public announcement of the execution of the amend-ment to the Original Merger Agreement, the closing price of the Common Stock was $19-3/16 per share. For infor-ma-tion regarding the events leading up to and the reasons for the execution of the amendment to the Merger Agree-ment, see "The Merger--Background of the Merger" and "--Recommendation of the Board of Directors; Reasons for the Merger."

         On December 11, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the last sale price of Common Stock as reported on the NYSE Composite Transactions Tape was $18-1/16 per share.

        Stockholders of Zilog should obtain current market prices of the Common Stock.

        Since its initial public offering in 1991, Zilog has not paid any cash dividends on Common Stock and it does not have any present intention to commence payment of any cash dividends. Zilog intends to retain earnings, if any, to provide funds for the operation of and expansion of its business and to repay indebtedness arising from the Merger. Zilog's debt agreements related to the Merger are expected to contain certain covenants restricting the payment of dividends on, or repurchases of, Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

EXISTING CAPITAL STOCK

         Zilog is authorized by its existing Certificate of Incorporation to issue an aggregate of 75,000,000 shares of Common Stock and 190,000 shares of preferred stock, par value $0.01 per share (the "Existing Preferred Stock"). As of the Record Date, there were 20,333,792 shares of Common Stock outstanding that were held of record by approximately 1,193 stockholders. There are no shares of Existing Preferred Stock issued or outstanding. The following is a summary of certain of the rights, powers, preferences and limitations pertaining to Zilog's capital stock. For a full description of Common Stock, reference is made to the Certificate of Incorporation and the Bylaws of Zilog as currently in effect, copies of which are on file with the Commission.

      COMMON STOCK. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Approval of matters brought before the stockholders requires the affirmative vote of a majority of outstanding shares, except as otherwise required by law. Subject to the rights of holders of Preferred Stock, if any, all shares of Common Stock are entitled to share in such dividends as the Board of Directors may from time to time declare from sources legally available therefor. Subject to the rights of creditors and holders of Preferred Stock, if any, holders of Common Stock are entitled to share ratably in a distribution of assets of Zilog upon any liquidation, dissolution or winding-up of Zilog.

      EXISTING PREFERRED STOCK. The Board of Directors of Zilog is authorized to issue, by resolution and without any action by stockholders, up to 190,000 shares of Existing Preferred Stock and may establish the voting rights, designations, preferences and relative, participating, optional or other special rights of such series of Preferred Stock. No shares of Existing Preferred Stock are currently outstanding.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE EXISTING CERTIFICATE OF INCORPORATION AND DELAWARE LAW

      CERTIFICATE OF INCORPORATION. Under Zilog's existing Certificate of Incorporation, the Board of Directors has the power to authorize the issuance of up to 190,000 shares of Existing Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. The issuance of Existing Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change in control of Zilog, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of the Common Stock.

      DELAWARE TAKEOVER STATUTE. Zilog is subject to section 203 of the DGCL ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the law will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of (in one transaction or a series of transactions) 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation, or by any direct or indirect majority-owned subsidiary thereof, of any stock of the corporation or such subsidiary to the interested stockholder; (iv) any transaction involving the corporation, or any direct or indirect majority-owned subsidiary thereof, that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or any such subsidiary which is owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary thereof. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

CAPITAL STOCK FOLLOWING THE MERGER

      If the Merger is approved by the requisite vote of the stockholders of Zilog at the Special Meeting, the Certificate of Incorporation of Zilog will be amended and restated at the Effective Time. The amended and restated Certificate of Incorporation, in the form attached as Annex F to this Proxy Statement/Prospectus and incorporated herein by reference, will be that of the Surviving Corporation. The following is a summary of certain of the rights, powers, preferences and limitations pertaining to the capital stock of Zilog after giving effect to the Merger. For a full description of such capital stock, see Annex F hereof.

      Pursuant to the proposed amendment and restatement to the Certificate of Incorporation, the Surviving Corporation will be authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of preferred stock.

      The common stock will consist of two classes, 35,000,000 shares of which will be designated Common Stock, par value $0.01 per share, and 15,000,000 shares of which will be designated Class A Non-Voting Common Stock, par value $0.01 per share. Holders of Common Stock will be entitled to one vote per share on all matters submitted to a vote of stockholders. Approval of matters brought before the stockholders will require the affirmative vote of a majority of the holders of the outstanding shares of Common Stock, except as otherwise required by the DGCL. Holders of Class A Non-Voting Common Stock will not have any voting rights, except the right to vote as a class to the extent required by DGCL.

      Except for differences in voting rights described above, the rights, powers, preferences and limitations of the Common Stock and Class A Non-Voting Common Stock will be identical. Subject to the rights of holders of New Preferred Stock and other classes and/or series of preferred stock, if any, all shares of Common Stock and Class A Non-Voting Common Stock are entitled to share in such dividends as the Board of Directors may from time to time declare from sources legally available therefor. Subject to the rights of creditors and holders of New Preferred Stock and other classes and/or series of preferred stock, if any, holders of Common Stock and Class A Non-Voting Common Stock are entitled to share ratably in a distribution of assets of the Surviving Corporation upon any liquidation, dissolution or winding up of the Surviving Corporation.

      Following the Merger, the Board of Directors of the Surviving Corporation will be authorized to issue, from time to time, by resolution and without any action by stockholders, up to 5,000,000 shares of preferred stock, par value $100.00 per share, in one or more classes and/or series and may establish the powers, designations, preferences, rights and qualifications, limitations or restrictions (which may differ with respect to each such class and/or series) of such class and/or series. The Merger Agreement requires that, immediately after the Effective Time, the Board of Directors of the Surviving Corporation adopt a resolution providing for the creation of the series of New Preferred Stock into which the shares of capital stock of Merger Sub are to be converted in the Merger. The New Preferred Stock will be a non-voting 13.5% pay-in-kind preferred stock with a stated value of $100.00 per share.

      The New Preferred Stock will accumulate dividends at the rate of 13.5% per annum (payable quarterly) for periods ending on or prior to the anniversary of the Effective Time in 2008, and 15.5% per annum thereafter. Dividends will be payable, at the election of the Board of Directors of the Surviving Corporation but subject to availability of funds and the terms of the Merger Financings, in cash or in kind through a corresponding increase in the liquidation preference (as described below) of the New Preferred Stock. The New Preferred Stock will have an initial liquidation preference of $100.00 per share.

      To the extent that a quarterly dividend payment in respect of a share of New Preferred Stock is not made in cash when due, the amount of such unpaid dividend will accumulate (whether or not declared by the Board of Directors of the Surviving Corporation) through an increase in the liquidation preference of such share of New Preferred Stock equal to the amount of such unpaid dividend, and compounding dividends will accumulate on all such accumulated and unpaid dividends. The liquidation preference will be reduced to the extent that previously accumulated dividends are thereafter paid in cash. The Surviving Corporation will be required on the anniversary of the Effective Time in 2008 to pay in cash all accumulated dividends that have been applied to increase the liquidation preference (the "Clean-Down").

      Shares of New Preferred Stock may be redeemed at the option of the Surviving Corporation, in whole or in part, at the redemption prices ranging from 105%, if redeemed prior to the six-month anniversary of the Effective Time in 1998, to 100%, if redeemed after the six-month anniversary of the Effective Time in 2003, in each case of the sum of (i) the liquidation preference thereof, increased to the extent that accumulated dividends thereon shall not have been paid in cash, plus (ii) accrued and unpaid dividends thereon to the date of redemption. Optional redemption of the New Preferred Stock will be subject to, and expressly conditioned upon, certain limitations under the Merger Financings.

      In certain circumstances, including the occurrence of a change of control of the Surviving Corporation, but again subject to certain limitations under the Merger Financings, the Surviving Corporation may be required to repurchase shares of New Preferred Stock at 101% of the sum of the liquidation preference thereof, increased to the extent that accumulated dividends thereon shall not have been paid in cash, plus accumulated and unpaid dividends to the repurchase date.

      Holders of New Preferred Stock will not have any voting rights with respect thereto, except for (i) such rights as are provided under the DGCL, (ii) the right to elect, as a class, one director of the Surviving Corporation in the event that the Surviving Corporation fails to comply with its Clean-Down or repurchase obligations and (iii) class voting rights with respect to transactions adversely affecting the rights, preferences or powers of the New Preferred Stock and certain transactions involving stock that ranks junior in payment of dividends, or upon liquidation, to the New Preferred Stock.

STOCKHOLDERS AGREEMENT

      The Merger Agreement requires that each Retaining Stockholder enter into a Stockholders Agreement with Zilog and TPG, a copy of the form of which is attached as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. TO THE EXTENT THAT A STOCKHOLDER RETAINS NON-CASH ELECTION SHARES FOLLOWING CONSUMMATION OF THE MERGER, BY COMPLETING THE NON-CASH ELECTION FORM AND RETURNING SUCH NON-CASH ELECTION FORM TOGETHER WITH STOCK CERTIFICATES REPRESENTING SHARES OF COMMON STOCK, THE STOCKHOLDER WILL BE DEEMED TO HAVE SIGNED AND BECOME A PARTY TO THE STOCKHOLDERS AGREEMENT AS OF THE EFFECTIVE TIME. Accordingly, holders of Non-Cash Election Shares after the Merger will receive the benefits and be subject to the obligations set forth in the Stockholders Agreement. See "Certain Provisions of the Stockholders Agreement."

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

      The following summary describes the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy
Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement.

      Pursuant to Amendment Number One to the Agreement and Plan of Merger, dated as of November 18, 1997, by and among TPG, Merger Sub and Zilog, Merger Sub was deemed to have signed and become a party to the Merger Agreement as of November 18, 1997 and is entitled to all of the rights and subject to all of the obligations and is otherwise bound by all the provisions thereof, in each case applicable to Merger Sub.

      THE MERGER. The Merger Agreement provides that, following the approval of the Merger and the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will be merged with and into Zilog, the separate corporate existence of Merger Sub will cease, and Zilog will continue as the surviving corporation succeeding to and assuming all rights and obligations of Merger Sub and Zilog in accordance with the DGCL.

      If the conditions to the Merger are satisfied or waived, Zilog and Merger Sub shall cause to be filed with the Secretary of State of the State of Delaware a duly executed certificate of merger (the "Certificate of Merger"). The Merger will become effective upon the filing and acceptance thereof or at such date thereafter as Merger Sub and Zilog have agreed and have specified in the Certificate of Merger.

      The effect of the Merger shall be that each share of Common Stock outstanding at the Effective Time (other than Excluded Shares, which will be canceled and retired and shall cease to exist, and any fractional shares and Dissenting Shares) will be converted into either the right to receive (i) the Cash Election Price, or (ii) a Non-Cash Election Share, as more fully described under "The Merger--Merger Consideration" and "--Non-Cash Election." With regard to the treatment of fractional shares, see "The Merger--Fractional Shares," and of Dissenting Shares, see "Stockholders' Appraisal Rights."

      REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains customary representations and warranties of Zilog and its subsidiaries relating to, among other things: (i) organization, standing and similar corporate matters; (ii) Zilog's capital stock structure; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iv) the absence of conflict between (A) the execution and delivery of the Merger Agreement and the transactions contemplated thereby and (B) Zilog's charter or a material contract of Zilog; (v) all government and other consents; (vi) the accuracy of information contained in public documents filed by Zilog with the Commission; (vii) the absence of certain events with respect to Zilog; (viii) the accuracy of information supplied by Zilog in connection with this Proxy Statement/Prospectus; (ix) the compliance as to form of this Proxy Statement/Prospectus in all material respects with the requirements of the Securities Act and the Exchange Act; (x) compliance with applicable laws; (xi) filing of complete and correct tax returns and payment of all applicable taxes;
(xii) the absence of undisclosed liabilities; (xiii) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended, employment matters and certain labor matters; (xiv) pending or threatened material litigation or investigations; (xv) environmental matters;
(xvi) Zilog's ownership of or right to use its intellectual property and the lack of any material unauthorized use, infringement or misappropriation of Zilog's intellectual property; (xvii) the inapplicability of certain state laws governing business combinations; (xviii) brokers' and financial advisors' fees and expenses; (xix) the required vote of holders of outstanding shares of Common Stock to approve the Merger and adopt the Merger Agreement; (xx) title to property and assets; (xxi) title to owned real property, valid leasehold and subleasehold interests in leased real property and other real estate related matters; (xxii) the absence of defaults under material contracts; (xxiii) insurance; (xxiv) the absence of transactions between Zilog or its subsidiaries with affiliates of Zilog; (xxv) the absence of additional obligations to pay any employees as a result of the Merger; and (xxvi) the accuracy of financial forecasts prepared by Zilog and of the information furnished to TPG or Merger Sub.

      The Merger Agreement also contains customary representations and warranties of TPG and Merger Sub relating to, among other things: (i) organization, standing and similar corporate matters; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iii) the absence of conflict between (A) the execution and delivery of the Merger Agreement and the transaction contemplated thereby and
(B) TPG's or Merger Sub's charter or a material contract of TPG or Merger Sub;
(iv) all government and other consents; (v) the accuracy of information supplied by TPG and Merger Sub in connection with this Proxy Statement/Prospectus; (vi) the purpose and operations of Merger Sub; (vii) brokers' or financial advisors' fees and expenses; (viii) binding written commitments from financial institutions for financing necessary to consummate the Merger and (ix) the financial capitalization of Merger Sub by TPG upon completion of the Merger.

      CERTAIN PRE-CLOSING COVENANTS. Pursuant to the Merger Agreement and until the Effective Time, Zilog has agreed to only conduct the businesses of Zilog and its subsidiaries in the ordinary course of its business as currently conducted and to maintain its assets. Zilog shall use its reasonable best efforts to preserve intact the business organization of Zilog and its subsidiaries, to keep available the services of its present officers and employees and to preserve the present relationships of Zilog and its subsidiaries with customers, suppliers and other persons with which Zilog or any of its subsidiaries has significant business dealings. Zilog agreed that it will not, and will not permit any of its subsidiaries to: (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or make payments to stockholders, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Zilog or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or equity equivalent or convertible securities, or modify or alter the terms of any of the foregoing; (iii) amend its Certificate of Incorporation or Bylaws; (iv) acquire or agree to acquire any business or any corporation, partnership, limited liability company, association or other business organization or division thereof involving assets having a purchase price greater than a specified amount; (v) subject to certain exceptions, sell, lease, license, encumber or otherwise dispose of any of its assets other than in the ordinary course of business consistent with past practice; (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Zilog or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep well" or other agreement to maintain any financial statement condition of others or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice below certain specified limits, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to Zilog or any subsidiary of Zilog; (vii) alter the corporate structure or ownership of Zilog or its subsidiaries; (viii) increase or enhance the compensation or benefits of directors, officers or employees, except under certain circumstances; (ix) knowingly violate or fail to perform any material obligation or duty imposed by any material federal, state or local law, rule, regulation, guideline or ordinance; (x) settle or compromise any suit, proceeding, investigation or claim or threatened suit, proceeding, investigation or claim outside of specified limits; (xi) except to the extent required by law or agreed to by TPG, (A) compromise any material tax liability or (B) prepare or file any material tax return inconsistent with past practice;
(xii) make any material change in its method of accounting; (xiii) make or agree to make any new capital expenditure above certain specified limits; (xiv) subject to certain exceptions, pay, discharge, settle or satisfy any claims, liabilities or obligations; (xv) enter into, modify, amend or terminate any material agreement and, subject to certain exceptions, release or assign any material rights or claims; (xvi) commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar laws; (xvii) except under certain circumstances, sell, assign, transfer, license or permit to lapse any material right with respect to Zilog's intellectual property rights; or (xviii) authorize, recommend, propose or announce an intention to do any of the foregoing.

      NO SOLICITATION OF TRANSACTIONS. Pursuant to the Merger Agreement, Zilog has agreed that neither Zilog nor any of its subsidiaries, will, directly or indirectly, through any of its officers, directors, employees, representatives or agents: (i) solicit, initiate, or knowingly encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an inquiry, proposal or offer for (A) any direct or indirect acquisition or purchase of 25% or more of the aggregate assets of Zilog and its subsidiaries, taken as a whole, or 25% or more of the voting power of the shares of Common Stock then outstanding, (B) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the voting power of the outstanding shares of Common Stock or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Zilog, other than the transactions contemplated by the Merger Agreement (each, a "Takeover Proposal"); (ii) participate in any discussions or negotiations regarding any Takeover Proposal; (iii) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by Zilog's Board of Directors of the Merger or the Merger Agreement; (iv) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or (v) enter into any agreement related to any Takeover Proposal. The Merger Agreement does not prevent Zilog, at any time prior to the receipt of stockholder approval of the Merger, from: (i) furnishing information with respect to Zilog to any person pursuant to a confidentiality agreement in connection with any unsolicited Takeover Proposal, provided, that the Board of Directors of Zilog determines in good faith, after consultation with outside counsel, that furnishing such information would be consistent with its fiduciary responsibilities to Zilog's stockholders under applicable law;
(ii) participating in discussions, investigations and/or negotiations regarding such Takeover Proposal, provided, that the Board of Directors of Zilog determines in good faith, after consultation with outside counsel, that so participating would be consistent with its fiduciary responsibilities to Zilog's stockholders under applicable law; (iii) suspending the Board of Directors' recommendation to approve the Merger pending the Board of Directors' analysis of a Takeover Proposal; (iv) modifying or withdrawing the recommendation of the Board of Directors to approve the Merger if the Board of Directors determines in good faith that a Takeover Proposal is a Superior Proposal (as defined below) and, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to so modify or withdraw such recommendation; or
(v) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making any disclosure to Zilog's stockholders if, in the good faith judgment of the Board of Directors, after consultation with outside counsel, such disclosure is necessary in order to comply with its fiduciary duties to Zilog's stockholders under applicable law or is otherwise required under applicable law. A "Superior Proposal" means any proposal determined by the Board of Directors in good faith, after consultation with outside counsel, to be a bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash, property and/or securities, more than 50% of the combined voting power of the outstanding shares of Common Stock or all or substantially all the assets of Zilog on terms which the Board determines in good faith, after consultation with outside counsel and with a financial advisor of nationally recognized reputation, to be more favorable to Zilog's stockholders than the Merger.

      Zilog must promptly notify TPG in the event that Zilog furnishes information with respect to Zilog to any person pursuant to a confidentiality agreement in connection with an unsolicited Takeover Proposal or participates in discussions, investigations and/or negotiations regarding such Takeover Proposal. Zilog may approve or recommend a Superior Proposal or terminate the Merger Agreement, subject to the payment of specified termination fees (see "--Expenses and Certain Required Payments"), if the Board of Directors determines in good faith, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to Zilog's stockholders under applicable law to do so only after the second business day following TPG's receipt of written notice advising TPG that Zilog's Board of Directors has received a Takeover Proposal that may constitute a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

      The Merger Agreement provides that, except in connection with the making of a Takeover Proposal, neither Zilog nor any of its subsidiaries will terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party unless the Board of Directors has determined in good faith after consultation with outside counsel that to do so is necessary to comply with its fiduciary duties to Zilog's stockholders.

      DELISTING OF COMMON STOCK FROM THE NYSE. The Merger Agreement provides that TPG and Zilog will cooperate with each other in taking all actions necessary to delist the Common Stock from the NYSE, which delisting will not become effective until after the Effective Time. It is intended that the Common Stock following the Merger will not be quoted on the Nasdaq National Market or listed on any national securities exchange. See "Risk Factors--Securities-Related Risk Factors--Delisting of Common Stock from the NYSE" and "The Merger--Delisting of Common Stock from the NYSE."

      BOARD OF DIRECTORS AND OFFICERS OF ZILOG FOLLOWING THE MERGER. The Merger Agreement provides that the directors of Merger Sub immediately prior to the Effective Time will be the directors of Zilog until the next annual meeting of stockholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

      The Merger Agreement also provides that the officers of Zilog immediately prior to the Effective Time will be officers of Zilog following the Merger until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. Information about such persons is contained in Zilog's Annual Report on Form 10-K for the year ended December 31, 1996 which is incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Information by Reference."

      The following table sets forth the name, age and position with Zilog of each person who is expected to serve as a director of Zilog after the Effective Time. After the Effective Time, the Board of Directors will be subject to change from time to time.


         Name                   Age           Position
         ----                   ---           --------

   David Bonderman               54           Director

   David M. Stanton              34           Director

   Edgar A. Sack                 67           Director


      David Bonderman, age 54, is a principal and founding member of TPG. Prior to forming TPG, Mr. Bonderman was Chief Operating Officer and Chief Investment Officer of Keystone Inc., a private investment firm, from 1983 to August 1992. Mr. Bonderman serves on the Boards of Directors of Continental Airlines, Inc., Bell & Howell Company, Virgin Entertainment, Beringer Wine Estates, Inc., Denbury Resources, Inc., Ducati Motor Holdings, S.p.A., Washington Mutual, Inc., Ryanair, Ltd. and Credicom Asia, N.V. Mr. Bonderman also serves in general partner advisory board roles for Acadia Partners, L.P., Newbridge Investment Partners, L.P., Newbridge Latin America, L.P. and Aqua International, L.P.

      David M. Stanton, age 34, is a partner of TPG. From 1991 until he joined TPG in 1994, Mr. Stanton was a venture capitalist with Trinity Ventures, where he specialized in information technology, software and telecommunications investing. Mr. Stanton earned a BS degree in Chemical Engineering from Stanford University and received an MBA from the Stanford Graduate School of Business. Mr. Stanton serves on the Boards of Directors of Belden & Blake Corporation, Denbury Resources, Inc., TPG Communications, Inc. and Paradyne Partners, L.P.

      Edgar A. Sack, age 67, has served as President, Chief Executive Officer and a director since June 1989. Dr. Sack was elected Chairman of the Board of Zilog in November 1990. Previously, Dr. Sack was employed for over 15 years by General Instrument Corporation, where he held the positions of Vice President of the Integrated Circuits Division, Vice President and General Manager of the Microelectronics Group and Senior Vice President. Dr. Sack was among the first to identify the potential for large scale integrated circuits in electronic systems and contributed to the early technology on non-volatile memory devices. He is the originator of the Forward Controllership(R) business management concept and is the author of a private text on the subject. Dr. Sack holds B.S., M.S. and Ph.D. degrees in electrical engineering from Carnegie Mellon University.

      Dr. Sack advised Zilog's Board of Directors of his intention to step down as CEO after the Effective Time, at a mutually acceptable time. See "Risk Factors--Company-Related Risk Factors--Dependence on Key Employees." Additional information about Dr. Sack is contained in Zilog's Annual Report on Form 10-K for the year ended December 31, 1996 which is incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Information by Reference."

      STOCK AND EMPLOYEE BENEFIT PLANS. The treatment in the Merger of outstanding Company stock options and of Zilog's employee benefit plans is described in "The Merger--Effect on Options and Employee Benefit Matters."

      ACCESS TO INFORMATION. Subject to the confidentiality agreement between Lehman Brothers, on behalf of Zilog, and TPG, Zilog has agreed in the Merger Agreement to, and cause its subsidiaries to, afford to TPG and to the officers, employees, accountants, counsel, financial advisors and other representatives and agents of TPG reasonable access to all of the key employees, properties, books, contracts, commitments, documents and record of Zilog and its subsidiaries during the period from the date of the Merger Agreement through the Effective Time.

      PUBLIC ANNOUNCEMENTS. Zilog and TPG have agreed not to make any public announcements with respect to the Merger without consulting with each other, except as required by law, fiduciary duty or by obligations pursuant to any listing agreement with any national securities exchange.

      REAL ESTATE TRANSFER TAX. The Merger Agreement requires that either TPG or the Surviving Corporation will pay any state or local tax attributable to the transfer of the beneficial ownership of the real property of Zilog or any of its subsidiaries, if any, and any penalties or interest with respect to such taxes, payable in connection with the consummation of the Merger.

      INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, the Surviving Corporation will indemnify and hold harmless each present and former director and officer of Zilog determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the Effective Time to the fullest extent that Zilog would have been permitted under the DGCL and its Certificate of Incorporation or Bylaws. The Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law.

      The Merger Agreement provides that the Surviving Corporation will have the right to assume the defense of any claim, action, suit, proceeding or investigation described in the above paragraph. If the Surviving Corporation does not elect to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation will pay all reasonable fees and expenses of one firm of counsel in any jurisdiction for the Indemnified Parties, provided that the Indemnified Parties will cooperate in the defense of any such matter and the Surviving Corporation will not be liable for any settlement effected without its prior written consent.

      For a period of six years after the Effective Time, the Surviving Corporation will maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time. The coverage under such insurance must be at least as favorable as Zilog's existing directors' and officers' liability insurance coverage; however, the Surviving Corporation will not be obligated to pay annual premiums in excess of approximately $540,000.

      SURVIVING CORPORATION PREFERRED STOCK. The Merger Agreement requires that, immediately after the Effective Time, the Board of Directors of the Surviving Corporation adopt a resolution providing for the creation of the series of New Preferred Stock into which the shares of capital stock of Merger Sub are to be converted in the Merger. See "Description of Capital Stock--Capital Stock Following the Merger."

      REASONABLE BEST EFFORTS. Pursuant to the Merger Agreement and subject to certain conditions and limitations described therein and the fiduciary responsibilities of the Board of Directors, Zilog, TPG and Merger Sub have agreed to use their reasonable best efforts to take certain specified and other actions, including arranging and completing the financing, so that the consummation of the Merger shall occur as soon as practicable.

      CONDITIONS TO THE CONSUMMATION OF THE MERGER. The respective obligations of Zilog and TPG to effect the Merger are subject to the following closing conditions: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved in the manner required by applicable law or the applicable regulation of any stock exchange or regulatory body, or by the vote of the holders of outstanding shares of Common Stock; (ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and all requisite governmental consents, registrations, approvals, permits or authorizations shall have been obtained;
(iii) no court or government entity shall have enacted, issued, promulgated, enforced or entered any law, order, decree or ruling that is in effect and would (A) restrain, enjoin or otherwise prohibit the consummation of the Merger or make the acquisition or holding by TPG of the common stock of the Surviving Corporation illegal, (B) compel TPG or any of its subsidiaries or Zilog or any of its subsidiaries to dispose of or hold separate all or a material portion of the business or assets of TPG and its subsidiaries or Zilog or its subsidiaries, respectively, or (C) impose any financial burden on TPG or the Surviving Corporation or any limitation on the ability of TPG to hold or operate the business of Zilog or any of its subsidiaries which would materially reduce the economic or business benefits TPG expects to realize from the Merger; (iv) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding (initiated or threatened) seeking a stop order; and (v) Zilog shall have received all state securities and "blue sky" permits and approvals necessary to consummate the Merger.

      TPG's and Merger Sub's obligations to effect the Merger are further subject to the following additional conditions: (i) Zilog shall have performed in all material respects all obligations of the Merger Agreement, and the representations and warranties of Zilog contained in the Merger Agreement shall be true and correct as of the Closing Date; (ii) Zilog shall have obtained the consent or approval of third parties whose consents or approvals are required in order to consummate the Merger; (iii) TPG shall have received the proceeds of financing on the terms contemplated by the Commitment Letters, see "The Merger--Merger Financings," or on other terms reasonably satisfactory to TPG; and (iv) Warburg Pincus shall have made and not revoked a valid Non-Cash Election with respect to 375,000 shares of Common Stock less the aggregate number of Electing Shares, if any, held by stockholders of Zilog other than Warburg Pincus in accordance with the terms of the Stockholders Voting Agreement.

      The obligations of Zilog to effect the Merger are further subject to the following additional conditions: (i) TPG and Merger Sub shall have performed in all material respects all obligations of the Merger Agreement, and the representations and warranties of TPG and Merger Sub contained in the Merger Agreement shall be true and correct as of the closing date of the Merger; and
(ii) TPG and Merger Sub shall have obtained the consent or approval of third parties whose consents or approvals are required in order to consummate the Merger.

      TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Zilog:

      (a)   by mutual written consent of TPG, Merger Sub and Zilog;

      (b) by either TPG or Zilog: (i) if the Merger shall not have been consummated on or before February 28, 1998 (provided that the terminating party has not breached in any material respect its obligations under the Merger Agreement in any manner that has proximately contributed to the failure to consummate the Merger by February 28, 1998); (ii) if any court or governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided that the right to terminate the Merger Agreement pursuant to this section will not be available to any party who has not used its reasonable best efforts to cause such order to be lifted); or (iii) if the approval of Zilog's stockholders of the Merger and the Merger Agreement shall not have been obtained at the Special Meeting or any adjournment thereof;

      (c) by TPG or Merger Sub if: (i) any of Zilog's representations and warranties in the Merger Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, and such untruth or incorrectness cannot be cured or has not been cured within 60 days after the giving of written notice to Zilog; (ii) Zilog shall have failed to perform in any material respect any material agreement or covenant of Zilog to be performed or complied with under the Merger Agreement and such failure cannot be or has not been cured within 20 days after the giving of written notice to Zilog; or (iii) the Board of Directors or any committee thereof shall have withdrawn, or modified in a manner adverse to TPG or Merger Sub, its approval or recommendation of the Merger or Merger Agreement or approved or recommended any Takeover Proposal or other acquisition agreement or resolved to take any of the foregoing actions; provided that the suspension of the recommendation of the Board of Directors for consideration of a Takeover Proposal shall not give rise to termination pursuant to this section; or

      (d) by Zilog, if: (i) pursuant to and in compliance with the Merger Agreement, the Board of Directors of Zilog concludes in good faith, based on advice from outside counsel, that terminating the Merger Agreement would be consistent with its fiduciary responsibilities to Zilog's stockholders under applicable law, provided that TPG shall have received written notice that the Board of Directors has received a Takeover Proposal which may constitute a Superior Proposal and Zilog has paid the termination fee required by the Merger Agreement (see "--Expenses and Certain Required Payments"); (ii) any of TPG's or Merger Sub's representations and warranties in the Merger Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect and such untruth or incorrectness cannot be or has not been cured within 60 days after giving of written notice to TPG or Merger Sub; or (iii) TPG or Merger Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of TPG or Merger Sub to be performed or complied with under the Merger Agreement and such failure cannot be or has not been cured within 20 days after the giving of written notice to TPG or Merger Sub.

      AMENDMENT; EXTENSION; WAIVER. The Merger Agreement may be amended by the parties at any time before or after obtaining approval of the Merger Agreement and the Merger by the stockholders of Zilog; provided, however, that, after approval of the stockholders of Zilog, no amendment may be made which would require further stockholder approval. At any time prior to the Effective Time any party may (i) extend the time for the performance of any of the obligations or other acts of the other parties of the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties made by the other party contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

      EXPENSES AND CERTAIN REQUIRED PAYMENTS. Zilog has agreed to pay TPG $15 million (i) if Zilog terminates the Merger Agreement on the grounds that Zilog's Board of Directors concludes in good faith, based on advice from outside counsel, that terminating the Merger Agreement would be consistent with its fiduciary responsibilities to Zilog's stockholders under applicable law, in which case such payment must be made simultaneously with termination; (ii) if TPG terminates the Merger Agreement on the grounds that Zilog's Board of Directors shall have withdrawn or modified in a manner adverse to TPG or Merger Sub its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal or other acquisition agreement or shall have resolved to take any of the foregoing actions, in which case such payment must be made within one business day after termination; (iii) if either TPG or Zilog terminates the Merger Agreement on the grounds that (A) the requisite approval of Zilog's stockholders of the Merger and the Merger Agreement has not been obtained at a meeting of stockholders duly convened (a "Company Negative Vote"), (B) at the time of such Company Negative Vote a Takeover Proposal is pending and (C) within one year after such termination, Zilog consummates either (1) a merger, consolidation or other business combination between Zilog and any other person (other than TPG, Merger Sub or an affiliate of TPG) or (2) the sale of 30% or more of the voting securities of Zilog or of 30% or more of the assets of Zilog and its subsidiaries, in which case such payment must be made simultaneously with the closing of the event described in clause (1) or (2) above.

      TPG has agreed to pay Zilog $5 million if the Merger Agreement is terminated by either TPG or Zilog on the grounds that the Merger has not been consummated by February 28, 1998 (provided that the terminating party has not breached in any material respect its obligations under the Merger Agreement in any manner that has proximately contributed to the failure to consummate the Merger by February 28, 1998) and at the time of such termination, (i) TPG has not obtained the proceeds of financing on the terms set forth in the Commitment Letters or on other terms reasonably satisfactory to TPG; (ii) each of the other conditions set forth in the Merger Agreement to the obligations of Zilog, TPG and Merger Sub has been satisfied or waived; and (iii) TPG and Merger Sub are not then entitled to terminate the Merger Agreement for any other reason (other than the Merger not being consummated by February 28, 1998), in which case such payment must be made no later than one business day after the termination of the Merger Agreement.

      Except as otherwise provided above, all fees and expenses incurred in connection with the Merger Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that filing fees related to compliance with the HSR Act will be borne equally by Zilog and TPG.

             CERTAIN PROVISIONS OF THE STOCKHOLDERS VOTING AGREEMENT

      The following summary describes the material provisions of the Stockholders Voting Agreement by and among TPG, on the one hand, and the Warburg Stockholders, on the other hand, a copy of which is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Stockholders Voting Agreement.

      VOTING ARRANGEMENTS. Pursuant to the Stockholders Voting Agreement, each of the Warburg Stockholders has severally agreed to vote the shares of Common Stock held by such Warburg Stockholder, including all shares of Common Stock acquired by the Warburg Stockholders during the term of the Stockholders Voting Agreement (the "Subject Shares") at any meeting of stockholders of Zilog called to vote upon the Merger and the Merger Agreement (or in any other circumstances upon which a vote, consent or other approval, including a written consent, with respect to the Merger and the Merger Agreement is sought) (i) in favor of the Merger, the adoption by Zilog of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and (ii) against (A) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Zilog or any other Takeover Proposal or (B) any amendment of the Certificate of Incorporation or Bylaws or other proposal or transaction involving Zilog or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, delay, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. Each Warburg Stockholder has agreed to waive any appraisal rights granted pursuant to Section 262 to which it may otherwise be entitled as a result of the Merger or the other transactions contemplated by the Merger Agreement.

      GRANT OF IRREVOCABLE PROXY. Upon TPG's request, each Warburg Stockholder has agreed to irrevocably grant to and appoint TPG its proxy and attorney-in-fact (with full power of substitution) to vote the Subject Shares of such Stockholder, or grant a consent or approval, in favor of or against the matters described above in "--Voting Arrangements" and to execute and deliver an appropriate instrument irrevocably granting such proxy. The proxy so granted will terminate upon any termination of the Stockholders Voting Agreement which shall occur upon the earlier of the termination of the Merger Agreement or the Effective Time.

      TRANSFER RESTRICTIONS. Under the Stockholders Voting Agreement, each of the Warburg Stockholders has agreed not to (i) transfer, sell, pledge, assign or otherwise dispose of, including by gift (collectively, "Transfer"), or enter into any contract, option or other arrangement, including any profit sharing arrangement, with respect to the Transfer of, any of the Subject Shares to any person other than pursuant to the terms of the Merger or (ii) enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise, in connection with, directly or indirectly, any Takeover Proposal.

      NO SOLICITATION. During the term of the Stockholders Voting Agreement, each of the Warburg Stockholders has agreed not to (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

      NON-CASH ELECTION UNDER MERGER AGREEMENT. Warburg Pincus has agreed that it will make and will not revoke an effective Non-Cash Election with respect to 375,000 shares of Common Stock less the aggregate number of Electing Shares, if any, held by stockholders of Zilog other than Warburg Pincus.

      STOCKHOLDERS AGREEMENT. Warburg Pincus has agreed that it will enter into the Stockholders Agreement with each other Retaining Stockholder, Zilog, TPG and affiliates of TPG. See "Certain Provisions of the Stockholders Agreement."

                CERTAIN PROVISIONS OF THE STOCKHOLDERS AGREEMENT

      The following summary describes material provisions of the Stockholders Agreement, a copy of the form of which is attached as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Stockholders Agreement.

      TO THE EXTENT THAT A HOLDER RETAINS NON-CASH ELECTION SHARES FOLLOWING CONSUMMATION OF THE MERGER, BY COMPLETING THE NON-CASH ELECTION FORM AND RETURNING SUCH NON-CASH ELECTION FORM TOGETHER WITH STOCK CERTIFICATES REPRESENTING SHARES OF COMMON STOCK, SUCH HOLDER WILL BE DEEMED TO HAVE SIGNED AND BECOME A PARTY TO THE STOCKHOLDERS AGREEMENT AS OF THE EFFECTIVE TIME AND SHALL BE ENTITLED TO ALL OF THE RIGHTS AND SUBJECT TO ALL OF THE OBLIGATIONS AND OTHERWISE SHALL BE BOUND BY ALL OF THE PROVISIONS THEREOF, IN EACH CASE APPLICABLE TO SUCH HOLDER.

      TRANSFER RESTRICTIONS. No Retaining Stockholder may, directly or indirectly, sell, assign, pledge, hypothecate, encumber or otherwise dispose of (voluntarily or involuntarily) any of its shares of Common Stock or any interest in such shares (all of which acts will be deemed to be included in the term "transfer") unless (i) the transfer is expressly permitted by, and made in compliance with, certain provisions of the Stockholders Agreement, or (ii) the transfer is made to TPG or any of its affiliates.

      Each certificate representing shares of Common Stock will contain a restrictive legend indicating that the securities represented by such certificate are subject to the terms of the Stockholders Agreement and that such shares may be voted, sold, transferred or otherwise disposed of only in accordance with such agreement.

      PERMITTED TRANSFERS BY TPG. TPG or any of its affiliates may transfer (voluntarily or involuntarily) any of its shares of Common Stock, or any interest in such shares beneficially owned by it, to any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or any other entity or any government or political subdivision or an agency, department or instrumentality thereof (a "Person") free and clear of any restrictions set forth in the Stockholders Agreement, subject to the obligations of TPG relating to Tag-Along Rights. See "--Tag-Along Rights." Any affiliate of TPG receiving shares of Common Stock from TPG will be required to execute and deliver a written agreement assuming all of the obligations of TPG with respect to the transferred shares of Common Stock, and TPG will remain liable for such transferee's failure to perform its obligations under the Stockholders Agreement.

      PERMITTED TRANSFERS BY RETAINING STOCKHOLDERS. Notwithstanding the transfer restrictions described above and the right of first offer described below, each Retaining Stockholder may transfer its shares of Common Stock (i) if it is an entity, (A) to any partnership in which it directly or indirectly owns or controls 100% of either the capital or profit interests or (B) to any corporation or limited liability company in which it directly or indirectly owns or controls 100% of the outstanding voting securities or member interests; and
(ii) if it is a natural person, to any trust created for the benefit of such person and/or member of such person's family (each of (i) and (ii), a "100% Affiliate"). Any 100% Affiliate receiving shares of Common Stock from a Retaining Stockholder will be required to execute and deliver a written agreement assuming all of the obligations of such Retaining Stockholder with respect to the transferred shares of the Company and agreeing to transfer such shares back to such Retaining Stockholder prior to it ceasing to be a 100% Affiliate of such Retaining Stockholder. Such a Retaining Stockholder will remain liable for any such 100% Affiliate's failure to perform its obligations under the Stockholders Agreement with respect to the transferred shares of Common Stock.

      Subject to certain conditions, a Retaining Stockholder may also pledge its shares of Common Stock to a financial institution.

      RIGHT OF FIRST OFFER. Notwithstanding the transfer restrictions described above, if a Retaining Stockholder desires to sell its shares of Common Stock to a third party, such Retaining Stockholder must give prompt written notice (a "Notice of Offer") to TPG and Zilog of the proposed purchase price for the shares of Common Stock being offered, the proposed closing date for the transfer, the number of shares proposed to be transferred and any other material term or condition to the proposed transfer. TPG will then have 20 days following the receipt of the Notice of Offer to elect to purchase the shares of Common Stock on the terms and conditions set forth therein. If TPG does not elect to purchase such shares of Common Stock, the Retaining Stockholder may sell, within 90 days of the date on which the Notice of Offer was delivered to TPG and Zilog, all, but not less than all, of such shares on the terms and conditions set forth in the Notice of Offer. The transferee receiving such shares must execute and deliver a written agreement assuming all of the obligations of such Retaining Stockholder with respect to the transferred shares of Common Stock.

      TAG-ALONG RIGHTS. Notwithstanding the transfer restrictions and right of first offer described above, in the event that TPG reaches a binding agreement with a Person to sell all or a portion of its shares of Common Stock such that, as a result of such transfer, 40% or more of the voting power of Zilog would be held by a Person not affiliated with TPG, subject to certain conditions, each Retaining Stockholder may elect to participate in such sale (each Retaining Stockholder making such an election hereinafter referenced as an "Electing Stockholder"). TPG will cause the prospective purchaser (the "Prospective Purchaser"), subject to certain terms and conditions, to purchase from each Electing Stockholder (in lieu of purchasing from TPG) that number of shares of Common Stock then owned by such Electing Stockholder which will equal the product of (i) the number of shares of Common Stock then owned by the Electing Stockholder multiplied by (ii) a fraction, the numerator of which will equal the number of shares of Common Stock to be purchased by the Prospective Purchaser from TPG and the denominator of which will equal the total number of shares of Common Stock then owned by TPG (such product, the "Applicable Amount"). Any purchase by the Prospective Purchaser of the Applicable Amount of shares of Common Stock of any Electing Stockholder will be at the same price per share and on the same terms and conditions as would be applicable to TPG in such transaction.

      DRAG-ALONG RIGHTS. Notwithstanding the transfer restrictions and right of first offer described above, subject to certain terms and conditions, if TPG executes a binding agreement to transfer all of its shares of Common Stock to a Person making an offer in good faith which is not an affiliate of TPG (the "Offeror), then each Retaining Stockholder must, at the sole election of TPG, transfer all of its shares of Common Stock to the Offeror (a "Drag- Along Transaction"). In a Drag-Along Transaction, each Retaining Stockholder will receive from the Offeror the same per share consideration to be paid to TPG in such transaction, and the sale of shares by each Retaining Stockholder in such a transaction will be conditioned on the simultaneous purchase of TPG's shares of Common Stock. Notwithstanding the foregoing, the Retaining Stockholder will not be obligated to transfer its shares of Common Stock in a Drag-Along Transaction if, at the time of TPG's transfer, TPG beneficially owns less than 40% of the voting power of Zilog.

      PIGGY BACK REGISTRATION. If Zilog at any time proposes to register any of its equity securities under the Securities Act (other than by registration on a Form S-4 or Form S-8 or any successor or similar form then in effect), whether or not for sale for its own account, on a form and in a manner which would permit registration of (i) shares of Common Stock or Class A Non-Voting Common Stock and (ii) any shares of Common Stock of the Company issued or issuable by way of stock dividend or other distribution or stock split or in connection with a combination, exchange or replacement of shares of Common Stock or Class A Non-Voting Common Stock, recapitalization, merger, consolidation or other reorganization (collectively, "Registrable Securities") or otherwise with respect to Registrable Securities for sale, each such time Zilog will be required to give prompt written notice to all stockholders owning Registrable Securities of its intention to do so. Subject to certain conditions and limitations, upon the written request of any stockholder, Zilog will be required to use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which Zilog has been so requested to register. In the event of any registration of Registrable Securities under the Securities Act, Zilog will provide customary indemnification to each seller of Registrable Securities, its officers and directors and to certain other Persons.

      AFFILIATE TRANSACTIONS. All transactions between Zilog and TPG or any of its affiliates will require the prior approval of the holders of a majority of the Common Stock (excluding shares held by TPG and its affiliates) other than agreements or transactions which are on arm's-length terms or consulting fees with terms which are customary between TPG and its portfolio companies. TPG does not currently charge its portfolio companies consulting fees and accordingly, expects that any such consulting fees that might be charged to the Company would be on arm's- length terms. In connection with the Merger, at the Effective Time, the Surviving Corporation will pay TPG a financial advisory fee in the amount of $6 million.

      DISPOSITION OF WARBURG PINCUS SHARES. Under certain circumstances, Zilog will be required to reimburse Warburg Pincus for the cost of investment banking fees, in an amount not to exceed $50,000, in connection with an analysis of the ownership position and disposition strategies of Warburg Pincus.

      TERM. Subject to certain exceptions, the Stockholders Agreement will expire on the eighth anniversary of the closing date of the Merger.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of December 1, 1997, the number of shares of Common Stock beneficially owned by the directors of Zilog and all directors and executive officers of Zilog as a group, and each person known to Zilog to own beneficially more than 5% of the Common Stock. Except as otherwise indicated and subject to community property laws where applicable, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals and entities.


                                                                                Beneficial Ownership
                                                                                  of Common Stock
                                                                              ----------------------
                                                                                Number       Percent
                            Name of Beneficial Owner                          of Shares     of Class
                            ------------------------                          ---------     --------
Warburg Pincus, and related affiliates(1)(2)...........................       5,477,504       27.0
  466 Lexington Avenue
  New York, New York 10017
Trimark Financial Corporation(3).......................................       2,312,000       11.4
  One First Canadian Place, Suite 5600
  P.O. Box 487, Toronto, ON, M5X 1E5
FMR Corporation........................................................       1,984,900        9.8
  82 Devonshire Street
  Boston, MA 02109-3614
Robert Fleming Inc.....................................................       1,251,050        6.2
  320 Park Avenue, 11th Floor
  New York, New York 10022
Wilke/Thompson Capital Management, Inc.................................       1,028,170        5.1
  3800 Norwest Center, 90 S. 7th Street
  Minneapolis, MN 55402
Edgar A. Sack(4).......................................................         841,436        4.1
Thomas J. Connors(5)...................................................          58,000          *
William H. Janeway(6)..................................................       5,487,704       27.0
Henry Kressel(6).......................................................       5,480,504       27.0
Michael J. Bradshaw(7).................................................         247,096        1.2
J. James Magill(8).....................................................          91,575          *
Alan Secor(9)..........................................................         101,350          *
Richard L. Moore.......................................................          31,689          *
Larry W. Wangberg......................................................          10,000          *
Robert M. White........................................................          15,000          *
All executive officers and directors as a group (15 persons)(2)(10)....       1,750,254        8.6

----------
*  Less than 1%.

(1)   Warburg Pincus             5,378,004
      WP                            99,500
                                 ---------
                                 5,477,504
                                 =========

(2) The sole general partner of Warburg Pincus is WP. E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Warburg Pincus. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP, as the sole general partner of Warburg Pincus, has a 20% interest in the profits of Warburg Pincus. William H. Janeway and Henry Kressel, directors of Zilog, are Managing Directors and members of EMW LLC and general partners of WP. As such, Mr. Janeway and Dr. Kressel may be deemed to have indirect pecuniary interests (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by Warburg Pincus and WP.

      Pursuant to the terms of the Stockholders Voting Agreement, the Warburg Stockholders have agreed to, among other things, vote their shares of Common Stock in favor of the Merger and Warburg Pincus has agreed to make a Non-Cash Election with respect to 375,000 shares of Common Stock less the aggregate number of Electing Shares, if any, held by stockholders of Zilog other than Warburg Pincus. See "Certain Provisions of the Stockholders Voting Agreement." The Merger Agreement and the Stockholders Voting Agreement provide that Warburg Pincus, WP and Retaining Stockholders will enter into the Stockholders Agreement, pursuant to which such parties will receive the benefits and be subject to the obligations thereunder. See "Certain Provisions of the Stockholders Agreement."
(3) Based on Amendment No. 1 to Schedule 13G dated May 7, 1997, filed by Trimark Financial Corp.
(4) Includes 127,513 shares subject to options exercisable within 60 days of December 1, 1997.
(5) Includes 58,000 shares subject to options exercisable within 60 days of December 1, 1997.
(6) Of the 5,487,704 shares indicated above, 10,200 are owned directly by Mr. Janeway. Of the 5,480,504 shares indicated above, 3,000 are owned directly by Kressel. The remaining 5,477,504 shares are owned directly by Warburg Pincus and WP and are included because of Mr. Janeway and Dr. Kressel's affiliation with Warburg Pincus. Mr. Janeway and Dr. Kressel disclaim "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.
(7) Includes 48,751 shares subject to options exercisable within 60 days of December 1, 1997.
(8) Includes 89,388 shares subject to options exercisable within 60 days of December 1, 1997.
(9) Includes 96,976 shares subject to options exercisable within 60 days of December 1, 1997.
(10) Includes 137,627 shares subject to options exercisable within 60 days of December 1, 1997, excludes 5,477,504 shares owned by Warburg Pincus as to which Mr. Janeway and Dr. Kressel disclaim beneficial ownership.


                              REGULATORY APPROVALS

      The Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act (which condition has been satisfied). Certain aspects of the Merger will require notification to, and filings with, certain securities and other authorities in certain states, including jurisdictions where Zilog currently operates.

      ANTITRUST. Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated. On September 2, 1997, the FTC and the Antitrust Division granted early termination of the waiting period under the HSR Act with respect to the Merger effective immediately. At any time before or after consummation of the Merger, notwithstanding that early termination of the waiting period under the HSR Act has been granted, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Zilog. At any time before or after the Effective Time, and notwithstanding that early termination of the waiting period under the HSR Act has been granted, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Zilog. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

      Based on information available to them, Zilog and Merger Sub believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Zilog and Merger Sub would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

      OTHER. The obligations of TPG, Merger Sub and Zilog under the Merger Agreement are also subject to the filing of all notices, reports and other requisite filings and the receipt of all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Zilog or TPG, or any of their respective subsidiaries, from any governmental entity in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby upon terms and conditions that are not reasonably likely to have a material adverse effect on Zilog.


                                       TPG

      TPG is a Delaware limited partnership formed in March 1997 to pursue public and private investment opportunities through a variety of methods, including leveraged buyouts, joint ventures, restructurings, bankruptcies and strategic public securities investments. TPG together with two affiliated partnerships currently have aggregate committed equity capital of over $3.2 billion. The acquisition of Zilog will be TPG's third major investment in the technology industry in the last two years.

      The principals of TPG, David Bonderman, James G. Coulter and William S. Price, also serve as the principals of TPG Partners, L.P., an investment partnership formed in 1993, with over $700 million of invested equity capital. Principal investments made by TPG Partners, L.P. include America West Airlines, Inc., Beringer Wine Estates, Del Monte Foods Company, Denbury Resources, Inc., Ducati Motor, Favorite Brands International, J. Crew Group, Inc., Paradyne Corp., and Virgin Cinemas. In addition, the principals of TPG and TPG Partners, L.P. led the $9 billion reorganization of Continental Airlines, Inc. in 1993.

      TPG maintains its principal offices at 201 Main Street, Suite 2420, Forth Worth, Texas 76102. Its telephone number at that location is (817) 871-4000.


                         STOCKHOLDERS' APPRAISAL RIGHTS

      HOLDERS OF SHARES OF COMMON STOCK WHO DO NOT VOTE IN FAVOR OF OR CONSENT TO THE MERGER AND WHO HAVE PROPERLY COMPLIED WITH THE REQUIREMENTS OF SECTION 262 WILL BE ENTITLED TO APPRAISAL RIGHTS UNDER SECTION 262. SECTION 262 IS REPRINTED IN ITS ENTIRETY AS ANNEX E TO THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS A SUMMARY OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX E. THIS DISCUSSION AND ANNEX E SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS, IF AVAILABLE, OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS, IF AVAILABLE.

      Pursuant to the terms of the Stockholders Voting Agreement, the Warburg Stockholders have waived any appraisal rights granted pursuant to Section 262 to which they may otherwise be entitled as a result of the Merger or the other transactions contemplated by the Merger Agreement.

      A stockholder of Zilog who makes the demand described below with respect to its shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger Agreement nor consents thereto in writing may be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of its shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Except as set forth herein, stockholders of Zilog will not be entitled to appraisal rights in connection with the Merger.

      Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the Special Meeting, not less than 20 days prior to the meeting, each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement/Prospectus will constitute such notice to the stockholders of Zilog.

      Stockholders of Zilog who desire to exercise their appraisal rights MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT OR THE MERGER AND MUST DELIVER A SEPARATE WRITTEN DEMAND FOR APPRAISAL TO ZILOG PRIOR TO THE VOTE BY THE STOCKHOLDERS OF ZILOG ON THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. A stockholder of Zilog who signs and returns a proxy without expressly directing by checking the applicable boxes on the reverse side of the proxy enclosed herewith that its shares of Common Stock be voted against the proposal or that an abstention be registered with respect to its shares of Common Stock in connection with the proposal will effectively have thereby waived its appraisal rights as to those shares of Common Stock because, in the absence of express contrary instructions, such shares of Common Stock will be voted in favor of the proposal. See "The Special Meeting--Voting and Revocation of Proxies." Accordingly, a stockholder of Zilog who desires to perfect appraisal rights with respect to any of its shares of Common Stock must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed proxy and from voting in person in favor of the proposal to approve the Merger Agreement, or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A demand for appraisal must be executed by or on behalf of the stockholder of Zilog of record and must reasonably inform Zilog of the identity of the stockholder of Zilog of record and that such record stockholder of Zilog intends thereby to demand appraisal of the Common Stock. A person having a beneficial interest in shares of Common Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

      A record owner, such as a broker, fiduciary or other nominee, who holds shares of Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Common Stock outstanding in the name of such record owner.

      A stockholder of Zilog who elects to exercise appraisal rights, if available, should mail or deliver his or her written demand to: Zilog, Inc., 210 East Hacienda Avenue, Campbell, California 95008-6600, Attention: Richard R. Pickard, Secretary.

      The written demand for appraisal should specify the name and mailing address of the stockholder of Zilog, the number of shares of Common Stock owned, and that the stockholder of Zilog is thereby demanding appraisal of its shares. A PROXY OR VOTE AGAINST THE MERGER AGREEMENT WILL NOT BY ITSELF CONSTITUTE SUCH A DEMAND.

Within ten days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all stockholders of Zilog who have complied with
Section 262.

      Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder of Zilog who has complied with the required conditions of
Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder of Zilog, demanding a determination of the fair value of the shares of all stockholders of Zilog entitled to appraisal rights. There is no present intent on the part of Zilog to file an appraisal petition and stockholders of Zilog seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders of Zilog who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If appraisal rights are available, within 120 days after the Effective Time, any stockholder of Zilog who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voting in favor of the Merger Agreement and with respect to which demands for appraisal were received by Zilog and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation.

      If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders of Zilog, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders of Zilog who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder of Zilog fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder of Zilog. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Common Stock owned by such stockholders of Zilog, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

      Stockholders of Zilog considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a stockholder of Zilog entitled to appraisal rights, the Delaware Court may order that all or a portion of the expenses incurred by any stockholder of Zilog entitled to appraisal rights in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Common Stock entitled to appraisal.

      Any stockholder of Zilog who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of Zilog of record at a date prior to the Effective Time.

      At any time within 60 days after the Effective Time, any stockholder of Zilog will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder of Zilog may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal will cease, and stockholders of Zilog will be entitled to receive the merger consideration. Inasmuch as the Surviving Corporation has no obligation to file such a petition, and Zilog has no present intention to do so, any stockholder of Zilog who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder of Zilog may withdraw such demand for appraisal by delivering to the Surviving Corporation a written withdrawal of its demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and (ii) that no appraisal proceeding in the Delaware Court will be dismissed as to any stockholder of Zilog without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just. Any stockholder of Zilog who withdraws such demand for appraisal or who fails to perfect such demand after the Effective Time will be entitled to the merger consideration in accordance with the Merger Agreement for each share of Common Stock owned by such stockholder.


                                     EXPERTS

      The consolidated financial statements and schedule of Zilog, Inc. and subsidiaries included in or incorporated by reference in Zilog's Annual Report (on Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included in or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

      The legality of the shares of Common Stock being retained in the Merger is being passed on by Pillsbury Madison & Sutro LLP, Palo Alto, California. Pillsbury Madison & Sutro LLP has also rendered an opinion, filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part, to the effect that the discussion under the caption "The Merger--Federal Income Tax Consequences" describes the material United States federal income tax considerations generally applicable to the Merger. See "The Merger--Federal Income Tax Consequences."


                   OTHER INFORMATION AND STOCKHOLDER PROPOSALS

      As specified in Zilog's Proxy Statement dated April 4, 1997 for its 1997 Annual Meeting of Stockholders, any stockholder proposals to be considered for presentation at the 1998 Annual Meeting of Stockholders must have been received by Zilog not later than December 4, 1997.

                                                                         ANNEX A




                          AGREEMENT AND PLAN OF MERGER


                            DATED AS OF JULY 20, 1997


                                  AS AMENDED BY


                              AMENDMENT NUMBER ONE


                          DATED AS OF NOVEMBER 18, 1997

                                      AND

                              AMENDMENT NUMBER TWO

                         DATED AS OF DECEMBER 10, 1997

                                  BY AND AMONG


                             TPG PARTNERS II, L.P.,
                        TPG ZEUS ACQUISITION CORPORATION
                                 AND ZILOG, INC.

                                TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----

ARTICLE I        THE MERGER..........................................................................A-1
   SECTION 1.1      The Merger.......................................................................A-1
   SECTION 1.2      Closing..........................................................................A-1
   SECTION 1.3      Effective Time...................................................................A-2
   SECTION 1.4      Effects of the Merger............................................................A-2
   SECTION 1.5      Certificate of Incorporation and By-laws; Officers and Directors.................A-2

ARTICLE II       EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
                    CORPORATIONS; SURRENDER OF CERTIFICATES..........................................A-3
   SECTION 2.1      Effect on Stock..................................................................A-3
   SECTION 2.2      Options..........................................................................A-5
   SECTION 2.3      Surrender of Certificates........................................................A-6
   SECTION 2.4      Adjustments to Prevent Dilution..................................................A-8

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................A-8
   SECTION 3.1      Organization.....................................................................A-8
   SECTION 3.2      Subsidiaries.....................................................................A-8
   SECTION 3.3      Capital Structure................................................................A-8
   SECTION 3.4      Authority........................................................................A-9
   SECTION 3.5      Consent and Approvals; No Violations.............................................A-9
   SECTION 3.6      SEC Documents and Other Reports.................................................A-10
   SECTION 3.7      Absence of Material Adverse Change..............................................A-10
   SECTION 3.8      Information Supplied............................................................A-10
   SECTION 3.9      Compliance with Laws............................................................A-11
   SECTION 3.10     Tax Matters.....................................................................A-11
   SECTION 3.11     Liabilities.....................................................................A-13
   SECTION 3.12     Benefit Plans; Employees and Employment Practices...............................A-13
   SECTION 3.13     Litigation......................................................................A-15
   SECTION 3.14     Environmental Matters...........................................................A-15
   SECTION 3.15     Intellectual Property...........................................................A-15
   SECTION 3.16     State Takeover Statutes; Charter Provisions.....................................A-17
   SECTION 3.17     Brokers.........................................................................A-17
   SECTION 3.18     Required Vote of Stockholders...................................................A-17
   SECTION 3.19     Title to Property...............................................................A-17
   SECTION 3.20     Real Property...................................................................A-17
   SECTION 3.21     Outstanding Commitments.........................................................A-18
   SECTION 3.22     Insurance.......................................................................A-19
   SECTION 3.23     Affiliate Transactions..........................................................A-19
   SECTION 3.24     Management Payments.............................................................A-19
   SECTION 3.25     Accuracy of Information.........................................................A-19

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...................................A-19
   SECTION 4.1      Organization....................................................................A-19
   SECTION 4.2      Authority.......................................................................A-20
   SECTION 4.3      Consents and Approvals; No Violations...........................................A-20
   SECTION 4.4      Information Supplied............................................................A-20
   SECTION 4.5      Interim Operations of Sub.......................................................A-21
   SECTION 4.6      Brokers.........................................................................A-21
   SECTION 4.7      Financing.......................................................................A-21

ARTICLE V        COVENANTS RELATING TO CONDUCT OF BUSINESS..........................................A-21
   SECTION 5.1      Conduct of Business by the Company Pending the Merger...........................A-21

   SECTION 5.2      No Solicitation.................................................................A-23
   SECTION 5.3      Third Party Standstill Agreements...............................................A-24

ARTICLE VI       ADDITIONAL AGREEMENTS..............................................................A-24
   SECTION 6.1      Stockholder Meeting.............................................................A-24
   SECTION 6.2      Filings; Other Actions; Notification; Access to Information.....................A-25
   SECTION 6.3      Fees and Expenses...............................................................A-26
   SECTION 6.4      Awards..........................................................................A-26
   SECTION 6.5      Public Announcements............................................................A-26
   SECTION 6.6      Real Estate Transfer Tax........................................................A-26
   SECTION 6.7      State Takeover Laws.............................................................A-27
   SECTION 6.8      Indemnification; Directors and Officers Insurance...............................A-27
   SECTION 6.9      Notification of Certain Matters.................................................A-27
   SECTION 6.10     Reasonable Best Efforts.........................................................A-28
   SECTION 6.11     Employee Benefits...............................................................A-28
   SECTION 6.12     Severance Policy and Other Agreements...........................................A-29
   SECTION 6.13     1997 Bonus......................................................................A-29
   SECTION 6.14     401(k)/Profit Sharing Contributions for 1997....................................A-29
   SECTION 6.15     Certification...................................................................A-30
   SECTION 6.16     Recapitalization Accounting.....................................................A-30
   SECTION 6.17     NYSE Delisting..................................................................A-30
   SECTION 6.18     Formation of Sub................................................................A-30
   SECTION 6.19     Stockholders Agreement..........................................................A-30
   SECTION 6.20     Surviving Corporation Preferred Stock...........................................A-30

ARTICLE VII      CONDITIONS PRECEDENT...............................................................A-30
   SECTION 7.1      Conditions to Each Party's Obligation to Effect the Merger......................A-30
   SECTION 7.2      Conditions to Obligations of Parent and Sub.....................................A-32
   SECTION 7.3      Conditions to Obligations of the Company........................................A-31

ARTICLE VIII     TERMINATION AND AMENDMENT..........................................................A-32
   SECTION 8.1      Termination.....................................................................A-32
   SECTION 8.2      Effect of Termination...........................................................A-33
   SECTION 8.3      Amendment.......................................................................A-33
   SECTION 8.4      Extension; Waiver...............................................................A-33

ARTICLE IX       GENERAL PROVISIONS.................................................................A-33
   SECTION 9.1      Non-Survival of Representations and Warranties and Agreements...................A-33
   SECTION 9.2      Notices.........................................................................A-33
   SECTION 9.3      Interpretation..................................................................A-35
   SECTION 9.4      Counterparts....................................................................A-35
   SECTION 9.5      Entire Agreement; No Third-Party Beneficiaries..................................A-35
   SECTION 9.6      Governing Law...................................................................A-35
   SECTION 9.7      Assignment......................................................................A-35
   SECTION 9.8      Severability....................................................................A-35
   SECTION 9.9      Enforcement of This Agreement...................................................A-35
   SECTION 9.10     Obligations of Subsidiaries.....................................................A-35

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of July 20, 1997 (as amended by Amendment Number One, dated November 18, 1997, this "Agreement"), between TPG PARTNERS II, L.P., a Delaware limited partnership ("Parent"), and ZILOG, INC., a Delaware corporation (the "Company"),

                              W I T N E S S E T H:

      WHEREAS, Parent will cause a wholly owned Delaware corporation to be formed as soon as practicable following the date hereof ("Sub") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations"); and

      WHEREAS, the Board of Directors of the Company has determined that the merger of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interests of the stockholders of the Company, and such Board of Directors and the general partner of Parent have approved such merger (the "Merger"), pursuant to which each share of Common Stock, par value $.01 per share, of the Company (individually a "Share" and collectively the "Shares"), issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) will be converted into either (A) the right to retain, at the election of the holder thereof and subject to the terms hereof, a Share or (B) the right to receive cash, other than for (i) Shares owned, directly or indirectly, by the Company or any Subsidiary (as defined in Section 9.3) of the Company or by Parent, Sub or any subsidiary of Parent and (ii) Dissenting Shares (as defined in Section 2.1(g)); and

      WHEREAS, the Merger and this Agreement require the vote of a majority of the Shares for the approval thereof (the "Company Stockholder Approval"); and

      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement, each of Warburg, Pincus Capital Company, L.P. and Warburg, Pincus & Co. (collectively, "Warburg Pincus") are entering into a Stockholders Voting Agreement with Parent in substantially the form attached hereto as Exhibit A (the "Stockholders Voting Agreement") which, among other things, (i) requires them to vote all Shares owned by them in accordance with the Stockholders Voting Agreement and (ii) requires them to make a Non-Cash Election (as defined in Section 2.1(c)) with respect to a number (subject to adjustment as provided in Section 2.4) of their Shares equal to the Non-Cash Election Number (as defined in Section 2.1(d)) on the terms and subject to the conditions specified therein; and

      WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes:

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

      SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL. At the election of Parent, any direct or indirect wholly owned Subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

      SECTION 1.2 Closing. Upon the terms and subject to the conditions of this Agreement, the closing (the "Closing") of the Merger will take place at 10:00 a.m. on a date to be specified by Parent or Sub, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at Closing), at the offices of Pillsbury Madison & Sutro LLP, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

      SECTION 1.3 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and the Company shall have agreed upon and specified in the Certificate of Merger. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver in accordance herewith of the conditions to the Merger set forth in Article VII, provided that this Agreement shall not have been terminated as provided in Section 8.1.

      SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

      SECTION 1.5 Certificate of Incorporation and By-laws; Officers and Directors.

      (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article IV of such Certificate of Incorporation is amended to read in its entirety as follows:

      FOURTH: The Corporation shall be authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. There shall be two classes of common stock of the Corporation. The first class of common stock of the Corporation shall have a par value of $0.01 and shall be designated "Common Stock" and the number of shares constituting such class shall be 35,000,000. The second class of stock of the Corporation shall have a par value of $0.01 and shall be designated "Class A Non-Voting Common Stock" and the number of shares constituting such class shall be 15,000,000. Holders of shares of Common Stock shall be entitled to one vote for each share of such stock held on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law. Holders of shares of Class A Non-Voting Common Stock shall not have any voting rights, except that the holders of shares of Class A NonVoting Common Stock shall have the right to vote as a class to the extent required by the Delaware General Corporation Law. In all other respects the rights, powers, preferences and limitations of the Common Stock and Class A Non-Voting Common Stock shall be identical. The preferred stock shall have a par value of $100.00 and the board of directors may authorize the issuance from time to time of the preferred stock in one or more classes and/or series and with such powers, designations, preferences, rights and qualifications, limitations or restrictions (which may differ with respect to each such class and/or series) as the board may fix by resolution.

As so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      (b) The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein, by the Certificate of Incorporation of the Surviving Corporation or by applicable law.

      (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the next annual meeting of stockholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

      (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE STOCK OF THE
               CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES

      SECTION 2.1 Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Constituent Corporations:

      (a) Conversion (or Retention) of Shares. Except as otherwise provided herein and subject to Section 2.1(d), each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be canceled pursuant to Section 2.1(b) ("Excluded Shares") and any Dissenting Shares, shall be converted into the following (the "Merger Consideration"):

            (i) for each Share with respect to which an election to retain pursuant to Section 2.1(c) has been effectively made, and not revoked or lost ("Electing Shares"), the right to retain one fully paid and nonassessable Share (a "Non-Cash Election Share"); and

            (ii) for each Share (other than Electing Shares), the right to receive in cash from the Company following the Merger an amount equal to $20.00 (the "Cash Election Price").

      (b) Treasury Stock and Parent Owned Stock. Each Share issued and held in the Company's treasury or owned by the Company, any Subsidiary of the Company, Parent, Sub or any other Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

      (c) Share Elections. (i) Each person who, on or prior to the Election Date referred to in (iii) below, is a record holder of Shares will be entitled, with respect to all or any portion of such holder's Shares, to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth.

      (ii) Sub shall prepare and mail a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of Election"), with the Prospectus/Proxy Statement (as defined in Section 3.8) to the record holders of Shares as of the record date for the Stockholder Meeting (as defined in Section 6.1), which Form of Election shall be used by each record holder of Shares that wishes to elect to retain Non-Cash Election Shares for any or all Shares held by such holder. The Company will use its reasonable efforts to make the Form of Election and the Prospectus/Proxy Statement available to all persons who become holders of Shares during the period between such record date and the Election Date referred to below. Any such holder's election to retain Non-Cash Election Shares shall have been properly made only if the Exchange Agent (as defined in Section 2.3(a)) shall have received at its designated office by 5:00 p.m., New York City time on the second trading day (the "Election Date") next preceding the date of the Stockholder Meeting, a Form of Election properly completed and signed and accompanied by certificates for the Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such guarantee of delivery).

      (iii) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date (unless Sub and the Company determine not less than two business days prior to the Election Date that the Effective Time is not likely to occur within five business days following the date of the Stockholder Meeting, in which case the Form of Election will remain revocable until a subsequent date which shall be a date prior to the Effective Time determined by Sub and the Company). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Sub and the Company that the Merger has been abandoned. If a Form of

Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the Shares to which such Form of Election relates shall be promptly returned to the holder submitting the same to the Exchange Agent.

      (iv) The determination of the Exchange Agent shall be binding as to whether or not elections to retain Non- Cash Election Shares have been properly made or revoked pursuant to this Section 2.1 with respect to Shares and when elections and revocations were received by it. If the Exchange Agent determines that any election to retain Non-Cash Election Shares was not properly made with respect to Shares, such Shares shall be treated by the Exchange Agent as Shares which were not Electing Shares at the Effective Time. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.1(d), and any such computation shall be conclusive and binding on the holders of Shares. The Exchange Agent may, with the mutual agreement of Sub and the Company, make such rules as are consistent with this Section 2.1 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

      (d)   Proration.

      (i) Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of Section 2.4), the aggregate number of Shares to be converted into the right to retain Shares at the Effective Time (the "Non-Cash Election Number") shall equal 375,000 Shares.

      (ii) If the number of Electing Shares exceeds the Non-Cash Election Number, then the Electing Shares covered by each Non-Cash Election shall be converted into the right to retain Non-Cash Election Shares or receive cash in accordance with the terms of Section 2.1(a) in the following manner:

            (A) A proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares.

            (B) The number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election.

            (C) All Electing Shares, other than that number of shares converted into the right to receive Non-Cash Election Shares in accordance with Section 2.1(d)(ii)(B), shall be converted into cash (on a consistent basis among holders who made the election referred to in Section 2.1(a)(i), pro rata to the number of Shares as to which they made such election) as if such Shares were not Electing Shares in accordance with the terms of Section 2.1(a)(ii).

      (iii) If the number of Electing Shares is less than the Non-Cash Election Number, then:

            (A) all Electing Shares shall be converted into the right to retain Shares in accordance with the terms of Section 2.1(a)(i);

            (B) additional Shares other than Electing Shares, Excluded Shares and Dissenting Shares shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of 2.1(a)(i) in the following manner:

                  (1) a proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of Shares other than Electing Shares, Excluded Shares and Dissenting Shares; and

                  (2) the number of Shares in addition to Electing Shares to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Cash Proration Factor by the total number of Shares other than Electing Shares, Excluded Shares and Dissenting Shares; and

            (C)   subject to Sections 2.1(e) and (g), Shares subject to clause
      (B) of this paragraph 2.1(d)(iii) shall be converted into the right to retain Non-Cash Election Shares in accordance with Section 2.1(a)(i) (on a consistent basis among holders who held Shares as to which they did not make the election referred to in Section 2.1(a)(i), pro rata to the number of Shares as to which they did not make such election).

      (e) As of the Effective Time, all Shares (other than Shares referred to in Sections 2.1(a)(i), Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive cash upon surrender of such certificate in accordance with Section 2.3.

      (f) Capital Stock of Sub. The shares of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become in the aggregate 3,375,000 shares of Common Stock of the Surviving Corporation, 1,250,000 shares of Class A Non-Voting Common Stock of the Surviving Corporation and 250,000 shares of a new series of Non-Voting 13.5% Pay-in-Kind Preferred Stock, stated value $100.00 per share, of the Surviving Corporation.

      (g) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who has not voted in favor of or consented to the Merger and complies with all the provisions of Delaware law concerning the right of holders of Shares to require appraisal of their Shares pursuant to Section 262 of the DGCL ("Dissenting Shares") shall not be converted as described in
Section 2.1(a), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Delaware law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be canceled as of the Effective Time and to have become the right to receive the Merger Consideration as provided in Section 2.1(a). The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

      (h) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional retained Share will be issued and any holder entitled to receive a fractional retained Share but for this Section 2.1(h) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in the Cash Election Price for such Share.

      SECTION 2.2 Options.

      (a) Each Company Stock Option (as defined in Section 3.3) which is outstanding immediately prior to the Effective Time (an "Option"), whether or not otherwise exercisable, shall become fully vested and exercisable. At the Effective Time each Option shall be canceled by the Company in return for the payment hereinafter provided, which the holder thereof shall thereupon be entitled to receive. Each such holder shall receive promptly (but in no event later than five days) after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount (if any) equal to (i) the product of (x) the number of Shares subject or related to such Option and (y) the excess, if any, of the Cash Election Price over the exercise or purchase price per Share subject or related to such Option, minus (ii) all applicable federal, state and local taxes required to be withheld by the Company as a result of the cancellation and cash payment (the "Option Consideration"). No interest shall accrue or be paid on the Option Consideration payable upon the surrender of an Option to the Company. In the event that the Option Consideration determined pursuant to this paragraph is equal to or less than zero with respect to an Option, such Option shall be canceled by the Company at the Effective Time without the payment of any consideration. The Company shall use its reasonable best efforts to ensure that, after giving effect to the foregoing, no Option shall be exercisable for Common Stock of the Surviving Corporation following the Effective Time. With respect to employee contributions pursuant to the Company's Employee Stock Purchase Plan, amounts held by the Company at the Effective Time shall be disposed of in accordance with the terms of such Plan.

      (b)   The cancellation of an Option by the Company in accordance with
Section 2.2(a) shall be a release of any and all rights the holder had or may have had in respect of such Option. The provisions in any plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Subsidiary thereof (the "Company Stock Plans") shall be canceled as of the Effective Time. Prior to the Effective Time, the Company shall use its best efforts to take all action necessary including causing the Board of Directors (or any committee thereof) to take such actions as are allowed by the Company Stock Plans to (i) ensure that, following the Effective Time, no participant in the Company Stock Plans or any other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and (ii) terminate all such plans, programs and arrangements as of the Effective Time.

      (c) The Company shall use its best efforts to obtain, within 30 days from the date of this Agreement, from each beneficial and record holder of Company Stock Options, a release as contemplated by Section 2.2(b), duly executed and delivered by each such holder.

      SECTION 2.3 Surrender of Certificates.

      (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company who shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the "Exchange Agent"), and as soon as reasonably practicable as of or after the Effective Time, the Surviving Corporation shall make available to the Exchange Agent cash in an amount necessary for the payment of the cash portion of the Merger Consideration as provided in Section 2.1 upon surrender of Certificates representing Shares as part of the Merger. Funds made available to the Exchange Agent shall be invested by the Exchange Agent as directed by the Surviving Corporation, provided that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks whose commercial paper is rated A-1 or P-1 (it being understood that any and all interest or income earned on funds made available to the Exchange Agent pursuant to this Agreement shall be turned over to the Surviving Corporation).

      (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record, as of the Effective Time, of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates") (other than to holders of Excluded Shares), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a certificate or certificates representing the number of whole retained Shares, if any, to be retained by the holder of such Certificates (and cash in lieu of any fractional retained Shares) pursuant to this Agreement and the amount of cash, if any, into which the number of Shares previously represented by such Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Shares theretofore represented by such Certificate shall have been canceled and become the right to receive pursuant to Section 2.1, less any required withholding tax described below, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate (other than Certificates representing Dissenting Shares or Excluded Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. No interest will be paid or will accrue on the Merger Consideration payable upon the surrender of any Certificate. The

Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined) or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

      (c) No Further Ownership Rights in Shares Exchanged for Cash. All cash paid upon the surrender of Certificates in accordance with the terms of this
Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

      (d) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

      (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to retained Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate representing the right to retained Shares (and no cash payment in lieu of fractional retained Shares shall be paid to any such holder pursuant to Section 2.1(h)) until the surrender of such Certificate in accordance with this Article
II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole retained Shares issued in connection therewith, without interest, at the time of such surrender or as promptly thereafter as practicable, the amount of any cash payable in lieu of a fractional retained Share to which such holder is entitled pursuant to Section 2.1(h) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole retained Shares, and at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole retained Shares.

      (f) Termination of Payment Fund. Any portion of the funds made available to Exchange Agent which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof for payment of their claim for cash (without interest), if any, retained Shares, if any, any cash in lieu of fractional retained Shares or any dividends or distributions with respect to retained Shares, as applicable, to which such holders may be entitled.

      (g) No Liability. None of Parent, Sub, the Company, the Exchange Agent or any other person shall be liable to any person in respect of any retained shares (or dividends or distribution with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (h) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount to which such person is entitled pursuant to this Agreement.

      (i) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.2(e)) of the Company shall not be exchanged until the Company has received a written agreement from such person as provided in Section 6.2(e) hereof.

      SECTION 2.4 Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of Shares issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, or other similar transaction, the Cash Election Price and Non-Cash Election Number shall be equitably adjusted to eliminate the effects of such event.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Sub as of the date hereof as follows:

      SECTION 3.1 Organization. The Company and each of its Subsidiaries (as defined in Section 9.3) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect (as defined in Section 9.3) on the Company or prevent or result in a third party materially delaying the consummation of the Merger and except as set forth in item 3.1 of the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"). The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and By-laws and has made available to Parent complete and correct copies of the Certificate of Incorporation and By-laws (or similar organizational documents) of each of its Subsidiaries.

      SECTION 3.2 Subsidiaries. Item 3.2 of the Company Letter lists each Subsidiary of the Company as of the date hereof. Except as set forth in item 3.2 of the Company Letter, all of the outstanding shares of capital stock of each such Subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in item 3.2 of the Company Letter and except for the capital stock of its Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.

      SECTION 3.3 Capital Structure. The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock and 190,000 shares of Preferred Stock, par value $.01 per share (the "Company Preferred Stock"). As of the close of business on July 18, 1997, (i) 20,229,412 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Common Stock were held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued and outstanding. As of the date of this Agreement, except for (i) outstanding stock options covering not in excess of 5,366,341 shares of Common Stock under the Company's 1990 Employee Stock Option Plan, 1994 Long Term Incentive Plan and 1989 Stock Option Plan (collectively, the "Company Stock Options") with an average exercise price of $21.0365, and up to 149,373 shares of Common Stock subject to subscription or reserved for issuance under the Company's Employee Stock Purchase Plan, there are no options, warrants, calls, subscriptions, convertible securities or other rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, or any securities convertible into or exchangeable for shares of capital stock, of the Company or any Subsidiary or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right or agreement, and there are no other obligations of any kind which would require any person to sell, pledge, transfer or register any shares of capital stock of the Company. Item 3.3 of the Company Letter sets forth a true and complete list of the holders of the Company Stock Options as of July 14, 1997.

            Except as set forth in the Company Filed SEC Documents (as defined in Section 3.7) or the preceding paragraph, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's Subsidiaries.

      SECTION 3.4 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, and, subject to approval by the stockholders of the Company of the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action on the part of the Company is necessary to authorize or execute this Agreement or to consummate the transactions so contemplated, subject to approval by the stockholders of the Company of this Agreement and the Merger (if required). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

      SECTION 3.5 Consent and Approvals; No Violations. Except as set forth in item 3.5 and in item 3.15 of the Company Letter and subject to Section 3.16, the execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) any provision of the Certificate of Incorporation, By-laws or comparable organization documents of the Company or any of the Subsidiaries of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement (other than, with respect to termination, agreements terminable at will or upon 90 days' or less notice by the terminating party), instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iii) assuming all the consents, filings and registrations referred to in the next sentence are made and obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such violations, defaults, rights, losses or Liens, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (without giving effect to clause (iii) of the proviso to the definition thereof in Section 9.3) on the Company or prevent or result in a third party materially delaying the consummation of the Merger. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state) or foreign court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business,
(iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals") or state securities or "blue sky" laws, (iv) such filings as may be required in connection with the taxes described in Section 6.6, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (without giving effect to clause
(iii) of the proviso to the definition thereof in Section 9.3) on the Company or prevent or result in a third party materially delaying the consummation of the Merger.

      SECTION 3.6 SEC Documents and Other Reports. The Company has filed all required documents with the SEC since January 1, 1995 (the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended

(together with the rules and regulations promulgated thereunder, the "Securities Act"), or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with SEC none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents comply as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

      SECTION 3.7 Absence of Material Adverse Change. Except as disclosed in items 3.7 or 3.12(a) of the Company Letter or in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents"), since December 31, 1996, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) (x) any granting by the Company or any of its Subsidiaries to any officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of December 31, 1996, (y) any material change to the Company's or any of its Subsidiaries' severance or termination plans, agreements or arrangements with any of their employees, except as part of a standard employment package to any person promoted or hired (but not including the five most senior officers), or as was required under employment, severance or termination agreements in effect as of December 31, 1996, or (z) except for employment agreements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any such employee or executive officer, (iv) any damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect on the Company, (v) any revaluation by the Company of any of its material assets, (vi) any material change in accounting methods, principles or practices by the Company or (vii) any other action that occurred prior to the date hereof that, if it occurred after the date of this Agreement and prior to the Closing Date, would be prohibited by paragraphs (a), (b) (only with respect to the Company's Subsidiaries), (c), (f), (g) or (p) of Section 5.1 of this Agreement.

      SECTION 3.8 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion therein or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by the Company in connection with the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company in connection with any of the foregoing with respect to statements made based on information supplied in writing by Parent or Sub or any of their respective representatives specifically for inclusion therein. The S-4 Registration Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as appropriate, except that no representation or warranty is made by the Company in connection with any of the foregoing with respect to statements made based on information supplied in writing by Parent or Sub or any of their respective representatives specifically for inclusion therein.

      SECTION 3.9 Compliance with Laws. Except as disclosed in the Company Filed SEC Documents, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance, rule or regulation (collectively, "Laws") or order of any Governmental Entity, except for possible violations that would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or result in a third party materially delaying the Merger.

      SECTION 3.10 Tax Matters. Except as set forth in item 3.10 of the Company
Letter:

      (a) The Company and each of its Subsidiaries has filed all federal and state income tax returns and all other material tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. The Company and each of its Subsidiaries has paid (or the Company has paid on its Subsidiaries' behalf) all taxes shown as due on such returns and all material taxes (as defined below) for which no return was required to be filed, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all material amounts of taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

      (b) The Company shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all tax returns required by law to be filed by the Company or any of its Subsidiaries on or prior to the Closing Date, (ii) such tax returns shall be true, correct and complete in all material respects and accurately set forth in all material respects all items to the extent required to be reflected or included in such tax returns by applicable Federal, state, local or foreign tax laws, regulations or rules and (iii) all taxes indicated as due and payable on such tax returns shall be paid by the Company as and when required by law.

      (c) The Company and each of the Subsidiaries have, or by the Closing Date shall have, paid in full or set up reserves in accordance with United States generally accepted accounting principles, (i) any and all material taxes in respect of the income, business, property or operations of the Company and all of its Subsidiaries (including, without limitation, all material taxes that the Company and the Subsidiaries are obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties) or for which the Company or any of its Subsidiaries may otherwise be liable for any period ending prior to or on the Closing Date.

      (d) Set forth in item 3.10 of the Company Letter is a complete list of income and other tax returns filed by the Company or any of the Subsidiaries pursuant to the laws or regulations of any Federal, state, local or foreign tax authority that have been examined or audited by the IRS or other appropriate authority during the preceding three years, and a list of all adjustments resulting from each such examination or audit. Except as set forth in item 3.10, all deficiencies proposed as a result of such examinations or audits have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a material deficiency for any other year not so examined or audited. No action, suit, investigation, audit, claim or assessment is pending or proposed or threatened in writing with respect to a material amount of taxes of the Company or any of its Subsidiaries. There are no grounds for any tax liability beyond amounts accrued with respect to years that have not been examined or audited, except to the extent that such tax liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      (e) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material amount of taxes.

      (f) No material liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for taxes not yet due.

      (g) None of the Company or any of its Subsidiaries is a party to or is bound by any income tax allocation or sharing agreement with respect to a material amount of taxes, and none of the Company or any Subsidiary has been a member of any group of corporations filing federal tax returns on a consolidated basis other than each such group of which it is currently a member.

      (h) All material amounts of taxes which the Company or any Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued.

      (i) No claim has ever been made by an authority in a jurisdiction where any of the Company or its Subsidiaries does not file tax returns that it is or may be subject to taxation by that jurisdiction, except to the extent that being so subject would not reasonably be expected to have a Material Adverse Effect on the Company.

      (j) Neither the Company nor any of its Subsidiaries are United States Real Property Holding Corporations (a "USRPHC") within the meaning of Section 897 of the Code and were not USRPHC on any "determination date' (as defined in Section 1.897-2(c) of the United States Treasury Regulations promulgated under the Code (the "Treasury Regulations")) that occurred in the five-year period preceding the Closing Date.

      (k) Except as set forth in item 3.10 of the Company Letter, neither the Company nor any of its Subsidiaries have executed any closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.

      (l) Neither the Company nor any of its Subsidiaries have filed consents pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or such Subsidiary.

      (m) None of the assets owned by the Company or any of the Subsidiaries is property that is required to be treated as owned by any other person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code, except to the extent that such treatment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      (n) Each of the Company and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code section 6662, except to the extent that such treatment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      (o) Neither the Company nor any of the Subsidiaries has agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of the Subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method, nor has any application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries is required to make any adjustments pursuant to the Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party, except to the extent that any such adjustment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      (p) Neither the Company nor any of the Subsidiaries have filed an election under Rev. Proc. 91-11, 1991-1 C.B. 470, as modified by Rev. Proc. 91-39, 1991-2 C.B. 694, Treas. Reg. Section 1.1502-20(g) or Rev. Proc. 95-39,
1995-2 C.B. 399.

      (q) As used in this Agreement, (i) "tax" and "taxes" shall include any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, real and personal property, production, sales, use, transfer, stamp, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, or addition to tax imposed by any governmental entity and
(ii) "tax return" shall include any return, report or similar statement required to be filed with respect to any tax including, without limitation, any information return, claim for refund, amended return or declaration of estimated tax.

      (r)   "IRS" means the U.S. Internal Revenue Service.

      (s)   "Code" means the U.S. Internal Revenue Code of 1986, as amended.

      SECTION 3.11 Liabilities. Except (a) for liabilities incurred in the ordinary course of business consistent with past practice, (b) for transaction expenses payable to its accountants, legal and financial advisors incurred in connection with this Agreement not in excess of $6,000,000, (c) for liabilities which individually or in the aggregate would not reasonably be expected to exceed $500,000, (d) for liabilities set forth on any balance sheet (including the notes thereto) included in the Company's financial statements included in the Company Filed SEC Documents filed with the SEC since December 31, 1996, or
(e) as set forth in item 3.11 of the Company Letter, during the period from December 31, 1996 until the date hereof neither the Company nor any of its Subsidiaries has incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with United States generally accepted accounting principles as applied in preparing the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1996 contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

      SECTION 3.12 Benefit Plans; Employees and Employment Practices.

      (a) Except as disclosed in the Company Filed SEC Documents filed with the SEC since December 31, 1996, and item 3.12(a) of the Company Letter, since the date of the most recent audited financial statements included in the Company Filed SEC Documents there has not been any adoption or amendment in any material respect (including any increase or improvements in benefits or coverage) by the Company or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, fringe benefit, excess, supplemental executive compensation, employee stock purchase, stock appreciation, restricted stock or other material employee benefit plan, policy, arrangement or understanding (whether or not in writing) providing benefits relating to the employment of any current or former employee, officer or director of the Company or any of its Subsidiaries (collectively, the "Benefit Plans") or any Employee Agreement (as hereinafter defined). Except as disclosed in item 3.12(a) of the Company Letter or in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries has any material obligations under any employment, consulting, severance, termination or indemnification agreements between the Company or any of its Subsidiaries and any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries ("Employee Agreements") or any Benefit Plans.

      (b) Item 3.12(a) of the Company Letter identifies all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (sometimes referred to herein as "Pension Plans") and "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) maintained, sponsored or contributed to, by the Company or any of its U.S. or foreign Subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of such Subsidiaries (collectively, the "ERISA Benefit Plans"). The Company has made available to Parent true, complete and correct copies of (i) each ERISA Benefit Plan (or, in the case of any unwritten ERISA Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 (and related schedules and financial statements or opinions required in connection therewith) filed with the Internal Revenue Service with respect to each ERISA Benefit Plan (if any such report was required), (iii) the most recent actuarial report with respect to each ERISA Benefit Plan, as applicable, (iv) the most recent summary plan description (and a summary of material modifications, if applicable) for each ERISA Benefit Plan,
(v) each trust agreement and group annuity contract relating to any ERISA Benefit Plan and (vi) each other Benefit Plan or Employee Agreement.

      (c) Except as disclosed in item 3.12(c) of the Company Letter, all Pension Plans which are intended to be tax-qualified have received determination letters in respect of such Pension Plans from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and, to knowledge of the Company, there is no basis for any such Pension Plan not currently being so qualified.

      (d) Except as disclosed in item 3.12(d) of the Company Letter, each Benefit Plan has been administered in all material respects in conformity with its terms and the applicable requirements of ERISA and the Code and other applicable laws and all contributions required to be made have been made in accordance with the provisions of each such Benefit Plan and with ERISA and the Code and other applicable laws, except where the failure to comply or to make the required contributions would not be reasonably expected to have a Material Adverse Effect on the Company.

      (e) None of the Company or any of its Subsidiaries, or any other person or entity that, together with the Company, is treated as a single employer under
Section 414 of the Code (an "ERISA Affiliate"), currently maintains or contributes to, or has maintained or contributed to during the six-year period preceding the date hereof, or has had during such period the obligation to maintain or contribute to, or may have any liability with respect to, any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), or any plan subject to Title IV of ERISA or Section 412 of the Code. To the Company's knowledge, none of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or, to the knowledge of the Company, any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could reasonably be expected to subject the Company, any of its Subsidiaries or any officer of the Company or any of its Subsidiaries, directly or indirectly, to any material tax or penalty on prohibited transactions imposed by such
Section 4975 or to any material liability under Section 502(i) or (l) of ERISA, except where the liability that would be reasonably expected to occur would have a Material Adverse Effect on the Company. With respect to each Pension Plan subject to Title IV of ERISA (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) (i) no proceeding has been initiated to terminate such plan, (ii) there has been no "reportable event" (as such term is defined in Section 4043(b) of ERISA), (iii) no "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, has occurred, (iv) no person has failed to make a required installment or any other payment required under Section 412 of the Code before the applicable due date and (v) neither the Company nor any ERISA Affiliate has provided or is required to provide security to such plan under Section 401(a)(29) of the Code due to a plan amendment that results in an increase in current liability, where the liability, individually or in the aggregate, that would be reasonably expected to result would have a Material Adverse Effect on the Company.

      (f) There is no dispute, arbitration, claim, suit or grievance, pending or to its knowledge threatened, involving a Benefit Plan (other than routine claims for benefits payable under any such plan), and to the knowledge of the Company, there is no basis for any such claim, which would reasonably be expected to have a Material Adverse Effect on the Company.

      (g) Except as disclosed in item 3.12(g) of the Company Letter, there are no controversies, strikes, work stoppages or disputes pending or to its knowledge threatened between the Company or any of its Subsidiaries and any current or former employees, and, to the Company's knowledge, no organizational effort by any labor union or other collective bargaining unit currently is under way or threatened with respect to any employee, which would reasonably be expected to have a Material Adverse Effect on the Company. No employee of the Company or its Subsidiaries is a member of a collective bargaining unit.

      (h) Except as set forth in item 3.12(h) of the Company Letter, there is no controversy pending between the Company or any Subsidiary and any of their respective employees, or former employees or applicants for employment, that, individually or in the aggregate with other such controversies, could reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of this Company, there is no basis for any claim, grievance, arbitration, negotiation, suit, action or change of or by any employee of the Company or any Subsidiary, and no complaint is pending against the Company or any Subsidiary before the National Labor Relations Board or any state or local agency that would reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have complied, in respect of their employees, in all materials respects with all applicable statutes, regulations, orders and restrictions of the United States of America, all states and other subdivisions thereof, all foreign jurisdictions and all agencies and instrumentalities of the foregoing, including without limitation workers' compensation laws, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the National Labor Relations Act of 1935 ("NLRA"), the Occupational Safety and Health Act of 1970, the Vocational Rehabilitation Act of 1973 and Immigration Act of 1986, as amended, except where noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company.

      SECTION 3.13 Litigation. Except as disclosed in item 3.13 of the Company Letter or in the Company Filed SEC Documents, there is no suit, claim (including product warranty claims), action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) as of the date hereof, that would reasonably be expected to be successful and, if adversely determined, would result in a liability for the Company or any of its Subsidiaries in excess of $300,000 or (ii) that otherwise, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or prevent or result in a third party materially delaying the consummation of the Merger. Except as disclosed in item
3.13 of the Company Letter or in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that would reasonably be expected to have a Material Adverse Effect on the Company or prevent or result in a third party materially delaying the consummation of the Merger.

      SECTION 3.14 Environmental Matters. Except as set forth in the Company Filed SEC Documents or in item 3.14 of the Company Letter, neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, (ii) any knowledge of the release or threatened release of any Hazardous Substances into the environment on, under or at any of the Company's or any of its Subsidiaries' properties other than that which would not reasonably be expected to result in a Material Adverse Effect on the Company, or (iii) received any written notice (A) of any violation of any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment or natural resources or environmental regulation or control, including worker health or safety or regarding Hazardous Substances (collectively, "Environmental Laws") that has not been resolved or settled with the relevant Governmental Entity, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any permit required under any Environmental Law or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties, except in each case for the notices set forth in item 3.14 of the Company Letter and except in each case for notices that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, the term "Hazardous Substance" shall mean any material or substance defined or classified as waste or toxic or hazardous materials or substances or otherwise regulated as pollutants or contaminants, including any petroleum and petroleum products, under any applicable Environmental Law.

      SECTION 3.15 Intellectual Property.

      (a) For purposes of this Agreement and the representations and warranties contained in this section: (1) the term "Intellectual Property" shall mean: all patents, trademarks, trade names, service marks, registered and unregistered copyrights, maskworks and any applications therefor, technology, know-how, computer software programs or applications (in both source code and object code form), customer lists, trade secrets and tangible or intangible proprietary information or material; and the term "Company's knowledge" shall mean the knowledge of an officer or director of Company. Except as set forth in item 3.15(a) of the Company Letter:

            (i) To the Company's knowledge, the Company owns, is licensed or otherwise possesses legally sufficient rights to use all Intellectual Property that Company uses in any material respect in the business of the Company.

            (ii) Item 3.15(a) of the Company Letter lists and identifies the nature and status of all current patents, registered copyrights, registered trademarks and maskwork registrations (including any application(s) therefor) owned by the Company (the "Company IP Registrations"), and specifies the jurisdictions in which each such Company IP Registration has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

            (iii) Item 3.15(a) of the Company Letter lists:

                  (A) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property Rights (as hereinafter defined); and

                  (B) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any Intellectual Property of any third party ("Third Party Intellectual Property Rights") in or as part of any product and includes the identity of all parties to such material licenses, sublicenses and/or agreements.

            (iv) To the Company's knowledge, no claims as described below are currently pending or, to the knowledge of the Company, threatened by any person, nor does the Company know of any grounds for any bona fide claims:

                  (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed by the Company infringes on any Intellectual Property right;

                  (B) against the use by the Company of any Intellectual Property used in the Company's business as currently conducted by the Company;

                  (C) challenging the ownership, validity or effectiveness of any of the Intellectual Property owned by Company ("Company Intellectual Property Rights"); or

                  (D) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property Rights.

            (v) To the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

            (vi) To the Company's knowledge, neither the Company nor any of its Subsidiaries (A) has been sued or charged in writing as a defendant or party in any claim, suit, action or proceeding which involves a claim or infringement of any Intellectual Property right and which has not been finally terminated prior to the date hereof, (B) has been informed or notified by any third party that the Company may be engaged in such infringement or that any such action described in (A) above may be instituted or (C) is or has any alleged or actual infringement liability with respect to any alleged or actual infringement by the Company or any of its Subsidiaries or any Intellectual Property right of another.

            (vii) To the Company's knowledge, neither the Company nor any of its Subsidiaries are using or in any way making use of any confidential information or Intellectual Property of any third party, including without limitation a former employer of any present or past employee of the Company or any Subsidiary, without a written license or other agreement.

            (viii) To the Company's knowledge, no director, officer or employee of the Company or any of its Subsidiaries owns, directly or indirectly, in whole or in part, any material Intellectual Property right which the Company or any of its Subsidiaries has used or is presently using which is reasonably necessary to Company or its Subsidiaries' respective businesses as now conducted.

      (b) Except as explicitly set forth in Section 3.15(a) above and in item 3.15(a) of the Company Letter, to the Company's knowledge, all rights to the Company Intellectual Property are: (i) owned exclusively by the Company or a Subsidiary, free and clear of any attachments, liens, or encumbrances, and no other person has any right or interest in or license to use or right to license others to use any of them, except as reasonable in the course of Company's business; (ii) freely transferable (except as otherwise required by law) and
(iii) are not subject to any outstanding order, decree, judgment or stipulation.

      (c) Each current and former employee (with date of hire after June 1, 1987) of the Company has executed a confidentiality, invention and assignment agreement with the Company in substantially the form(s) previously delivered to Parent.

      SECTION 3.16 State Takeover Statutes; Charter Provisions. The action of the Board of Directors of the Company in approving the Merger, this Agreement and the transactions contemplated by this Agreement (including the execution of the Stockholder Voting Agreement) is sufficient to render inapplicable to the Merger, this Agreement and the Stockholders Voting Agreement the provisions of
Section 203 of the DGCL and the provisions of any California takeover laws.

      SECTION 3.17 Brokers. No broker, investment banker, financial advisor or other person, other than Lehman Brothers the fees and expenses of which will be paid by the Company (and are reflected in an agreement between Lehman Brothers and the Company, a complete copy of which has been furnished to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Other than the foregoing agreement, the Company is not aware of any claim for payment by the Company of any broker's, finder's, financial advisor's or other similar fee or commission in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      SECTION 3.18 Required Vote of Stockholders. The affirmative vote of not less than a majority of the outstanding Shares is required to adopt the plan of merger contained in this Agreement and approve the Merger. No other vote of the stockholders of the Company is required by law, the Certificate of Incorporation or By-Laws of the Company as currently in effect or otherwise to adopt the plan of merger contained in this Agreement and approve the Merger.

      SECTION 3.19 Title to Property. The Company and each of its Subsidiaries has good and marketable title to all of its properties and assets, free and clear of all Liens, except for liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

      SECTION 3.20 Real Property.

      (a) Item 3.20 of the Company Letter sets forth a list of all fee and leasehold interests in real property of the Company and the Subsidiaries of the Company, which collectively constitute the "Specified Real Estate."

      (b) Neither the Company nor any of its Subsidiaries has given or received notice of any material default under any material lease under which the Company or any of its Subsidiaries is the lessee of real property (each a "Lease" and collectively the "Leases") and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other party thereto is in default in any material respect under any of the Leases. Item 3.20 of the Company Letter contains a complete list of all leases (including all amendments, modifications, waivers, supplements and other agreements relating thereto) under which the Company or any of its Subsidiaries is the lessee of the real property. Except as set forth in item 3.20, none of the Leases has been modified in any material respect and such Leases are in full force and effect. Except as set forth in item 3.20, neither the Company nor any of its Subsidiaries has leased, subleased, licensed or assigned, as the case may be, all or any portion of its fee or leasehold interest in any Specified Real Estate to any person and the Company or one or more of its Subsidiaries is in sole and exclusive possession of and has the right to use all of the Specified Real Estate. Except as set forth in item 3.20, no person other than the Company or one or more of its Subsidiaries has any option or right to purchase, lease or use any portion of the Specified Real Estate. Item 3.20 sets forth all rights of the Company and its Subsidiaries to purchase the Specified Real Estate leased by the Company or its Subsidiaries under any Lease.

      (c) Except as disclosed in item 3.20 of the Company Letter, the buildings and improvements on the Specified Real Estate (including all fixtures, roofs, plumbing systems, fire protection systems, electrical systems, equipment, elevators and all structural components) in all material respects are in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used, and to the knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such Specified Real Estate or the improvements thereon, and, to the knowledge of the Company, no buildings or improvements on such Specified Real Estate encroach on real property not leased to or owned by the Company or any of its Subsidiaries, to the extent that removal of such encroachment would have a material adverse effect on the current use, value, occupancy or operation of such improvements. To the knowledge of the Company, no improvements or buildings not located on Specified Real Estate encroach upon any of the Specified Real Estate to the extent that the same would have a material adverse effect on the current use, value, occupancy or operation of such Specified Real Estate.

      (d) To the knowledge of the Company, no part of any Specified Real Estate is subject to any building or use restriction that materially restricts or prevents the present use and operation of such property. To the knowledge of the Company, none of the Specified Real Estate nor the use thereof by the Company or any of its Subsidiaries constitutes a nonconforming use or legal non-conforming use.

      (e) The Company or one or more of its Subsidiaries is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property used in the business of the Company and its Subsidiaries or reflected in the audited financial statements of the Company and its consolidated subsidiaries dated as of December 31, 1996, except for personal property disposed of in the ordinary course since the date thereof.

      (f) No labor has been performed or material furnished for any portion of any property owned by the Company or any of its Subsidiaries for which a Lien in excess of $500,000 in value can be claimed against any such property. All of the Specified Real Estate has rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way) and is served by water, sewer, sanitary sewer, telephone, electric, gas and other public utilities necessary or desirable for the current use thereof which utilities are available to such Specified Real Estate through a public right-of-way. There are no pending or proposed special or other assessments for public improvements on the Specified Real Estate.

      (g) To the knowledge of the Company, there is no pending or threatened proceeding or governmental action to modify the zoning classification of, or to condemn or take by power or eminent domain (or any purchase in lieu thereof), or to classify as a landmark, all or any material part of the Specified Real Estate except, in each case, for any proceeding or action that would not have a Material Adverse Effect on the Company.

      SECTION 3.21 Outstanding Commitments.

      (a) Item 3.21 of the Company Letter contains a list, accurate and complete in all material respects, as of the date hereof of all material contracts, true and complete copies of which have been furnished (or made available) to Parent and Sub (excluding purchase orders), to which the Company or any of its Subsidiaries is a party or by which any of the assets or operations of the Company or any of its Subsidiaries are bound. Each material contract is a valid and binding obligation of at least the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto, and is enforceable against the Company or one or more of its Subsidiaries and, to the knowledge of the Company, each other party thereto, in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and is subject to general principles of equity, and neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party, is in default under any material contract, except in each case for such failures to be valid, binding and enforceable and for such defaults which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

      (b) Except as would not have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is in default under any of the material contracts. No proceeding (to the knowledge of the Company in the case of any investigation) or event or condition has occurred or exists, or to the knowledge of the Company, is alleged by any party to have occurred or exist which, with notice or lapse of time or both, would constitute a default by any of the parties thereto of their respective obligations under a material contract (or would give rise to any right of termination or cancellation), except as would not have a Material Adverse Effect on the Company.

      SECTION 3.22 Insurance. The insurance carried by the Company and its Subsidiaries is in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company and its Subsidiaries. Except as would not have a Material Adverse Effect on the Company, all such insurance is in full force and effect and none of the Company nor any of its Subsidiaries is in default thereunder. Except as would not have a Material Adverse Effect on the Company, all claims thereunder have been filed in a due and timely fashion. Except as would not have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has been notified in writing of a refusal of any material insurance coverage relating to products liability (including renewals of any such products liability coverage) by any insurance carrier to which it has applied for insurance during the past three years.

      SECTION 3.23 Affiliate Transactions. Except as set forth in item 3.23 of the Company Letter, (a) there is no indebtedness (other than indebtedness between the Company and its Subsidiaries) between the Company or any of its Subsidiaries, on the one hand, and any holder of record of 5% or more of the Shares outstanding on the date hereof or officer, director or affiliate of the Company or any of its Subsidiaries, on the other hand, (b) no such officer, director, stockholder or affiliate provides or causes to be provided any assets, services (other than in such capacity as officer or director) or facilities to the Company or any of its Subsidiaries which are individually or in the aggregate material to the business or condition of the Company and its Subsidiaries, taken as a whole, (c) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any such officer, director, stockholder or affiliate other than in the ordinary course of the Company's business, affiliate which are individually or in the aggregate material to the business or condition of the Company and its Subsidiaries, taken as a whole, and (d) neither the Company nor any of its Subsidiaries owns any capital stock, indebtedness or other securities issued by any such officer, director, stockholder or affiliate.

      SECTION 3.24 Management Payments. Other than payments under Benefit Plans and Employee Agreements, payments properly accrued in the Company's budget for the 1997 fiscal year, or as provided in this Agreement, no employee or former employee will be entitled to additional compensation or to the early vesting or acceleration of payment of any compensation that arises out of or are related to the consummation of the Merger and the transactions contemplated thereby.

      SECTION 3.25 Accuracy of Information. The financial forecasts for fiscal 1997 and 1998 previously furnished to the Parent, as updated through the date hereof, have been prepared in good faith, represent the reasonable judgment of the Company's management and are based on assumptions which the Company believes as of the date hereof are reasonable. No representation is made, however, as to whether the assumptions on which the projections are based are true and correct or that events will not occur which would make such assumptions incorrect. All of the information furnished to Parent or Sub by the Company (including the information set forth in the Company Letter) was furnished in the good faith belief that, as of the date furnished, such information taken as a whole was accurate and complete in all material respects.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF PARENT AND SUB

      Parent and (at such time as Sub becomes a party to this Agreement) Sub represent and warrant to the Company as of the date hereof (provided, that the following representations and warranties relating to Sub shall instead be made as of such time as Sub becomes a party hereto) as follows:

      SECTION 4.1 Organization. Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted.

      SECTION 4.2 Authority. Parent and Sub have all requisite partnership or corporate power and authority to execute and deliver this Agreement and all documents and agreements contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary partnership or corporate action on the part of Parent and Sub and no other partnership or corporate action on the part of Parent or Sub is necessary to authorize or execute this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

      SECTION 4.3 Consents and Approvals; No Violations. The execution and delivery by Parent and Sub of this Agreement do not, and the consummation by Parent and Sub of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, (i) any provision of the partnership agreement, Certificate of Incorporation, By-laws or comparable organization documents of Parent, Sub or any Significant Subsidiaries of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement (other than, with respect to termination, agreements terminable at will or upon 90 days' or less notice by the terminating party), instrument, permit, concession, franchise or license applicable to Parent or any of its Significant Subsidiaries or (iii) assuming all the consents, filings and registrations referred to in the next sentence are made and obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses or Liens, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Sub or prevent or result in a third party materially delaying the consummation of the Merger. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except
(i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals or state securities or "blue sky" laws, (v) such filings as may be required in connection with the taxes described in Section 6.6, (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any property or assets and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or prevent or result in a third party materially delaying the consummation of the Merger.

      SECTION 4.4 Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein.

      SECTION 4.5 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      SECTION 4.6 Brokers. No broker, investment banker, financial advisor or other person, other than any person the fees and expenses of which will be paid by Parent or Sub, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the negotiations leading to this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub. Other than as aforesaid, Parent is not aware of any claim for payment by Parent of any broker's, finder's, financial advisor's or other similar fee or commission in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      SECTION 4.7 Financing. Parent has binding written commitments, addressed to Parent or Sub, from one or more financially responsible financial institutions, dated as of November 18, 1997, true and complete copies of which have been furnished to the Company (collectively, the "Commitments") to obtain, together with the other funds to be provided by Parent, the financing necessary to pay the Cash Election Price with respect to each Share outstanding at the Effective Time (other than Electing Shares), to pay (or provide the funds for the Company to pay) all amounts contemplated by Section 2.2 when due, to refinance any indebtedness or other obligation of the Company and its Subsidiaries which may become due as a result of this Agreement or any of the transactions contemplated hereby, to pay all related fees and expenses and to provide for the anticipated working capital needs of the Surviving Corporation following the Merger (the financing necessary to provide such funds being hereinafter referred to as the "Financing"), which Commitments are in full force and effect as of November 18, 1997. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as set forth in the Commitments. Subject to the terms and conditions of this Agreement and receipt of the proceeds of the Financing as set forth in the Commitments (or on other terms reasonably satisfactory to Parent), at the closing of the Merger, Parent will capitalize Sub with an aggregate equity contribution of at least $117.5 million. Parent will be under no obligation pursuant to the preceding sentence unless and until the proceeds of the Financing are received as set forth in the Commitments. In addition, Parent will be under no obligation under any circumstances to capitalize Sub with equity of more than $117.5 million.


                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 5.1 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as contemplated by this Agreement, carry on its business in the ordinary course of its business as currently conducted, maintain all assets other than those disposed of in the ordinary course of business in good repair and condition, confer on a regular basis with Parent to report material operational matters and any proposals to engage in material transactions and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its present relationships with customers, suppliers and others having significant business dealings with it. Without limiting the generality of the foregoing, during such period, except as contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

      (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than the payment by a Subsidiary of a dividend or distribution to the Company or another wholly owned Subsidiary), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase (other than issuances by a wholly owned Subsidiary), redeem or otherwise acquire any shares of its capital stock or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

      (b) except as set forth in item 3.12(a) of the Company Letter, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities (other than issuances by a wholly owned Subsidiary of the Company of its capital stock to the Company), or modify or alter the terms of any of the foregoing;

      (c) amend its Certificate of Incorporation or By-laws or other similar organizational documents;

      (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than (i) transactions which involve assets having a purchase price not in excess of $100,000 individually or $500,000 in the aggregate or (ii) acquisitions or purchases of assets to the extent permitted by Section 6.1(m);

      (e) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice or which involve assets which in the aggregate are not in excess of $500,000;

      (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell, or vary the terms of, any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice not to exceed $100,000 in the aggregate or non-acquisition-related borrowings under existing credit facilities not to exceed $100,000 in the aggregate, or make any loans, advances or capital contributions to, or other investments in, any other person, other than to or in the Company or any wholly owned Subsidiary of the Company;

      (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

      (h) except as disclosed in item 3.12(a) of the Company Letter, increase the compensation payable or to become payable to its directors, officers or employees, except for increases required under employment agreements existing on the date hereof, and increases for employees other than officers in the ordinary course of business consistent with past practice, or grant any severance or termination pay, or make any loan, to, or enter into any employment or severance agreement, or establish, adopt, enter into, or amend or take action to enhance or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, for changes which are less favorable to participants in plans, agreements, trusts, funds, policies or arrangements, or as may be required by the terms of any such plan, agreement, trust, fund, policy or arrangement existing on the date hereof or to comply with applicable law or regulation;

      (i) knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

      (j) settle or compromise any suit, proceeding, investigation or claim or threatened suit, proceeding, investigation or claim for an amount that is more than $100,000 in the case of any individual suit, proceeding or claim or $500,000 for all suits, proceedings or claims;

      (k) except to the extent required by law or agreed to by Parent, (i) compromise any material tax liability or (ii) prepare or file any material tax return inconsistent with past practice or, on any such tax return or otherwise, take any position, make any material election, or adopt any material accounting method that is inconsistent with positions taken, elections made or methods used in the past in preparing or filing similar tax returns;

      (l) except as may be required as a result of a change in law or in United States generally accepted accounting principles, make any material change in its method of accounting;

      (m) make or agree to make any new capital expenditure not previously finally committed to that, individually, exceeds $2,000,000; provided, however, that as to any individual capital expenditure in an amount equal to or greater than $500,000 but less than or equal to $2,000,000, the Company will consult with Parent (it being understood that no consent is required hereunder);

      (n) except to the extent permitted by Section 5.1(j), pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, (1) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (2) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date hereof;

      (o) enter into, modify in any material respect, amend in any material respect or terminate any material contract or agreement to which the Company or any of its Subsidiaries is a party or waive (except to the extent permitted by Section 5.3), release or assign any material rights or claims;

      (p) commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar laws;

      (q) except in the ordinary course of business consistent with past practice, sell, assign, transfer, license or permit to lapse any material right with respect to the Company Intellectual Property Rights; or

      (r) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

      SECTION 5.2 No Solicitation.

      (a) The Company shall, and shall direct and cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date hereof,
(x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement substantially identical to the Confidentiality Agreement (as defined in Section 6.2 hereof) and (y) participate in discussions, investigations and/or negotiations regarding such Takeover Proposal. The Company will promptly notify Parent in the event of the occurrence of any matter referred to in the foregoing proviso. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 25% or more of the aggregate assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of the voting power of the shares of Common Stock then outstanding or any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the voting power of the shares of Common Stock then outstanding or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

      (b) Except as set forth in this Section 5.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement; provided that, the Board of Directors may, (A) in response to any Takeover Proposal, suspend such recommendation pending its analysis of such Takeover Proposal or (B) at any time prior to the receipt of the Company Stockholder Approval, modify or withdraw such recommendation if the Board of Directors of the Company determines in good faith that a Takeover Proposal is a Superior Proposal (as hereinafter defined) and, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to so modify or withdraw such recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or
(iii) cause the Company to enter into any acquisition agreement or other similar agreement (an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's stockholders under applicable law, the Board of Directors of the Company may approve or recommend a Superior Proposal or terminate this Agreement, but in each case, subject to the provisions of Section 6.3 hereof and only at a time that is after the second business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Takeover Proposal that may constitute a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal determined by the Board of Directors of the Company in good faith, after consultation with outside legal counsel, to be a bona fide proposal and made by a third party to acquire, directly or indirectly, for consideration consisting of cash, property and/or securities, more than 50% of the combined voting power of the shares of Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with outside counsel and with a financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the Merger.

      (c) Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law or is otherwise required under applicable law.

      SECTION 5.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not, except in connection with the making of a Takeover Proposal, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent) unless the Company's Board of Directors shall have determined in good faith, after consultation with outside counsel, that such release of any third party or amendment, modification or waiver of such provisions is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      SECTION 6.1 Stockholder Meeting. The Company will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "Stockholder Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement and the Merger. Except as otherwise expressly provided herein, the Company's Board of Directors shall recommend approval of the transactions contemplated hereby and shall take all lawful action to solicit such approval.

      SECTION 6.2 Filings; Other Actions; Notification; Access to Information.

      (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement and the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company. Parent and the Company shall also use all reasonable efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

      (b) The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

      (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

      (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect on it.

      (e) The Company shall deliver to Parent a letter identifying all persons whom the Company believes to be, at the date of the Stockholder Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. Each of the Company and Parent shall use all reasonable efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to Parent at least thirty-five days prior to the date of the Stockholder Meeting a written agreement substantially in the form of Exhibit B. Prior to the Effective Time, the Company shall amend and supplement such letter and use all reasonable efforts to cause each additional person who is identified as an "affiliate" to execute a written agreement as set forth in this Section 6.2(e).

      (f) The Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives and agents of Parent reasonable access to all their respective key employees, properties, books, contracts, commitments, documents and records of the Company or its Subsidiaries during normal business hours during the period from the date of this Agreement through the Effective Time and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
(ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided that the Company shall not be required to furnish to Parent any information which is subject to an attorney-client privilege or which constitutes attorney work product. All information obtained by or on behalf of Parent pursuant to this Section 6.2 shall be kept confidential in accordance with the letter agreement dated May 27, 1997 between Parent and Lehman Brothers, on behalf of the Company (the "Confidentiality Agreement").

      SECTION 6.3 Fees and Expenses.

      (a) The Company shall pay to Parent by wire transfer $15,000,000 (the "Company Termination Fee") if:

            (i) the Company terminates this Agreement pursuant to Section 8.1(e), in which case, the Company Termination Fee must be paid simultaneously with such termination;

            (ii) Parent terminates this Agreement pursuant to Section 8.1(d), in which case, the Company Termination Fee must be paid no later than one business day after the termination of this Agreement; or

            (iii) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iii), (B) the approval of this Agreement by the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of stockholders duly convened thereon as contemplated by this Agreement (a "Company Negative Vote"), (C) at the time of such Company Negative Vote there shall be pending a Takeover Proposal, and (D) within one year after such termination, the Company consummates either (1) a merger, consolidation or other business combination between the Company and any other person (other than Parent, Sub or an affiliate of Parent) or (2) the sale of 30% or more (in voting power) of the voting securities of the Company or of 30% or more (in fair market value) of the assets of the Company and its Subsidiaries, on a consolidated basis, in which case, the Company Termination Fee must be paid simultaneously with the closing of the event described in clause (1) or (2) of this subparagraph.

      (b) Parent shall pay to the Company by wire transfer $5,000,000 (the "Parent Termination Fee") if this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) and at the time of such termination
(A) the condition set forth in Section 7.2(c) to the obligations of Parent and Sub shall not have been satisfied or waived and (B) each of the other conditions set forth in Article VII to the obligations of the Company, Parent and Sub shall have been satisfied or waived and Parent and Sub shall not have then been entitled to terminate this Agreement pursuant to any of the provisions of
Section 8.1 (other than Section 8.1(b)(i)). If payable, the Parent Termination Fee shall be paid no later than one business day after the termination of this Agreement.

      (c) Except as set forth above, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that all filing fees related to compliance with the HSR Act in connection with the transactions contemplated hereby shall be borne equally by Parent and the Company.

      SECTION 6.4 Awards. No further awards of any type shall be made under any Company Stock Plan after the date of this Agreement.

      SECTION 6.5 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

      SECTION 6.6 Real Estate Transfer Tax. Parent and the Company agree that either the Surviving Corporation or Parent (without any liability to any of the Company's stockholders) will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Transfer Taxes"), and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Merger. The Company agrees to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. To the extent permitted by law, the stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.6 in the preparation of any return with respect to the Transfer Taxes.

      SECTION 6.7 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

      SECTION 6.8 Indemnification; Directors and Officers Insurance.

      (a) From and after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the DGCL and its articles of incorporation or by-laws in effect on the date hereof to indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

      (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation does not elect to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (unless there is a conflict of interest as provided above), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of the Surviving Corporation.

      (c) The Surviving Corporation shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time; provided, however, that in satisfying the obligations under this provision, the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum paid by the Company in its last full fiscal year. The amount per annum of premiums paid by the Company in its last full fiscal year equaled $270,000.

      (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and shall be binding on all successors and assigns of the Surviving Corporation.

      SECTION 6.9 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of:
(i) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) the failure of the Company or Parent to comply with in any material respect or satisfy in any material respect any covenant, condition or agreement of such entity to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 6.10 Reasonable Best Efforts.

      (a) Subject to the terms and conditions of this Agreement and the fiduciary responsibilities of the Board of Directors of the Company, each of the Company, Parent and Sub agrees to use its reasonable best efforts to cause the consummation of the Merger to occur as soon as practicable. Without limiting the foregoing, (i) each of the Company, Parent and Sub agree to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger and (ii) each of the Company, Parent and Sub shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. In connection with any action to be taken by Parent, the Company or any of its respective Subsidiaries to consummate the Merger or the other transactions contemplated in this Agreement, the Company shall not, without Parent's prior written consent, commit to any divestiture of assets or businesses of the Company and its Subsidiaries if such divested assets and/or businesses are material to the assets or profitability of the Company and its Subsidiaries taken as a whole; and neither Parent nor any of its Subsidiaries shall be required to divest or hold separate or otherwise take or commit to take any action that materially limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses or assets of Parent or that would have a Material Adverse Effect on Parent or the Company.

      (b) Parent hereby agrees to use its reasonable best efforts to arrange and complete the Financing including, (i) to negotiate definitive agreements with respect thereto and (ii) to satisfy all conditions applicable to Parent and Sub in such definitive agreements. Parent will keep the Company informed at all times with respect to the status of its efforts to arrange and complete the Financing, including, without limitation, with respect to the occurrence of any event which Parent believes may have a materially adverse effect on the ability of Parent to obtain the Financing. In the event Parent is unable to arrange or complete any portion of the Financing in the manner or from the sources originally contemplated, Parent will use its reasonable best efforts to arrange any such portion from alternative sources. The Company hereby agrees to use its reasonable best efforts to assist Parent to arrange and complete the Financing, including to satisfy all conditions applicable to the Company in connection therewith; provided that the Company shall not be obligated to incur any monetary obligations or expenditures in connection with such assistance.

      SECTION 6.11 Employee Benefits.

      (a) During the period from the Effective Time until December 31, 1997, the Surviving Corporation shall maintain or cause to be maintained wages, compensation levels, employee pension and welfare plans for the benefit of employees and former employees of the Company or its Subsidiaries which, in the aggregate, are not less favorable than those wages, compensation levels and other benefits under the Benefit Plans that are in effect as of the date hereof; provided, however, that the Surviving Corporation shall not have any obligation to provide benefits based on equity securities or any equivalent thereof. For all purposes of eligibility to participate in and vesting in benefits provided under employee benefits plans maintained by the Surviving Corporation (but not for purposes of determining benefits (or accruals thereof) under such plans) which employees and former employees of the Company become eligible to participate in after the Effective Time, all persons previously employed by the Company and its Subsidiaries and then employed by the Surviving Corporation shall be credited with their years of service with the Company and its Subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under the Benefit Plans. With respect to the Company's Deferred Compensation Plan and the trust established thereunder (collectively, the "Deferred Compensation Plan"), the Surviving Corporation shall cause the Deferred Compensation Plan to be amended such that all amounts payable thereunder shall become fully vested as of the Effective Time. The Deferred Compensation Plan shall be continued (but Company contributions to the Deferred Compensation Plan may be discontinued after December 31, 1997) and, except as provided in the preceding sentence, may not be amended or terminated until all benefits payable thereunder are distributed in accordance with the Deferred Compensation Plan and any and all elections thereunder.

      (b) The foregoing shall not constitute any commitment, contract, understanding or guarantee (express or implied) on the part of the Surviving Corporation of a post-Effective Time employment relationship of any term of duration or on any terms other than those that the Surviving Corporation may establish. Employment of any of the employees by the Surviving Corporation will be "at will" and may be terminated by the Surviving Corporation at any time for any reason (subject to any legally binding agreement other than this Agreement, or any applicable laws or collective bargaining agreement, or any other arrangement or commitment). Except as otherwise provided in Sections 6.11 through 6.14, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Benefit Plan or any other employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract.

      SECTION 6.12 Severance Policy and Other Agreements.

      (a) With respect to any officer or employee who is covered by a severance policy or plan separate from the standard severance policy for the Company's employees (all of which separate severance policies or plans are incorporated in the terms of the employment agreements listed in item 6.12 of the Company Letter), the Surviving Corporation shall maintain (or shall cause to be maintained) such separate policy or plan as in effect as of the date hereof, and, as to all other officers and employees, the Surviving Corporation shall maintain (or shall cause to be maintained) the Company's standard severance policy as in effect as of the date hereof until at least June 30, 1998; provided, however, that with respect to any severance policy maintained pursuant to any statutory requirement, such policy shall continue to be maintained in compliance with the applicable statute.

      (b) The Surviving Corporation shall honor or cause to be honored all severance agreements and employment agreements with the Company's directors, officers and employees to the extent disclosed in item 6.12 of the Company Letter (it being understood that nothing herein shall be deemed to mean that the Company shall not be required to honor its obligations under any severance agreement or employment agreement to which it is a party).

      (c) The Company shall furnish to Parent as soon as practicable, but in no event later than two days after the date hereof, a listing which specifies as of July 18, 1997 the maximum number of shares of Common Stock covered by Company Stock Options with an exercise price of less than $25.00 per share and the average exercise price for such Company Stock Options.

      SECTION 6.13 1997 Bonus. Subject to any executive employment agreements, the Surviving Corporation will maintain the Company's bonus plans (as in effect on or before March 1, 1997) through the end of the 1997 fiscal year, with bonuses to be paid to the employee participating thereunder at the greater of
(i) the target level, if applicable, (ii) the prior year's bonus, or (iii) such bonus as the employee would have earned if the transaction contemplated by this Agreement had not occurred, in all events on a basis consistent with past practices; provided, however, that with respect to any bonus which will be paid in installments, the dividend amount payable with respect to the payment shall be equal to an annual interest rate of fifteen percent (15%). The maximum amounts that may be payable under the Company's bonus plans pursuant to this
Section 6.13 are set forth in item 6.13 of the Company Letter.

      SECTION 6.14 401(k)/Profit Sharing Contributions for 1997. The Surviving Corporation, prior to the end of the third month following the end of the current fiscal year, will make all Company contributions to the Company's Tax-Deferred Investment Plan on behalf of each eligible Company employee who was employed on the last day of the current fiscal year. The Surviving Corporation will make a Discretionary Contribution with respect to the 1997 Plan Year which is not less than the amount of the Discretionary Contribution (on a percentage basis) that the Company made for the 1996 Plan Year.

      SECTION 6.15 Certification. The Company and each of its Subsidiaries agree to provide to the Sub the statement described in Treasury Regulation Section 1.1445-2(c)(3), certifying that none of the interests in the Company held by the Company's stockholders are U.S. real property interests for purposes of Section 1445 of the Code. Such statement will be complete, accurate and valid on the Closing Date. If such statement is not received by or on the Closing Date, the Sub shall withhold all amounts required to be withheld by Section 1445 of the Code.

      SECTION 6.16 Recapitalization Accounting. The Company shall cooperate with any reasonable requests of Parent or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist Parent and Sub with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to stockholders made in connection with the Merger. In furtherance of the foregoing, the Company shall provide to Parent for the prior review of Parent's advisors any description of the transactions contemplated by this Agreement which is meant to be disseminated.

      SECTION 6.17 NYSE Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the New York Stock Exchange, Inc. ("NYSE"), provided that such delisting shall not be effective until after the Effective Time. The parties also acknowledge that it is Parent's intent that the Common Stock following the Merger will not be quoted on NASDAQ or listed on any national securities exchange.

      SECTION 6.18 Formation of Sub. As soon as practicable following the execution of this Agreement, but no later than one week following such date, Parent shall cause Sub to be formed in the State of Delaware and to take all corporate action necessary to approve and to become a party to this Agreement. Each of the parties hereto agrees that upon formation of Sub it shall execute an amendment to this Agreement and such other documents as may be necessary to cause Sub to become a party to this Agreement.

      SECTION 6.19 Stockholders Agreement. The Company and Parent agree that, prior to the Effective Time, they, Warburg Pincus and the other stockholders retaining shares in the Merger will enter into a Stockholders Agreement consistent with the provisions of Schedule B to the Stockholders Voting Agreement.

      SECTION 6.20 Surviving Corporation Preferred Stock. Immediately after the Effective Time, the Board of Directors of the Surviving Corporation shall adopt a resolution providing for the creation of the series of NonVoting 13.5% Pay-in-Kind Preferred Stock, stated value $100.00 per share, of the Surviving Corporation into which the shares of capital stock of Sub are to be converted in the Merger.


                                   ARTICLE VII

                              CONDITIONS PRECEDENT

      SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

      (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or the applicable regulations of any stock exchange or regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of the Company;

      (b) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the

Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be) upon terms and conditions that are not reasonably likely to have a Material Adverse Effect on the Company.

      (c) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, order, decree or ruling (whether temporary, preliminary or permanent) that is in effect and would (i) restrain, enjoin or otherwise prohibit consummation of the Merger or make the acquisition or holding by Parent of the common stock of the Surviving Corporation illegal, (ii) compel Parent or any of its Subsidiaries, on the one hand, or the Company or any of its Subsidiaries, on the other, to dispose of or hold separate all or a material portion of the business or assets of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, respectively, or (iii) impose any financial burden on Parent or the Surviving Corporation or any limitation on the ability of Parent to hold or operate the business of the Company or any of its Subsidiaries, in either such case, which would materially reduce the economic or business benefits Parent expects, as of the date hereof, to realize from the Merger.

      (d) S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

      (e) Blue Sky Approvals. The Company shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

      SECTION 7.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

      (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects all obligations contained in this Agreement required to be performed by it prior to the Closing Date; each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, provided that representations and warranties that speak as of a specified date shall only be true and correct (to the extent required by this sentence) as of such date; and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

      (b) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any agreement to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company or is not reasonably likely to materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

      (c) Financing. The Financing shall have been obtained on the terms set forth in the Commitments or on other terms reasonably satisfactory to Parent.

      (d) Non-Cash Election. Warburg Pincus shall have made a Non-Cash Election with respect to a number (subject to adjustment as provided in Section
2.4 of this Agreement) of its Shares equal to the Non-Cash Election Number in accordance with the terms of the Stockholders Voting Agreement and such election shall be in full force and effect and shall not have been revoked.

      SECTION 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

      (a) Performance of Obligations; Representations and Warranties. Parent and Sub each shall have performed in all material respects all obligations contained in this Agreement required to be performed by it at or prior to the Closing Date; each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, provided that representations and warranties that speak as of a specified date shall only be true and correct (to the extent required by this sentence) as of such date; and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of the General Partner of Parent to such effect.

      (b) Consents Under Agreements. Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any agreement to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company or is not reasonably likely to materially adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement.


                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

      SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Stockholder
Approval:

      (a)   by mutual written consent of Parent, Sub and the Company;

      (b)   by either Parent or the Company:

            (i) if the Merger shall not have been consummated by February 28, 1998; provided that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by February 28, 1998;

            (ii) if any court or Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted;

            (iii) the approval of the Company's stockholders required by Section 7.1(a) shall not have been obtained at the Stockholder Meeting or any adjournment thereof;

      (c) by Parent or Sub if: (A) as of such time of determination, any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (B) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement and, in the case of (A) such untruth or incorrectness cannot be or has not been cured within 60 days after the giving of written notice to the Company, and, in the case of
(B) such failure cannot be or has not been cured within 20 days after the giving of written notice to the Company;

      (d) by Parent or Sub if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Merger or this

Agreement, or approved or recommended any Takeover Proposal or Acquisition Agreement (other than the Merger), or shall have resolved to take any of the foregoing actions; provided that the suspension of the recommendation of the Company's Board of Directors referred to herein in accordance with Section 5.2(b) shall not give rise to a right of termination pursuant to this Section 8.1(d);

      (e) by the Company in accordance with Section 5.2(b); provided, however, that it has complied with all provisions thereof, including the notice provisions therein and the requirements of Section 6.3 hereof;

      (f) by the Company, if (i) as of such time of determination, any of the representations or warranties of Parent or Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Sub to be performed or complied with by it under this Agreement and, in the case of
(i) such untruth or incorrectness cannot be or has not been cured within 60 days after the giving of written notice to Parent or Sub, and, in the case of (ii) such failure cannot be or has not been cured within 20 days after the giving of written notice to Parent or Sub.

      SECTION 8.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to Section 6.3, this Section 8.2 and
Article IX and the last sentence of Section 6.2; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

      SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors or General Partner, as applicable, at any time before or after obtaining Company Stockholder Approval, but after Company Stockholder Approval no amendment shall be made which by law requires further approval by the stockholders of the Company without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors or General Partner, as applicable, may, to the extent legally allowed,
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                   ARTICLE IX

                               GENERAL PROVISIONS

      SECTION 9.1 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that the agreements set forth in Article II, Sections 6.8, 6.11, 6.12,
6.13 and 6.14 and Article IX shall survive the Effective Time.

      SECTION 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)   if to Parent or Sub, to:

                        TPG Partners II, L.P.
                        600 California Street, Suite 1850
                        San Francisco, CA 94108
                        Attn:  Mr. David M. Stanton

            with a copy to:

                        Cleary, Gottlieb, Steen & Hamilton
                        One Liberty Plaza
                        New York, NY 10006
                        Attn:  Daniel S. Sternberg, Esq.

      (b)   if to the Company, to:

                        Zilog, Inc.
                        210 E. Hacienda Avenue
                        Campbell, CA 95008
                        Attn:  Richard R. Pickard, Esq.

            with a copy to:

                        Pillsbury Madison & Sutro LLP
                        2700 Sand Hill Road
                        Menlo Park, CA 94025
                        Attn:  Nathaniel M. Cartmell III, Esq.

      SECTION 9.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "subsidiary" or "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, as the case may be, any change or effect that is materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole; provided, however, that (i) any adverse change, event or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally or the economy of any nation or region in which such entity or any of its Subsidiaries conducts business that is material to the business of such entity and its Subsidiaries, taken as a whole, shall not be taken into account in determining whether there as been or would be a "Material Adverse Change" or "Material Adverse Effect" on or with respect to such entity, (ii) any adverse change, event or effect that is demonstrated to be primarily caused by conditions generally affecting the semiconductor industry shall not be taken into account in determining whether there has been or would be a "Material Adverse Change" or "Material Adverse Effect" on or with respect to such entity and (iii) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger or the transactions contemplated hereby shall not be taken into account in determining whether there has been or would be a "Material Adverse Change" or "Material Adverse Effect" on or with respect to such entity. Whenever the word "knowledge" is used in this Agreement, it shall mean the actual knowledge of any officer of the Company, in the case of the Company, or any officer of TPG Advisors II, Inc., in the case of Parent.

      SECTION 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 9.5 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Letter referred to in the last sentence of Section 6.2, the Company Letter and the Stockholders Voting Agreement, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that it is expressly agreed that the transactions contemplated by this Agreement do not violate any provision of the Confidentiality Letter. This Agreement, except for the provisions of Section 6.8, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      SECTION 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      SECTION 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent or Sub may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to Parent (in the case of Sub) or to any direct or indirect wholly owned Subsidiary of Parent or Sub or to any affiliate of Parent or Sub, but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

      SECTION 9.9 Enforcement of This Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

      SECTION 9.10 Obligations of Subsidiaries. Except as specifically set forth herein, whenever this Agreement requires any Subsidiary of Parent (including
Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

      IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement, as amended, to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                              TPG PARTNERS II, L.P.

                              By: TPG GenPar II, L.P., its General Partner,

                              By: TPG Advisors II, Inc., its General Partner



                                  By:         /s/ DAVID M. STANTON
                                     -------------------------------------------
                                                  David M. Stanton
                                                   Vice-President


                              TPG ZEUS ACQUISITION CORPORATION



                                  By:         /s/ DAVID M. STANTON
                                     -------------------------------------------
                                                  David M. Stanton
                                                     President


                              ZILOG, INC.



                                  By:          /s/ EDGAR A. SACK
                                     -------------------------------------------
                                                   Edgar A. Sack
                                                   President and
                                               Chief Executive Officer

                                                                       Exhibit A

                          Stockholders Voting Agreement

                                   SEE ANNEX B

                                                                       Exhibit B


                            Form of Affiliate Letter

                                ----------, ----



Zilog, Inc.
210 East Hacienda Avenue
Campbell, California
Attention: General Counsel

Ladies and Gentlemen:

      The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Zilog, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of ------------, 1997 (the "Agreement"), between the Company and TPG Partners II, L.P. ("Parent"), a newly-formed Delaware corporation and wholly owned subsidiary of Parent will be merged with and into the Company, which will be the surviving company (the "Merger").

      In connection with the Merger, the undersigned may retain shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") currently owned by [him][her][it].

      The undersigned represents, warrants and covenants to the Company that in the event the undersigned retains any Company Common Stock as a result of the
Merger:

      A. The undersigned shall not make any sale, transfer of other disposition of the Company Common Stock in violation of the Act or the Rules and Regulations.

      B. The undersigned has carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon [his][her][its] ability to sell, transfer or otherwise dispose of the Company Common Stock to the extent the undersigned felt necessary, with [his][her][its] counsel or counsel for the Company.

      C. The undersigned has been advised that the issuance of the Company Common Stock to [him][her][it] pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company, the undersigned may be deemed to have been an affiliate of the Company and the distribution by [him][her][it] of the Company Common Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of the Company Common Stock issued to [him][her][it] in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to the Company, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

      D. Except as may be provided in any registration rights agreement between the Company and the undersigned, the undersigned understands that the Company is under no obligation to register the sale, transfer or other disposition of the Company Common Stock by [him][her][it] or on [his][her][its] behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

      E. The undersigned also understands that stop transfer instructions will be given to the Company' transfer agents with respect to the Company Common Stock and that there will be placed on the certificates for the Company Common Stock issued to [him][her][it], or any substitutions therefor, a legend stating in substance:

'      "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION
      TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED --------, BETWEEN THE REGISTERED HOLDER HEREOF AND -------------, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ----------------------."

      F. The undersigned also understands that unless the transfer by [him][her][it] of [his][her][its] Company Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Company reserves the right to put the following legend on the certificates issued to [his][her][its] transferee:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

      It is understood and agreed that the legends set forth in paragraphs E and F above will be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this letter agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Company Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Company Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) the Company has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

      Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                       Very truly yours,



                                       -----------------------------------------

Agreed to and Accepted this
----- day of ----------, ----

ZILOG, INC.



By:-------------------------------

Name:-----------------------------

                                                                         ANNEX B

                          STOCKHOLDERS VOTING AGREEMENT
                                  (AS AMENDED)


      STOCKHOLDERS VOTING AGREEMENT (this "AGREEMENT") dated as of July 20, 1997 (and amended as of November 18, 1997), among TPG Partners II, L.P, ("PARENT"), on the one hand, and Warburg, Pincus Capital Company, L.P. and Warburg, Pincus & Co. (each a "STOCKHOLDER" and, collectively, the "STOCKHOLDERS"), on the other hand.

      WHEREAS Parent, TPG and Zilog, Inc., a Delaware corporation (the "COMPANY"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger (the "MERGER") of a to-be formed Delaware corporation and wholly owned subsidiary of Parent ("SUB") with and into the Company with the Company being the surviving corporation (hereinafter sometimes referred to as the "SURVIVING CORPORATION"), upon the terms and subject to the conditions set forth in the Merger Agreement;

      WHEREAS each Stockholder owns beneficially and (except as set forth on Schedule A attached hereto) of record the number of shares of Common Stock, par value $.01 per share, of the Company (the "COMMON STOCK") set forth opposite its name on Schedule A attached hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired (including, without limitation, through the exercise of any option or by reason of any split, reclassification, stock dividend or other distribution with respect to the capital stock of the Company) by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "SUBJECT SHARES");

      WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder enter into this Agreement.

      NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

      1. Representations and Warranties of each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of itself as follows:

      (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder (or in the case of a Stockholder which is a partnership, by a general partner on behalf of such partnership) and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets the effect of which, in any case, would be material and adverse to the ability of the Stockholder to consummate the transactions contemplated hereby or to comply with the terms hereof.

      (b) The Subject Shares. The Stockholder is the beneficial and (except as set forth on Schedule A attached hereto) record owner of, and has good and marketable title to, the Subject Shares set forth opposite such Stockholder's name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Stockholder's name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

      2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that Parent has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent's property or assets the effect of which, in any case, would be material and adverse to the ability of Parent to consummate the transactions contemplated hereby or to comply with the terms hereof.

      3. Covenants of each Stockholder. Until the termination of this Agreement in accordance with Section 8, each Stockholder, severally and not jointly, agrees as follows:

      (a) Vote for the Merger. At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted), or execute a written consent in respect of, the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement. The Stockholder hereby waives any appraisal rights granted pursuant to Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") (or any successor provision) to which it may otherwise be entitled as a result of the Merger or the other transactions contemplated by the Merger Agreement.

      (b) Vote Against Takeover Proposals. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) the Subject Shares against (and shall not execute any written consent in favor of) (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, delay, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

      (c) Transfer of Subject Shares. Except pursuant to this Agreement and except as provided in the immediately succeeding sentence of this Section 3(c), the Stockholder agrees not to (i) transfer, sell, pledge, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares to any person other than pursuant to the terms of the Merger or (ii) enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise, in connection with, directly or indirectly, any Takeover Proposal, and agrees not to commit or agree to take any of the foregoing actions.

      (d) No Solicitation. During the term of this Agreement, the Stockholder shall not (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

      (f) The Stockholders shall each execute and deliver an "affiliate letter" in the form attached as an exhibit to the Merger Agreement as contemplated by the Merger Agreement.

      4. Election to Retain Company Stock and Stockholders Agreement. Warburg, Pincus Capital Company, L.P. hereby agrees that it will make and not revoke an effective Non-Cash Election with respect to and otherwise cause the Requisite Number (subject to adjustment in accordance with Section 2.4 of the Merger Agreement) of Subject Shares to be "Electing Shares" under the Merger Agreement. For purposes of this Agreement, the "REQUISITE NUMBER" shall mean 375,000 less the aggregate number of Electing Shares, if any, held by holders of Shares other than Warburg, Pincus Capital Company, L.P.; provided, however, that in no event shall the Requisite Number be less than zero. Parent shall cause the Exchange Agent to provide Warburg, Pincus Capital Company, L.P., Parent and the Company with the information necessary as of the Election Date to determine the Requisite Number and to permit Warburg, Pincus Capital Company, L.P. to make the Non-Cash Election called for hereby. Each of the Stockholders hereby agrees that, except for the election required to be made by Warburg, Pincus Capital Company, L.P., neither Stockholder will make a Non-Cash Election with respect to any of the Subject Shares. Prior to the Effective Time, each of Warburg, Pincus Capital Company, L.P. and Parent agrees that it and the Company will enter into a Stockholders Agreement consistent with the provisions of Schedule B hereto (all of the material terms of which are summarized therein).

      5.    Grant of Irrevocable Proxy.

      (a) Existing Proxies Revoked. The Stockholders represent that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that any such proxies are hereby revoked.

      (b) Grant of Irrevocable Proxy to Parent. Upon Parent's request, each Stockholder hereby agrees to irrevocably grant to, and appoint, Parent, and any person who may hereafter be designated by Parent as permitted under applicable law, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, in favor of or against, as the case may be, the matters set forth in Sections 3(a) and 3(b), and to execute and deliver an appropriate instrument irrevocably granting such proxy. The proxy granted herein shall terminate upon any termination of this Agreement in accordance with its terms.

      (c) Affirmations. Each Stockholder hereby affirms that any irrevocable proxy granted pursuant to Section 5(b) will be given in connection with the execution of the Merger Agreement, and that such irrevocable proxy will be given to secure the performance of the duties of the Stockholder under this Agreement. If so granted, the Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue thereof. Such irrevocable proxy, if and when executed, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

      6. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

      7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent or Sub or to any affiliate of Parent or Sub. Subject to the preceding sentence, this

Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      8. Termination. This Agreement shall terminate upon the earlier of (a) the termination of the Merger Agreement (for any reason, including a termination pursuant to Section 8.1(d) or Section 8.1(e) thereof) and (b) the Effective Time of the Merger.

      9.    General Provisions.

      (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

      (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to Parent in accordance with the notification provision contained in the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

      (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

      (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

      (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto and other than Sub, which is an express beneficiary of this Agreement, any rights or remedies hereunder.

      (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      (g) Severability. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated and unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

      10. Stockholder Representatives. Each Stockholder signs solely in its capacity as the record holder and beneficial owner of, or the general partner of a partnership which is the beneficial owner of, such Stockholder's Subject Shares and nothing contained herein shall limit or affect any actions taken by any officer, director, partner, affiliate or representative of a Stockholder who is or becomes an officer or a director of the Company in his or her capacity as an officer or director of the Company and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement.

      11. Enforcement. The parties agree, and the beneficiaries of each trust which is a party hereto have agreed, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court, (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby, and (v) appoints The Corporation Trust Company as such party's agent for service of process in the state of Delaware.

      IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                                 TPG PARTNERS II, L.P.

                                 By: TPG GenPar II, L.P., its General Partner,

                                 By: TPG Advisors II, Inc., its General Partner

                                     By:      /s/ DAVID M. STANTON
                                        ----------------------------------------
                                                  David M. Stanton
                                                   Vice-President


                                 STOCKHOLDERS:

                                 WARBURG, PINCUS CAPITAL COMPANY, L.P.

                                 By:   Warburg, Pincus & Co.,
                                       its General Partner,



                                     By:      /s/ WILLIAM H. JANEWAY
                                        ----------------------------------------
                                                  William H. Janeway
                                                  A General Partner


                                 WARBURG, PINCUS & CO.



                                     By:      /s/ WILLIAM H. JANEWAY
                                        ----------------------------------------
                                                  William H. Janeway
                                                  A General Partner

                                   SCHEDULE A


                                                    Shares of
Name                                               Common Stock
----                                               ------------

WARBURG, PINCUS CAPITAL COMPANY, L.P.               5,378,004
466 Lexington Avenue
New York, New York  10017

WARBURG, PINCUS & CO                                   99,500
466 Lexington Avenue
New York, New York  10017.
                                                    ---------

     Total                                          5,477,504
                                                    =========

                                   SCHEDULE B

                           SUMMARY OF PRINCIPAL TERMS
                                       OF
                             SHAREHOLDERS AGREEMENT


PARTIES The Company, TPG Partners II, L.P., together with its affiliates ("TPG"), Warburg, Pincus Capital Company, L.P. ("Warburg") and other shareholders who receive Shares in the Merger (the "Investors").

RIGHT OF FIRST OFFER             Warburg and the Investors will grant to the
                                 Company (or an affiliate thereof) a right of first offer with respect to any proposed sales by them of Shares. Reasonable and customary procedures concerning this right of first offer will be set forth in the Shareholders
                                 Agreement.

RIGHT TO CAUSE SALE              If TPG decides to sell all of its remaining
                                 Shares received in the Merger (other than a sale to an affiliate), and holds at that time
                                 (prior to giving effect of the proposed sale) more than 40% of such Shares, then TPG shall have the right to require Warburg and the Investors to sell their remaining Shares as part of that sale on the same price and terms
                                 (or to vote in favor of any merger or other transaction which would effect such a sale).

RIGHT TO PARTICIPATE IN          In the event that, during the period beginning
SALE                             immediately after the closing of the Merger and
                                 ending upon a Public Offering, TPG holds 40% or more of the voting power of the Company and proposes to engage in a sale of equity interests which would result in a transfer of 40% or more of the voting power of the Company to an unaffiliated purchaser, then Warburg and the Investors shall have the right to participate pro rata in such sale transaction on the same price and terms as TPG. (As used herein, "Public Offering" shall mean a registered offering of equity securities of the Company or an institutional private placement or 144A offering of such equity securities with or without registration rights.)

REGISTRATION RIGHTS              In the Shareholders Agreement (or by separate
                                 registration rights agreement) the Company will grant to Warburg and the Investors "piggyback" registration rights at the Company's expense
                                 (other than underwriting discounts and selling commissions), with customary provisions regarding notice of intent to file a registration statement, cutbacks in the event of an underwritten offering, indemnification and other customary provisions.

                                 Warburg and the Investors will, if requested by the underwriters for an underwritten public offering of equity securities of the Company, agree not to sell or transfer any equity securities of the Company (other than equity securities, if any, including in such offering), without the consent of the underwriters, for a period of not more than 180 days following effectiveness of the registration statement relating to a Public Offering.

FACILITATION OF                  If a Public Offering shall have not occurred
DISPOSITION                      within five years of the Closing of the Merger,
                                 the Company will reimburse Warburg for the cost of investment banking fees, in an amount not to exceed $50,000, in connection with an analysis of Warburg's ownership position and disposition strategies.

AFFILIATE TRANSACTIONS           The Shareholders Agreement will provide that
                                 agreements or transactions between the Company and TPG or any of its affiliates shall require the prior approval of the holders of a majority of the voting common stock of the Company
                                 (excluding stock held by TPG and its
                                 affiliates) other than agreements or
                                 transactions which are on arms-length terms or consulting fees with terms which are customary as between TPG and its portfolio companies.

                                                                         ANNEX C






                                     FORM OF

                             STOCKHOLDERS' AGREEMENT


                                  by and among

                                  ZILOG, INC.,

                             TPG PARTNERS II, L.P.,

                             TPG INVESTORS II, L.P.,

                             TPG PARALLEL II, L.P.,

                      WARBURG, PINCUS CAPITAL COMPANY, L.P.

                                       and

                    CERTAIN OTHER STOCKHOLDERS of ZILOG, INC.

                          dated as of           , 1998
                                      -----------

                               TABLE OF CONTENTS


                                                                                                         Page
                                                                                                         ----

ARTICLE I.................................................................................................C-1
   SECTION 1.01         Definitions.......................................................................C-1
   SECTION 1.02         Interpretation....................................................................C-4

ARTICLE II................................................................................................C-4
   SECTION 2.01         General Prohibition on Transfers of Securities....................................C-4
   SECTION 2.02         Permitted Transfers by TPG........................................................C-4
   SECTION 2.03         Permitted Transfers by Retaining Stockholders.....................................C-5
   SECTION 2.04         Tag-Along Rights..................................................................C-6
   SECTION 2.05         Drag-Along Rights.................................................................C-7
   SECTION 2.06         Transfer Costs; Closing...........................................................C-7
   SECTION 2.07         Restrictive Legend................................................................C-8

ARTICLE III...............................................................................................C-8
   SECTION 3.01         Piggy Back Registration...........................................................C-8
   SECTION 3.02         Registration Procedures...........................................................C-9
   SECTION 3.03         Indemnification; Contribution....................................................C-11

ARTICLE IV...............................................................................................C-13
   SECTION 4.01         Transactions with Affiliates; Disposition of Warburg Shares......................C-13
   SECTION 4.02         Conflict with Certificate and/or Bylaws..........................................C-13
   SECTION 4.03         Amendment........................................................................C-13
   SECTION 4.04         Specific Performance.............................................................C-13
   SECTION 4.05         Successors and Assigns...........................................................C-13
   SECTION 4.06         Shares Subject to this Agreement.................................................C-14
   SECTION 4.07         Notices..........................................................................C-14
   SECTION 4.08         Complete Agreement; Counterparts.................................................C-15
   SECTION 4.09         Term of the Agreement............................................................C-15
   SECTION 4.10         Headings.........................................................................C-15
   SECTION 4.11         Choice of Law....................................................................C-15
   SECTION 4.12         Consent by TPG and by the Retaining Stockholders.................................C-15
   SECTION 4.13         Effectiveness of Agreement.......................................................C-16

                             STOCKHOLDERS' AGREEMENT


      THIS STOCKHOLDERS' AGREEMENT (the "Agreement"), dated as of           ,
                                                                 -----------
1998, by and among ZILOG, INC. (the "Company"), TPG PARTNERS II, L.P. ("TPG Partners"), TPG INVESTORS II, L.P., TPG PARALLEL II, L.P. (TPG Investors II, L.P., TPG Parallel II, L.P. and TPG Partners, each a "member" of, and collectively referred to as, "TPG"), WARBURG, PINCUS CAPITAL COMPANY, L.P. ("Warburg") and each of the individuals or entities that are (or are deemed to be) or become signatories hereto (Warburg and each of such other individuals or entities are collectively referred to herein as the "Retaining Stockholders"). TPG and the Retaining Stockholders are referred to herein collectively as the "Stockholders" and individually as a "Stockholder".

      WHEREAS, TPG Partners and the Company have entered into an Agreement and Plan of Merger dated as of July 20, 1997 (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger (the "Merger") of TPG Zeus Acquisition Corporation, a subsidiary of TPG Partners, with and into the Company with the Company being the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"), upon the terms and subject to the conditions set forth in the Merger Agreement;

      WHEREAS, following the consummation of the Merger, the Stockholders will own all of the issued and outstanding shares of voting common stock of the Company; and

      WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of agreeing to certain aspects of their continuing relationship as Stockholders after the consummation of the Merger;

      WHEREAS, this Agreement is not effective unless and until the Closing has occurred;

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions hereof, the parties hereto agree as follows:


                                    ARTICLE I

      SECTION 1.01 Definitions. In addition to the terms defined herein, for purposes of this Agreement, the following terms shall have the meanings specified below. Capitalized terms used but not defined herein having the meanings set forth in the Merger Agreement.

      "100% Affiliate" shall mean (i) when used with reference to any entity,
(A) any partnership of which one hundred percent (100%) of either the capital or profit interests of such partnership is directly or indirectly owned or controlled by such entity or (B) any corporation or limited liability company of which one hundred percent (100%) of the outstanding voting securities or member interests of such corporation is, directly or indirectly, owned or controlled by such entity; and (ii) when used with respect to any natural person, any trust created for the benefit of such person and/or members of such person's family.

      "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise; and the term "voting securities" means securities or interests entitling the holder thereof to vote or designate directors or individuals performing a similar function.

      "Agreement" has the meaning ascribed to it in the preamble hereto.

      "Applicable Amount" has the meaning ascribed to it in Section 2.04(a) hereof.

      "Board" means the Board of Directors of the Company.

      "Bona Fide Offer" means with respect to an offer from a Person pursuant to
Section 2.03(c) or 2.05, an offer (i) from a Person who (A) makes such offer in good faith, (B) is not an Affiliate of the Person receiving the offer and (C) has the financial capability to purchase the Shares pursuant to the offer and
(ii) whose terms do not conflict with the provisions of this Agreement.

      "Certificate" shall mean the certificate of incorporation of the Company as amended in accordance with the Merger Agreement and in effect immediately following the Effective Time.

      "Closing" means the consummation of the Merger.

      "Closing Date" means the date on which the Closing occurs.

      "Common Stock" shall mean the voting common stock, par value $.01 per share, of the Company.

      "Company" has the meaning ascribed to it in the preamble hereto.

      "Drag-Along Notice" means a written notice delivered to the Retaining Stockholders by TPG pursuant to Section 2.05 hereof pursuant to which each of the Retaining Stockholders shall transfer all of its respective Shares to a Person making a Bona Fide Offer. Such notice shall include, without limitation, the identity of such Person, the price and other material terms and conditions of the proposed transfer, the closing date of the proposed transfer and, if applicable, TPG's valuation of any non-cash consideration to be received by TPG and the Retaining Stockholders pursuant to such proposed transfer.

      "Electing Stockholder" means, depending upon the context used, a Retaining Stockholder who has delivered an Election Notice pursuant to Section 2.04(a) hereof or a Retaining Stockholder who has sold its Shares to a Prospective Purchaser pursuant to Section 2.04(b) hereof.

      "Election Notice" has the meaning ascribed to it in Section 2.04(a) hereof.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Initial Public Offering" has the meaning ascribed to it in Section 2.04(a) hereof.

      "Merger" has the meaning ascribed to it in the recitals.

      "NASDAQ" has the meaning ascribed to it in Section 3.02(a)(ix) hereof.

      "Notice Date" has the meaning ascribed to it in Section 2.03(c) hereof.

      "Notice of Offer" has the meaning ascribed to it in Section 2.03(c) hereof.

      "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or any other entity or any government or political subdivision or an agency, department or instrumentality thereof.


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      "Prospective Purchaser" has the meaning ascribed to it in Section 2.04(a)
hereof.

      "Registrable Securities" means (i) the Shares and (ii) any shares of common stock of the Company issued or issuable by way of stock dividend or other distribution or stock split or in connection with a combination, exchange or replacement of Shares, recapitalization, merger, consolidation or other reorganization or otherwise with respect to Registrable Securities. Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the 1933 Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been distributed by a Person pursuant to a Rule 144 Sale or Rule 144(k) Sale or
(iii) such securities shall have been otherwise transferred and new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company.

      "Registration Expenses" means all expenses incident to the Company's performance of or compliance with Article III including, without limitation, all registration and filing fees, all fees and expenses of complying with securities or blue sky laws, all printing expenses, the reasonable fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits required by or incident to such performance and compliance, but excluding (i) any allocation of salaries of personnel of the Stockholders on whose behalf Registrable Securities are being registered or other general overhead expenses of such Stockholders or other expenses for the preparation of financial statements or other data prepared by such Stockholders,
(ii) any fees or expenses of legal counsel (other than the reasonable and documented fees and expenses of one special counsel for all of the Stockholders requesting Registrable Securities to be included in each registration statement pursuant to Section 3.01 hereof), financial advisors, accountants or other consultants or advisors engaged by the Stockholders on whose behalf Registrable Securities are being registered, and (iii) underwriting fees, discounts and commissions and applicable transfer taxes, if any, applicable to the sale of Registrable Securities which shall be borne in all cases by the Stockholder or Stockholders on whose behalf Registrable Securities are being sold.

      "Retaining Affiliate" has the meaning ascribed to it in Section 2.03(a) hereof.

      "Retaining Stockholders" has the meaning ascribed to it in the preamble hereto.

      "Rule 144 Sale" means a sale (other than a Rule 144(k) Sale) pursuant to, and in compliance with, Rule 144 of the 1933 Act, as such rule may be amended from time to time or any similar rule or regulation enacted after the date of this Agreement.

      "Rule 144(k) Sale" means a sale pursuant to, and in compliance with, Rule 144(k) of the 1933 Act, as such rule may be amended from time to time, or any similar provision, rule or regulation enacted after the date of this Agreement which, upon compliance with its non-affiliate and holding period requirements, terminates the volume, manner or other restrictions set forth in Rule 144 of the 1933 Act.

      "SEC" means the Securities and Exchange Commission.

      "Shares" means all of the issued and outstanding shares of Common Stock and Class A non-voting common stock, par value $.01 per share, of the Company.

      "Stockholder" has the meaning ascribed to it in the preamble hereto.

      "Subsidiary" means, with respect to any Person, any other Person of which a majority of the outstanding voting securities or ownership interests is owned, directly or indirectly, by such Person.

      "Tag-Along Notice" has the meaning ascribed to it in Section 2.04(a) hereof.

      "Tag-Along Rights" means the rights of the Retaining Stockholders pursuant to Section 2.04.

      "TPG" has the meaning ascribed to it in the preamble hereto.


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      "TPG Partners" has the meaning ascribed to it in the preamble hereto.

      "Warburg" has the meaning ascribed to it in the preamble hereto.

      SECTION 1.02 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

      (a) the terms defined in this Article I or elsewhere in this Agreement have the meanings assigned to them in this Article I or elsewhere in this Agreement and include the plural as well as the singular and vice-versa;

      (b)   words importing neuter or gender include all genders;

      (c) any reference to an "Article", a "Section", an "Exhibit" or a "Schedule" refers to an Article, a Section, an Exhibit or a Schedule, as the case may be, of this Agreement;

      (d) all references to this Agreement and the words "herein", "hereof", "hereto", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Exhibit, Schedule or other subdivision;

      (e) any references to agreements or contracts, including this Agreement, shall mean such agreements or contracts together with all exhibits, schedules, appendices and attachments thereto and as such agreements or contracts may be amended, restated, supplemented or otherwise modified from time to time; and

      (f) the determination of whether a Person is a "beneficial owner," has "beneficial ownership" or "beneficially owns" Shares or any other securities shall be made in accordance with Rule 13d-3 of the 1934 Act.


                                   ARTICLE II

                              TRANSFER RESTRICTIONS

      SECTION 2.01 General Prohibition on Transfers of Securities. No Retaining Stockholder shall, directly or indirectly, sell, assign, pledge, hypothecate, encumber or otherwise dispose (voluntarily or involuntarily) of any Shares or any interest therein beneficially owned by it (all of which acts shall be deemed included in the term "transfer" as used in this Agreement) unless (i) such transfer is expressly permitted by, and made in compliance with, the terms of Sections 2.03, 2.04, 2.05 or 3.01, or (ii) such transfer is made to a member of TPG or one or more of TPG's Affiliates. Any transfer in violation of such restrictions shall be void and ineffectual and shall not operate to transfer any interest of title in the Shares so transferred to the proposed transferee. If, notwithstanding the immediately preceding sentence, any such transfer is held by a court of competent jurisdiction to be effective, then the provisions of this Agreement shall apply to the transferee and to any subsequent transferee as fully as if such transferee were a party hereto.

      SECTION 2.02 Permitted Transfers by TPG. Each member of TPG may, at any time and from time to time after the Closing Date, transfer (voluntarily or involuntarily) any Shares or any interest therein beneficially owned by it to any Person (including any of its Affiliates) free and clear of any restrictions set forth in this Agreement, subject only to the obligations of such member of TPG under the second sentence of this Section 2.02 and under Section 2.04 of this Agreement. In the event any member of TPG transfers any Shares or any interest therein beneficially owned by it to an Affiliate of TPG (a "TPG Transferee"), then such member of TPG shall remain liable for such TPG Transferee's failure to perform its obligations under this Agreement with respect to such transferred Shares, such TPG Transferee shall take such Shares subject to all the provisions of this Agreement, and prior to such transfer, such TPG Transferee shall (a) execute and deliver to the Company (i) a written agreement, satisfactory in substance and form to the Company, assuming all of the obligations (including, without limitation, the obligations set forth in Section 2.04) of such member of TPG under this Agreement with respect to such transferred Shares and (ii) such other documents as may be reasonably necessary, in the opinion of the Company,


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
to assume such obligations, and (b) agree that it will not cease to be an Affiliate of TPG unless prior to the time such TPG Transferee ceases to be an Affiliate of TPG, such TPG Transferee transfers to such member of TPG all Shares owned by such TPG Transferee.

      SECTION 2.03 Permitted Transfers by Retaining Stockholders. Notwithstanding the provisions of Section 2.01 and without first offering its Shares to TPG as contemplated by Section 2.03(c), any Retaining Stockholder may transfer the Shares beneficially owned by it to a 100% Affiliate of such Retaining Stockholder (a "Retaining Affiliate"); provided, that such Retaining Stockholder shall remain liable for such Retaining Affiliate's failure to perform its obligations under this Agreement with respect to such transferred Shares, such Retaining Affiliate shall take such Shares subject to all the provisions of this Agreement, and prior to such transfer such Retaining Affiliate shall (i) execute and deliver to the Company and TPG (x) a written agreement, satisfactory in substance and form to TPG, assuming all of the obligations (including, without limitation, the obligations set forth in Section 2.05) of such Retaining Stockholder under this Agreement with respect to such transferred Shares and (y) such other documents as may be reasonably necessary, in the opinion of TPG, to assume such obligations, and (ii) agree that it will not cease to be a 100% Affiliate of such Retaining Stockholder unless prior to the time such Retaining Affiliate ceases to be a 100% Affiliate of such Retaining Stockholder, such Retaining Affiliate transfers to such Retaining Stockholder all Shares owned by such Retaining Affiliate.

      Notwithstanding the provisions of Section 2.01 and without first offering its Shares to TPG as contemplated by Section 2.03(c), any Retaining Stockholder may, at any time after the Closing Date, pledge, hypothecate or encumber any Shares beneficially owned by it to a financial institution; provided that the pledgee (and any subsequent transferee) agrees in writing to execute and deliver to the Company and TPG (i) a written agreement, satisfactory in substance and form to TPG, assuming all of the obligations (including, without limitation, the obligations set forth in Section 2.05) of such Stockholder under this Agreement with respect to such Shares and (ii) such other documents as may be reasonably necessary, in the opinion of TPG, to assume such obligations.

      Notwithstanding the provisions of Section 2.01 but on the terms and subject to the conditions set forth below in this Section 2.03(c) (including the last sentence of this Section 2.03(c)), each Retaining Stockholder may transfer all or a portion of its Shares to a third party pursuant to a Bona Fide Offer. If at any time after the Closing Date, a Retaining Stockholder desires to transfer all or a portion of the Shares owned by it to a third party, such Retaining Stockholder shall give prompt written notice (a "Notice of Offer") to the Company and TPG, which notice shall contain the proposed purchase price for the Shares being offered, the proposed closing date for such transfer, the number of Shares which the Retaining Stockholder proposes to transfer and any other material term or condition of the transfer. If a Retaining Stockholder has received any written offer to purchase all or a portion of the Shares owned by it, the Notice of Offer shall also contain a true and complete copy of such offer. The date on which such notice is actually received by the Company and TPG is referred to hereinafter as the "Notice Date." The Notice of Offer shall be deemed an irrevocable offer to sell to TPG (or any Person designated by TPG) such Shares on the terms and conditions set forth in the Notice of Offer. TPG shall have 20 days following the Notice Date to notify in writing the Retaining Stockholder of its election to purchase such Shares (or to have such Shares purchased by its designee). If TPG notifies the Retaining Stockholder of its election to purchase such Shares, the closing for such transaction shall take place in accordance with the terms of Section 2.06 but in any event no earlier than 45 days from the date of the Notice of Offer, provided that if the proposed transfer by the Retaining Stockholder to the third party provides for the payment of non-cash consideration, TPG may in its discretion, in lieu thereof, pay the Retaining Stockholder in cash the fair market value of such non-cash consideration (which fair market value shall be determined by TPG if such Retaining Stockholder, in its sole discretion, agrees with such determination or, in the absence of such agreement, by an independent investment bank selected jointly by TPG and such Retaining Stockholder (or if there is no agreement as to the selection of the independent investment bank, by an independent investment bank selected by lot from among six such investment banks selected by TPG)). If the Retaining Stockholder does not receive such written notice from TPG within the 20 day period, TPG shall be deemed to have declined to purchase such Shares and the Retaining Stockholder may transfer all, but not less than all, of the Shares indicated in the Notice of Offer upon the terms and conditions set forth therein; provided that as a condition to such transfer, the transferee shall execute and deliver to the Company and TPG (i) a written agreement, satisfactory in substance and form to TPG, assuming all of the obligations (including, without limitation, the obligations set forth in Section 2.05) of such Retaining Stockholder under this Agreement with respect to such transferred Shares and
(ii)


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
such other documents as may be reasonably necessary, in the opinion of TPG, to assume such obligations; provided further that, if the Retaining Stockholder does not complete the contemplated sale within 90 days of the Notice Date, the provisions of this Section 2.03(c) shall again apply, and no transfer of Shares shall be made otherwise than in accordance with this Agreement. Notwithstanding anything herein to the contrary, the terms and conditions of this Section 2.03(c) do not apply to transfers by any Retaining Stockholder pursuant to
Section 2.03(a), Section 2.03(b), 2.04, 2.05, Section 3.01 or in connection with any merger or business combination of the Company approved by the Board.

      SECTION 2.04 Tag-Along Rights. Notwithstanding the provisions of Section
2.01 and without first offering its Shares to TPG as contemplated by Section 2.03(c), in the event that at any time after the Closing Date and prior to the completion of an initial public offering of any of the Shares (the "Initial Public Offering") TPG reaches a binding agreement with a Person to sell all or a portion of its Shares that would result in any Person (together with its Affiliates) unaffiliated with TPG holding 40% or more of the voting power of the Company, TPG shall cause the prospective purchaser ("Prospective Purchaser"), subject to the terms and conditions set forth in this Section 2.04 and subject further to the terms and conditions set forth in Section 2.05, which terms and conditions shall control in the event that TPG is proposing to sell all of its shares of Common Stock, to purchase from each Electing Stockholder (in lieu of purchasing from TPG) that number of shares of Common Stock then owned by such Electing Stockholder that equals the product of (1) the number of shares of Common Stock then owned by such Electing Stockholder multiplied by (2) a fraction, the numerator of which equals the number of shares of Common Stock to be purchased by the Prospective Purchaser from TPG and the denominator of which equals the total number of shares of Common Stock then owned by TPG (the "Applicable Amount"). TPG shall notify promptly each of the Retaining Stockholders in writing of any such binding agreement, indicating the price and other material terms and conditions of the proposed sale, the identity of the Prospective Purchaser, the intended closing date of such sale, the percentage of issued and outstanding shares of Common Stock being sold by TPG and the Applicable Amount of shares of Common Stock of each Retaining Stockholder that may be sold by such Retaining Stockholder pursuant to this Section 2.04(a) (the "Tag-Along Notice") and shall provide a copy of such binding agreement to each of the Retaining Stockholders. Any purchase by the Prospective Purchaser of the Applicable Amount of shares of Common Stock of any Electing Stockholder shall be at the same consideration per share of Common Stock and on the same terms and conditions as are applicable to TPG in such transaction. Each of the Retaining Stockholders will have 20 days from receipt of the Tag-Along Notice (or any amendment or supplement thereto) to notify TPG in writing of its election to exercise its Tag-Along Rights (an "Election Notice") and to exercise its Tag-Along Rights pursuant to this Section 2.04. In the event that a Retaining Stockholder notifies TPG in writing of its election to exercise Tag- Along Rights within 20 days of the receipt of a Tag-Along Notice and such Retaining Stockholder subsequently receives an amendment or supplement to such Tag-Along Notice from TPG, such Retaining Stockholder shall be able to withdraw its previously given election to exercise Tag-Along Rights by giving written notice to TPG within 20 days of the receipt of such amendment or supplement. In the event TPG does not receive an Election Notice from any of the Retaining Stockholders within 20 days of receipt of the Tag-Along Notice (or any amendment or supplement thereto), such Person shall be deemed to have elected not to exercise its Tag-Along Rights hereunder. Notwithstanding anything to the contrary contained herein, (i) TPG shall not be obligated to cause a Prospective Purchaser to purchase any Retaining Stockholders' shares of Common Stock hereunder if at the time of such sale (but prior to giving effect thereto) TPG beneficially owns less than 40% of the voting power of the Company and (ii) TPG shall not be obligated to consummate the transfer of shares of Common Stock contemplated by an agreement between TPG and a Prospective Purchaser if, pursuant to the terms and conditions of such agreement, TPG is not obligated to do so and, in the event TPG elects not to consummate a transfer which it is not obligated to consummate as provided in this clause (ii), TPG shall have no liability to any Retaining Stockholder (which term includes, without limitation, any Electing Stockholder).

      The closing of the sale of TPG's shares of Common Stock to the Prospective Purchaser hereunder shall be conditioned on the simultaneous purchase by the Prospective Purchaser of the Applicable Amount of shares of Common Stock from each Electing Stockholder. Notwithstanding the foregoing, in the event any Electing Stockholder breaches any obligation it may have under this Section 2.04 or, in the event that any representation and warranty of any Electing Stockholder contained in the purchase agreement with the Prospective Purchaser is not true and correct as of the date made or as of the proposed closing date or the Electing Stockholder shall fail to perform any covenant or agreement contained in such agreement or the Electing Stockholder shall otherwise breach its


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obligations under such agreement and, in each case, such misrepresentation, breach or failure to perform such covenant or agreement results in the nonsatisfaction of a condition precedent to such agreement (and the Prospective Purchaser does not waive such condition precedent), TPG shall be free to sell its Shares to the Prospective Purchaser without liability to the Electing Stockholder under this Agreement and such sale shall not limit or waive in any respect any claim, right or cause of action that TPG may have against such Electing Stockholder in respect of such breach.

      SECTION 2.05 Drag-Along Rights. Notwithstanding the provisions of Section
2.01 and without first offering its shares of Common Stock to TPG as contemplated by Section 2.03(c), if TPG executes a binding agreement to transfer all of its shares of Common Stock to a Person making a Bona Fide Offer, then each of the Retaining Stockholders shall transfer, subject to the terms and conditions set forth below, at the sole election of TPG (exercisable by delivery to each of the Retaining Stockholders of a copy of such binding agreement and a Drag- Along Notice at least 20 days prior to the closing date specified in such Notice), all of its shares of Common Stock to such Person; provided that (i) each of the Retaining Stockholders shall receive from such Person the same per share consideration to be paid to TPG in such transaction, (ii) the consideration received in such transaction shall be the same as the consideration to be paid to TPG in such transaction and (iii) the closing of any transaction effected pursuant to this Section 2.05 shall be conditioned on the simultaneous purchase of TPG's shares of Common Stock; and provided, further, that the Retaining Stockholders shall not be obligated to transfer their shares of Common Stock pursuant to this Section 2.05 if at the time of TPG's transfer pursuant to such agreement (prior to giving effect thereto) TPG beneficially owns less than 40% of the voting power of the Company. Notwithstanding the foregoing, in the event any Retaining Stockholder breaches its obligations under this Section 2.05 or, in the event that any representation and warranty of such Retaining Stockholder contained in the purchase agreement with the Person making the Bona Fide Offer is not true and correct as of the date made or as of the proposed closing date or such Retaining Stockholder shall fail to perform any covenant or agreement contained in such agreement or such Retaining Stockholder shall otherwise breach its obligations under such agreement and, in each case, such misrepresentation, breach or failure to perform such covenant or agreement results in the nonsatisfaction of a condition precedent to such agreement (and the Person making the Bona Fide Offer does not waive such condition precedent), TPG shall be free to sell its shares of Common Stock to such Person without liability to any Retaining Stockholder under this Agreement and such sale shall not limit or waive in any respect any claim, right or cause of action that TPG may have against such Retaining Stockholder in respect of such breach.

      SECTION 2.06 Transfer Costs; Closing.

      (a) In the event the Retaining Stockholders receive a Tag-Along Notice or Drag-Along Notice pursuant to Section 2.04 or 2.05, as the case may be, each Electing Stockholder (with respect to a Tag-Along Notice) or Retaining Stockholder (with respect to a Drag-Along Notice), as the case may be, agrees to use its commercially reasonable efforts, in good faith and in a timely matter, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable, under applicable laws and regulations (including, without limitation, to ensure that all appropriate legal and other requirements are met and all consents of third Persons are obtained, in each case, with respect to the transfer by such Electing Stockholder or Retaining Stockholder, as the case may be), to consummate the proposed transactions contemplated by Section 2.04 or 2.05, as the case may be. All reasonable costs and expenses incurred by Electing Stockholders or Retaining Stockholders, as the case may be, in connection with a transfer made pursuant to
Section 2.04 or 2.05 (including, without limitation, all costs and disbursements, finders' fees or brokerage commissions but excluding the fees and disbursements of counsel which shall be borne independently by each Electing Stockholder or Retaining Stockholder, as the case may be), or to be paid by Electing Stockholders or Retaining Stockholders as provided for in the relevant purchase agreement, shall be allocated pro rata among the Electing Stockholders or the Retaining Stockholders, as the case may be, based upon the number of Shares sold by each Electing Stockholder or Retaining Stockholder.

      (b)   The closing of any transfer of Shares pursuant to Section 2.03(c),
2.04 or 2.05 shall take place at the offices of the Company (or at such other place as the participants shall mutually agree upon) not later than 90 days from the receipt by TPG of a Notice of Offer or from the receipt by the Retaining Stockholders of the Tag-Along Notice or the Drag-Along Notice, as the case may be (subject to the expiration of any waiting period under the HSR Act and the other terms and conditions provided in the underlying purchase agreement). At such closing, the


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purchaser shall pay the purchase price for such Shares, in the form and in the manner provided for in the underlying purchase agreement, against delivery by the transferors of the Shares to be transferred, free and clear of all liens, security interests or adverse claims of any kind and nature except as otherwise provided for in this Agreement, duly endorsed or accompanied by duly executed documents of transfer, in each case with signatures guaranteed by a signature guarantor reasonably acceptable to the purchaser, and with any required stock transfer tax stamp affixed.

      SECTION 2.07 Restrictive Legend. Each certificate evidencing Shares shall contain the following restrictive legend:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE
      TERMS OF A STOCKHOLDERS' AGREEMENT DATED AS OF           , 1998 AND MAY BE
                                                    ------------
      VOTED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH SUCH AGREEMENT.


                                   ARTICLE III

                             PIGGY BACK REGISTRATION

      SECTION 3.01 Piggy Back Registration.

      (a) If the Company, at any time, proposes to register any of its equity securities (or securities convertible into equity securities) under the 1933 Act (other than by registration on a Form S-4 or Form S-8 or any successor or similar form then in effect), whether or not for sale for its own account, on a form and in a manner which would permit registration of Registrable Securities for sale, each such time it shall give prompt written notice to all Stockholders owning Registrable Securities of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration, and upon the written request of any such Stockholder delivered to the Company within 30 days after the giving of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Stockholder and the intended method of disposition thereof), the Company shall use its reasonable best efforts to effect the registration under the 1933 Act of all Registrable Securities which the Company has been so requested to register by such Stockholders, to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, provided that:

            (i) if, at any time after giving such written notice of its intention to register any of its securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or delay the registration of such securities, the Company may, at its election, give written notice of such determination to each Stockholder owning Registrable Securities and thereupon, (A) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and (B) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities.

            (ii) if (A) the registration so proposed by the Company involves an underwritten offering of the securities so being registered, whether or not for sale for the account of the Company, to be distributed (on a firm commitment basis) by or through one or more underwriters under underwriting terms appropriate for such a transaction and (B) the managing underwriter of such underwritten offering shall advise the Company, and/or the party on whose behalf the securities are being registered, that, in its opinion, the distribution of all or a specified portion of such Registrable Securities concurrently with the securities being distributed by such underwriters will adversely affect the distribution of such securities by such underwriters, then the Company shall promptly furnish each such holder of Registrable Securities with a copy of such opinion and may deny, by written notice to each such Stockholder accompanying such opinion, the registration of


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      all or a specified portion of such Registrable Securities (in case of a denial as to a portion of such Registrable Securities, such portion to be allocated among such Stockholders in proportion to the respective number of Shares requested to be included therein by such Stockholder); and

            (iii) each Stockholder requesting registration of Registrable Securities pursuant to this Section 3.01 shall be permitted to withdraw all or part of such Stockholder's Registrable Securities at any time prior to the effective date of such registration; provided that in the event of a withdrawal from a registration, any fees and disbursements incurred by Stockholders requesting withdrawal in connection with such registration shall be paid by such Stockholders.

            (iv) the Company shall not be obligated to effect any registration of Registrable Securities under this Section 3.01, (A) in connection with any merger, acquisition, exchange offer, recapitalization, or consolidation of the Company or any of its Subsidiaries or the adoption or implementation of any dividend reinvestment plan, stock option or other employee benefit plan or (B) in connection with an Initial Public Offering unless the Company permits any Stockholder to participate in such Initial Public Offering, in which case, then all other Stockholders shall be allowed to participate in such offering, and the Company shall be obligated to give prompt written notice to all Stockholders owning Registrable Securities of their right to do so.

            (v) the Retaining Stockholders will, if requested by the underwriters for an underwritten public offering of equity securities of the Company, agree not to sell or transfer any equity securities of the Company (other than equity securities, if any, included in such offering), without the consent of the underwriters, for a period of not more than 180 days following effectiveness of the registration statement relating to such public offering

      (b) In connection with the preparation and filing of each registration statement under the 1933 Act pursuant to which Registrable Securities will be registered, the Company will give (i) Warburg, provided that Warburg owns at least 100,000 shares of Common Stock immediately following consummation of the Merger and Warburg and its Affiliates own at least 1.25% of the shares of Common Stock issued and outstanding at the time the access and opportunities to discuss referred to below are to be given to Warburg, (ii) each holder of Registrable Securities, who beneficially owns in excess of 5% of the shares of Common Stock then outstanding, to be registered under such registration statement, (iii) their underwriters, if any, and (iv) their respective counsel and accountants such reasonable access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the 1933 Act.

      (c) Subject to Section 3.01(a)(iii), the Company shall pay all Registration Expenses in connection with each registration of Registrable Securities requested to be registered pursuant to this Section 3.01 (including Registration Expenses incurred in connection with registration efforts which are terminated in accordance with Section 3.01(a)(1) hereof). All other costs and expenses shall be borne by the party bearing such costs or expenses.

      SECTION 3.02 Registration Procedures.

      (a) In connection with the registration of any Registrable Securities under the 1933 Act as provided in Section 3.01, the Company shall as soon as practicable:

            (i) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective;

            (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities covered by such registration statement until the earlier of such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller, or sellers, thereof set forth in such registration statement or the expiration of six (6) months after such registration statement becomes effective;

            (iii) furnish to each seller of such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the 1933 Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities being sold by such seller;

            (iv) use its reasonable best efforts to register or qualify all Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

            (v) use its best efforts to furnish to (i) Warburg upon its request, provided that Warburg owns at least 100,000 shares of Common Stock immediately following consummation of the Merger and Warburg and its Affiliates own at least 1.25% of the shares of Common Stock issued and outstanding at the time of such request, and (ii) each holder of at least twenty-five percent (25%) of the Registrable Securities covered by the registration statement, upon such holder's request, a signed counterpart, addressed to such holder, of an opinion of counsel for the Company, dated the effective date of such registration statement (or, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement speaking both as of the effective date of the registration statement and the date of the closing under the underwriting agreement) covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer's counsel;

            (vi) use its reasonable best efforts to obtain a "cold comfort" letter from the Company's independent public accountant in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the holders of a majority of the Registrable Securities covered by the registration statement may request;

            (vii) promptly notify each holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event known to the Company as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such holder or holders prepare and furnish to such holder or holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

            (viii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and generally make available to its securities holders an earnings statement satisfying the provisions of Section 11(a) of the 1933 Act and Rule 158 under the 1933 Act not later than eighteen (18) months after the effective date of such registration; and

            (ix) use its reasonable best efforts to (A) list the Registrable Securities covered by such registration statement on any securities exchange on which any of the Shares is then listed, if any, or (B) have authorized for quotation and/or listing, as applicable, on the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") or the National Market System of NASDAQ if the Registrable Securities so qualify; in each case subject to the applicable listing requirements of the respective securities exchange or NASDAQ.

The Company may require, as a condition to each holder's participation in the registration, each holder of Registrable Securities as to which any registration is being effected (i) to furnish the Company with such information regarding such holder and the distribution of such Registrable Securities as the Company may from time to time reasonably request or as shall be required by law (including, without limitation, any applicable state securities law) or by the SEC in connection therewith and (ii) to enter into a holdback agreement on customary terms and conditions.

      (b) If the securities proposed to be registered are to be distributed by or through one or more underwriters, the managing underwriter shall be selected by the Company or the Person (other than the Retaining Stockholders) on whose behalf the securities were initially requested to be registered.

      SECTION 3.03 Indemnification; Contribution.

      (a) In the event of any registration of any Registrable Securities under the 1933 Act, the Company shall indemnify and hold harmless in the case of any registration statement (including any related notification or document incident to such registration statement) filed pursuant to Section 3.01, the seller of any Registrable Securities covered by such registration statement, its directors and officers, each officer and director of each underwriter, each other Person who participates as an underwriter in the offering or sale of such Registrable Securities and each other Person, if any, who controls such seller or any such underwriter, within the meaning of the 1933 Act, against any losses, claims, damages, liabilities and expenses (including reasonable fees and expenses incurred in connection with enforcing the provisions of this Section 3.03(a)), joint or several, to which any such indemnified party may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the 1933 Act, any preliminary prospectus (unless any such statement is corrected in a subsequent prospectus and the underwriters are given the opportunity to circulate the corrected prospectus to all persons receiving the preliminary prospectus), final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such indemnified parties for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable in any such case and shall not indemnify any Person to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement or document incorporated by reference based upon written information furnished by such Person to the Company for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified parties and shall survive the transfer of such securities by such seller. The Company shall agree to provide for contribution relating to such indemnity pursuant to Section 3.03(b) below.

      (b) If for any reason the foregoing indemnity and reimbursement is unavailable or is insufficient to hold harmless an indemnified party under
Section 3.03(a), then the Company shall contribute to the amount paid or payable by such indemnified party as a result of any loss, claim, damage or liability (as actions or proceedings, whether commenced or threatened, in respect thereof), including, without limitation, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the Company on the other. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, the Company shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault but also the relative benefits to the Company and the indemnified party as well as any other relevant equitable considerations. The parties agree that it would not be just and equitable if contributions pursuant to this Section 3.03(b) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this
Section 3.03(b). Notwithstanding anything in this Section 3.03(b) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 3.03(b) to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

      (c) The Company may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to Section 3.02(a), that the Company shall have received an undertaking satisfactory to it from each of the prospective sellers of such securities and their underwriters, to indemnify and hold harmless, and to provide for contribution (in the same manner and to the same extent as set forth in subdivisions (a) and (b) of this Section 3.03), the Company, each director of the Company, each officer of the Company who shall sign such registration statement and each other Person, if any, who controls the Company within the meaning of the 1933 Act, with respect to any untrue statement, or alleged untrue statement, or omission, or alleged omission, made in such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein, if such untrue statement, or alleged untrue statement, or omission, or alleged omission, was based upon written information furnished by any such prospective sellers or their underwriters to the Company for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement or document incorporated by reference. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller.

      (d) Promptly after receipt by an indemnified party of written notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this Section 3.03, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 3.03 except to the extent that the indemnifying party's liabilities and obligations under this Section 3.03 are prejudiced as a result of such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless (i) the indemnifying party shall have failed to retain counsel for the indemnified party as aforesaid, (ii) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (iii) representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interest between such indemnified party and any other Person represented by such counsel in such proceeding. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.


                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

      SECTION 4.01 Transactions with Affiliates; Disposition of Warburg Shares. All transactions between the Company and any member of TPG or any Affiliate of TPG shall require the prior approval of the holders of a majority of the Common Stock (excluding stock held by TPG and its Affiliates) other than agreements or transactions which are on arms-length terms or consulting fees with terms which are customary as between TPG and its portfolio companies. If (a) an institutional private placement or an offering pursuant to Rule 144A of the 1933 Act of shares of Common Stock with or without registration rights in which Warburg is afforded an opportunity to participate with respect to all of its then-owned shares of Common Stock or (b) the Initial Public Offering shall have not occurred within five years of the Closing of the Merger, the Company will reimburse Warburg for the cost of investment banking fees, in an amount not to exceed $50,000, in connection with an analysis of Warburg's ownership position and disposition strategies.

      SECTION 4.02 Conflict with Certificate and/or Bylaws. The parties hereto intend that in the event of any conflict or inconsistency between this Agreement and the Certificate or Bylaws of the Company, the provisions of this Agreement shall control, and therefore in the event that any term or provision of this Agreement is rendered invalid, illegal or unenforceable by the Certificate or Bylaws, the parties agree to take all action, including voting their Shares, to amend the Certificate or Bylaws (as the case may be) so as to render such term or provision valid, legal and enforceable, if and to the extent legally permitted.

      SECTION 4.03 Amendment. If Warburg owns at least 100,000 shares of Common Stock immediately following consummation of the Merger and Warburg and its Affiliates own at least 1.25% of the shares of Common Stock issued and outstanding at the time consent to alter or amend this Agreement is to be obtained, this Agreement may be altered or amended only with the written consent of the Company, TPG, Warburg and the collective consent of the Retaining Stockholders (other than Warburg). In all other circumstances, this Agreement may be altered or amended only with the written consent of the Company, TPG and the collective consent of the Retaining Stockholders. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof.

      SECTION 4.04 Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of breach by any party damages would not be an adequate remedy, and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

      SECTION 4.05 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assignees of the parties hereto; provided that except as expressly permitted or required elsewhere in this Agreement, the rights and obligations of the parties hereto may not be assigned without the prior written consent of all of the other parties. Notwithstanding the foregoing, TPG may assign its rights under this Agreement to any transferee of its Shares other than a transferee pursuant to Article III or pursuant to a Rule 144 or Rule 144(k) Sale and any Retaining Stockholder may assign any of its rights hereunder to any transferee of its Shares pursuant to Section 2.03. Any party to, or Person who is subject to, this Agreement, upon ceasing to own Shares or any interest therein, shall thereupon cease to be a party to, or Person who is subject to, this Agreement and shall thereafter have no rights or obligations hereunder except as expressly provided for elsewhere in this Agreement, including, without limitation, Section 2.03(a) and Section 3.03.

      SECTION 4.06 Shares Subject to this Agreement. All Shares of the Company (or any successor thereto) beneficially owned or hereafter acquired by the Stockholders or their Affiliates shall be subject to the terms of this Agreement. Any Shares acquired in the open market or pursuant to a public offering or a Rule 144 or Rule 144(k) Sale shall not be subject to this Agreement.

      SECTION 4.07 Notices. All notices, statements, instructions or other documents provided for herein shall be in writing and shall be delivered either personally or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested or by mailing (as set forth above) and transmitting by facsimile a copy of such writing, addressed as follows:

      (a)   if to TPG, to:
            TPG Partners II, L.P.
            600 California Street
            Suite 1850
            San Francisco, California  94105
            Attention:  Mr. David M. Stanton
            Facsimile:  (415) 616-0420

            with a copy to:

            Cleary, Gottlieb, Steen & Hamilton
            One Liberty Plaza
            New York, New York 10006
            Attention:  Daniel S. Sternberg, Esq.
            Facsimile:  (212) 225-3999

      (b)   if to the Company, to:

            Zilog, Inc.
            210 East Hacienda Avenue
            Campbell, California  95008
            Attention:  Richard R. Pickard, Esq.
            Facsimile:  (408) 374-5354

            with a copy to:

            Pillsbury Madison & Sutro LLP
            2550 Hanover Street
            Palo Alto, CA 94304
            Attention:  Katharine A. Martin, Esq.
            Facsimile:  (650) 233-4545

      (c) if to the Retaining Stockholders, to their respective addresses and facsimile numbers set forth on Schedule I hereto.

Each party, by written notice given to the other parties in accordance with this
Section 4.07, may change the address to which notices, statements, instructions or other documents are to be sent to such party. Except as otherwise provided herein, all notices, statements, instructions and other documents hereunder shall be deemed to have been given on the earlier of the date of actual delivery and 3 days after the date of mailing, except that notice of a change of address shall be effective only upon actual delivery.

      SECTION 4.08 Complete Agreement; Counterparts. This Agreement constitutes the entire agreement among the parties hereto or any of them with respect to the matters referred to herein as they relate to the parties hereto. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

      SECTION 4.09 Term of the Agreement. Unless this Section 4.09 is amended in accordance with the provisions of Section 4.03 hereof, this Agreement shall expire on the eighth anniversary of the Closing; provided that the provisions of
Article II of this Agreement shall expire upon the earlier of the eighth (8th) anniversary of the Closing and the completion of the Initial Public Offering; provided further that the provisions of Article III of this Agreement shall expire on the fifteenth (15th) anniversary of the Closing.

      SECTION 4.10 Headings. The section headings herein are for convenience of reference only and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

      SECTION 4.11 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to principles of conflicts of law). The parties agree that any service of process to be made hereunder may be made by certified mail, return receipt requested, addressed to the party at the address appearing in Section 4.07 together with a copy to be delivered to such party's attorneys as provided in
Section 4.07. The parties consent and agree that the state or federal courts located in Delaware shall have jurisdiction to hear and determine any claims or disputes pertaining to this Agreement or to any matter arising out of or related to this Agreement and each party waives any objection that it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

      SECTION 4.12 Consent by TPG and by the Retaining Stockholders.

      (a) Any provision of this Agreement that requires any consent, agreement, waiver, designation or other determination or decision of TPG shall require, and shall be deemed to have been given or made upon, the consent, agreement, waiver, designation or other determination or decision of TPG Partners.

      (b) Any provision of this Agreement that requires any collective consent, agreement, waiver, designation or other determination or decision of the Retaining Stockholders, or the Retaining Stockholders other than Warburg, shall require, and shall be deemed to have been given or made upon, the consent, agreement, waiver, designation or other determination or decision of holders of a majority of the Shares held by the Retaining Stockholders, or the Retaining Stockholders other than Warburg, as the case may be, as of the date such collective consent, agreement, waiver, designation or other determination or decision is required.

      SECTION 4.13 Effectiveness of Agreement. This Agreement shall not be effective unless and until the Closing has occurred.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                 TPG PARTNERS II, L.P.

                                 By TPG GenPar II, L.P., General Partner

                                    By TPG Advisors II, Inc., General Partner



                                    By
                                       -----------------------------------------

                                    Title
                                         ---------------------------------------


                                 TPG INVESTORS II, L.P.

                                 By TPG GenPar II, L.P., General Partner

                                    By TPG Advisors II, Inc., General Partner



                                    By
                                       -----------------------------------------

                                    Title
                                         ---------------------------------------


                                 TPG PARALLEL II, L.P.

                                 By TPG GenPar II, L.P., General Partner

                                    By TPG Advisors II, Inc., General Partner



                                    By
                                       -----------------------------------------

                                    Title
                                         ---------------------------------------


                                 ZILOG, INC.



                                 By
                                   ---------------------------------------------

                                 Title
                                      ------------------------------------------

                                 RETAINING STOCKHOLDERS

                                 WARBURG, PINCUS CAPITAL COMPANY, L.P.

                                 By Warburg, Pincus & Co., General Partner



                                    By
                                       -----------------------------------------

                                    Title
                                         ---------------------------------------


                 [Signature page to be completed with the names
                    of the additional Retaining Stockholders]

                                                                         ANNEX D

                                 LEHMAN BROTHERS



                                November 18, 1997


Board of Directors
Zilog, Inc.
210 East Hacienda Avenue
Campbell, California  95008-6600

Attention:   Dr. Edgar A. Sack
             Chairman of the Board and Chief Executive Officer

Members of the Board:

      We understand that Zilog, Inc. ("Zilog" or the "Company") has previously entered into an agreement dated July 20, 1997 (the "Original Agreement") with TPG Partners II, L.P. ("TPG Partners"), pursuant to which (i) TPG Partners would cause a wholly owned subsidiary (the "Acquisition Sub") to be formed as soon as practicable following the date thereof, (ii) the Acquisition Sub would be merged with the Company, and (iii) each outstanding share of the Company's common stock would be converted into either $25.00 in cash (the "Original Consideration") or the right to retain, at the election of the holder thereof, one share of the Company (a "Non-Cash Election Share"), with a maximum number of 400,000 Non-Cash Election Shares. We further understand that, based on the recent and currently projected financial performance and results of operations of Zilog, the Company and TPG Partners propose to modify the terms of the Original Agreement to provide that each outstanding share of the Company's common stock will be converted into either $20.00 in cash (the "Consideration") or the right to retain, at the election of the holder thereof, one Non-Cash Election Share, with a maximum of 375,000 Non-Cash Election Shares representing approximately 1.8% of the common stock of the Company and approximately 7.5% of the surviving corporation (the "Revised Transaction"). The terms and conditions of the Revised Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of July 20, 1997, as amended on November 18, 1997 (the "Amended Agreement") among TPG Partners, Acquisition Sub and Zilog.

      We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's shareholders of the Consideration to be offered to such shareholders in the Revised Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company's underlying business decision to proceed with or effect the Revised Transaction or (ii) the fairness to shareholders of the Company who elect to retain Non-Cash Election Shares in the Revised Transaction or the value thereof following consummation of the Revised Transaction.

      In arriving at our opinion, we reviewed and analyzed: (1) the Amended Agreement and the specific terms of the Revised Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company's common stock from its initial public offering to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, (7) the results of our efforts to solicit indications of interest and proposals from third parties with respect to a purchase of or investment in the Company, (8) the financial performance and results of operations of the Company since the date of the Original Agreement and the currently projected financial performance and results of operations of the

Company for the fourth quarter of 1997 and a comparison of third party research analysts' estimates of the revenues and earnings of the Company with projections of management of the Company as to the future financial performance of the Company for the fourth quarter of 1997 and beyond, and (9) the potential market performance of the common stock of the Company in the absence of a proposed acquisition of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the revised financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we have relied on such projections in arriving at our opinion. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the shareholders of the Company in the Revised Transaction is fair to such shareholders.

      We have acted as financial advisor to the Company in connection with the Revised Transaction and will receive a fee for our services which is contingent upon the consummation of the Revised Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Revised Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Revised Transaction.

                                     Very truly yours,



                                     LEHMAN BROTHERS

                                                                         ANNEX E

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

      APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to SectionSection 251 (other than a merger effected pursuant to subsection (g) of section 251), 252, 254, 257, 258, 263 or 264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and
            b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

      (d)   Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2)   If the merger or consolidation was approved pursuant to
      Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX F


                                     FORM OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            THE SURVIVING CORPORATION


      FIRST: The name of the Corporation is Zilog, Inc.

      SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange St., Wilmington, Delaware, New Castle County. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

      THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or hereafter may be amended.

      FOURTH: The Corporation shall be authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. There shall be two classes of common stock of the Corporation. The first class of common stock of the Corporation shall have a par value of $0.01 and shall be designated "Common Stock" and the number of shares constituting such class shall be 35,000,000. The second class of stock of the Corporation shall have a par value of $0.01 and shall be designated "Class A Non-Voting Common Stock" and the number of shares constituting such class shall be 15,000,000. Holders of shares of Common Stock shall be entitled to one vote for each share of such stock held on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law. Holders of shares of Class A Non-Voting Common Stock shall not have any voting rights, except that the holders of shares of Class A Non-Voting Common Stock shall have the right to vote as a class to the extent required by the Delaware General Corporation Law. In all other respects the rights, powers, preferences and limitations of the Common Stock and Class A Non-Voting Common Stock shall be identical. The preferred stock shall have a par value of $100.00 and the board of directors may authorize the issuance from time to time of the preferred stock in one or more classes and/or series and with such powers, designations, preferences, rights and qualifications, limitations or restrictions (which may differ with respect to each such class and/or series) as the board may fix by resolution.

      FIFTH: The name and mailing address of the incorporator are as follows:

                            Richard R. Pickard, Esq.
                                   Zilog, Inc.
                            210 East Hacienda Avenue
                         Campbell, California 95008-6600

      SIXTH: The number of Directors which constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of the Corporation.

      SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, amend, rescind or repeal the Bylaws of the Corporation.

      EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

      NINTH:

      1. A Director's liability to the Corporation for breach of duty to the Corporation or its stockholders shall be limited to the fullest extent permitted by the laws of the State of Delaware as now in effect or hereafter amended. In particular, no Director shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the Director derived an improper personal benefit.

      2. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director existing at the time of such repeal or modification.

      3. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors, then a Director, in addition to the circumstances in which he or she is not now liable, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

      TENTH: This Corporation shall indemnify its officers, Directors, employees and agents to the maximum extent permitted by the General Corporation Law of the State of Delaware, which power to indemnify shall include, without limitation, the power to enter into indemnification agreements and amendments thereto upon such terms as the Board of Directors shall deem advisable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the DGCL permits Zilog's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of Zilog, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

      Article IX of Zilog's Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by law.

      As permitted by sections 102 and 145 of the DGCL, Zilog's Certificate of Incorporation eliminates a director's personal liability for monetary damages to Zilog and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the DGCL or liability for any breach of the director's duty of loyalty to Zilog or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

      In addition, Zilog maintains officers' and directors' insurance covering certain labilities that may be incurred by officers and directors in the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)   Exhibits.


Exhibit
Number      Description of Document
------      -----------------------


2.1(ii) Agreement and Plan of Reorganization dated as of May 21, 1997 between Zilog, Inc., a California corporation, and Zilog, Inc., a Delaware corporation.


2.2(iii) Agreement and Plan of Merger between TPG Partners II, L.P. and Zilog, Inc. dated as of July 20, 1997.


2.3(iv) Amendment Number One to the Agreement and Plan of Merger, dated as of November 18, 1997, by and between TPG Partners II, L.P., TPG Zeus Acquisition Corporation and Zilog, Inc.


2.4(v) Amendment Number Two to the Agreement and Plan of Merger, dated as of December 10, 1997, by and between TPG Partners II, L.P., TPG Zeus Acquisition Corporation and Zilog, Inc.


4.1(i) Common and Series A Preferred Stock Purchase Agreement, dated as of June 8, 1989, among Zilog Acquisition Corporation (on behalf of Zilog) and certain investors.


4.2(i) Investor's Rights Agreement, dated as of June 8, 1989, among Zilog Acquisition Corporation (on behalf of Zilog) and certain shareholders.

Exhibit
Number      Description of Document
------      -----------------------


4.3 Form of Stockholders' Agreement between Zilog, Inc., TPG Partners II, L.P., TPG Investors II, L.P., TPG Parallel II, L.P., Warburg, Pincus Capital Company, L.P. and certain other stockholders of Zilog, Inc.


4.4 Stockholders Voting Agreement, dated as of July 20, 1997, among TPG Partners II, L.P., on the one hand, and Warburg, Pincus Capital Company, L.P. and Warburg, Pincus & Co., on the other hand.


4.5(iv) Letter Agreement, dated as of November 18, 1997, by and among TPG Partners II, L.P., Warburg, Pincus Capital Company, L.P., Warburg, Pincus & Co. and Zilog, Inc.


5.1         Opinion of Pillsbury Madison & Sutro LLP.


8.1         Opinion of Pillsbury Madison & Sutro LLP as to certain tax matters.


23.1        Consent of Ernst & Young LLP, independent auditors.


23.2        Consent of David Bonderman.


23.3        Consent of David M. Stanton.


24.1        Powers of Attorney (see Page II-5 of this Registration Statement).


99.1        Form of Proxy for Special Meeting of Stockholders.


99.2 Form of Non-Cash Election Form to be used in connection with the Merger.


99.3 Form of Letter of Transmittal to be used in connection with the Merger.


99.4        Form of Exchange Agent Agreement.


---------------

(i) Incorporated by reference from Registration Statement on Form S-1 No. 33-36080.
(ii) Incorporated by reference from Exhibit 2.1 to Zilog's Current Report on Form 8-K dated May 22, 1997.
(iii) Incorporated by reference from Exhibit 2.1 to Zilog's Current Report on Form 8-K dated July 22, 1997.
(iv) Incorporated by reference from Exhibits 2.1 and 4.1 to Zilog's Current Report on Form 8-K dated November 19, 1997.
(v) Incorporated by reference from Exhibit 2.1 to Zilog's Current Report on Form 8-K dated December 10, 1997.


      (b)   Financial Statement Schedules.

      None

ITEM 22. UNDERTAKINGS

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on December 11, 1997.

                                        ZILOG, INC.



                                        By         /s/ EDGAR A. SACK
                                          --------------------------------------
                                                       Edgar A. Sack
                                             President, Chief Executive Officer
                                                        and Director


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Edgar A. Sack and Richard R. Pickard and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


       Signature                               Title                             Date
       ---------                               -----                             ----


   /s/ EDGAR A. SACK             President, Chief Executive                December 11, 1997
--------------------------       Officer and Director (Principal
     Edgar A. Sack               Executive Officer)



 /s/ ROBERT E. COLLINS           Vice President, Chief Financial           December 11, 1997
--------------------------       Officer and Director (Principal
   Robert E. Collins             Financial and Accounting
                                 Officer)



/s/ WILLIAM H. JANEWAY           Director                                  December 11, 1997
--------------------------
  William H. Janeway


   /s/ HENRY KRESSEL             Director                                  December 11, 1997
--------------------------
     Henry Kressel

       Signature                               Title                             Date
       ---------                               -----                             ----


   /s/ LARRY WANGBERG            Director                                   December 11, 1997
--------------------------
     Larry Wangberg


   /s/ ROBERT M. WHITE           Director                                   December 11, 1997
--------------------------
     Robert M. White


   /s/ THOMAS J. CONNORS         Director                                   December 11, 1997
--------------------------
    Thomas J. Connors

                                  EXHIBIT INDEX


Exhibit
Number      Description of Document
-------     -----------------------


2.1(ii) Agreement and Plan of Reorganization dated as of May 21, 1997 between Zilog, Inc., a California corporation, and Zilog, Inc., a Delaware corporation.

2.2(iii) Agreement and Plan of Merger between TPG Partners II, L.P. and Zilog, Inc. dated as of July 20, 1997.

2.3(iv) Amendment Number One to the Agreement and Plan of Merger, dated as of November 18, 1997, by and between TPG Partners II, L.P., TPG Zeus Acquisition Corporation and Zilog, Inc.

2.4(v) Amendment Number Two to the Agreement and Plan of Merger, dated as of December 10, 1997, by and between TPG Partners II, L.P., TPG Zeus Acquisition Corporation and Zilog, Inc.

4.1(i) Common and Series A Preferred Stock Purchase Agreement, dated as of June 8, 1989, among Zilog Acquisition Corporation (on behalf of Zilog) and certain investors.

4.2(i) Investor's Rights Agreement, dated as of June 8, 1989, among Zilog Acquisition Corporation (on behalf of Zilog) and certain shareholders.

4.3 Form of Stockholders' Agreement between Zilog, Inc., TPG Partners II, L.P., TPG Investors II, L.P., TPG Parallel II, L.P., Warburg, Pincus Capital Company, L.P. and certain other stockholders of Zilog, Inc.

4.4 Stockholders Voting Agreement, dated as of July 20, 1997, among TPG Partners II, L.P., on the one hand, and Warburg, Pincus Capital Company, L.P. and Warburg, Pincus & Co., on the other hand.

4.5(iv) Letter Agreement, dated as of November 18, 1997, by and among TPG Partners II, L.P., Warburg, Pincus Capital Company, L.P., Warburg, Pincus & Co. and Zilog, Inc.

5.1         Opinion of Pillsbury Madison & Sutro LLP.

8.1         Opinion of Pillsbury Madison & Sutro LLP as to certain tax matters.

23.1        Consent of Ernst & Young LLP, independent auditors.

23.2        Consent of David Bonderman.

23.3        Consent of David M. Stanton.

24.1        Powers of Attorney (see Page II-5 of this Registration Statement).

99.1        Form of Proxy for Special Meeting of Stockholders.

99.2 Form of Non-Cash Election Form to be used in connection with the Merger.

99.3 Form of Letter of Transmittal to be used in connection with the Merger.

99.4        Form of Exchange Agent Agreement.

---------------

(i) Incorporated by reference from Registration Statement on Form S-1 No. 33-36080.
(ii) Incorporated by reference from Exhibit 2.1 to Zilog's Current Report on Form 8-K dated May 22, 1997.
(iii) Incorporated by reference from Exhibit 2.1 to Zilog's Current Report on Form 8-K dated July 22, 1997.
(iv) Incorporated by reference from Exhibits 2.1 and 4.1 to Zilog's Current Report on Form 8-K dated November 19, 1997.
(v) Incorporated by reference from Exhibit 2.1 to Zilog's Current Report on Form 8-K dated December 10, 1997.